UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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DARDEN RESTAURANTS, INC.

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2021	Darden Restaurants, Inc. Annual Meeting of Shareholders and Proxy Statement

Wednesday, September 22, 2021 10:00 a.m., Eastern Time

Our Brands

August 9, 2021

Dear Shareholders:

On behalf of your Board of Directors, it is our pleasure to invite you to attend the 2021 Annual Meeting of Shareholders of Darden Restaurants, Inc. We will hold the Annual Meeting on Wednesday, September 22, 2021, at 10:00 a.m., Eastern Time, online via the internet at www.virtualshareholdermeeting.com/DRI2021. All holders of our outstanding common shares as of the close of business on July 28, 2021, are entitled to vote at the meeting.

We will furnish proxy materials to shareholders via the internet, which allows us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

The notice of meeting and Proxy Statement contain details about the business to be conducted at the Annual Meeting. Please read these documents carefully. We will provide an opportunity during the meeting for discussion of each item of business and we anticipate responding to shareholder questions as described in this Proxy Statement. If you will need special assistance during the meeting because of a disability, please contact Matthew R. Broad, Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, Darden Restaurants, Inc., 1000 Darden Center Drive, Orlando, Florida 32837, phone (407) 245-6789.

Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. Please refer to the proxy card or Notice of Availability of Proxy Materials for more information on how to vote your shares at the meeting.

Your vote is important. Thank you for your support.

Sincerely,

Eugene I. Lee, Jr.

Chief Executive Officer and Chairman of the Board of Directors

Notice of 2021 Annual

Meeting of Shareholders

To be held on September 22, 2021

Annual Meeting of Shareholders

Date and Time: Wednesday, September 22, 2021 10:00 a.m., Eastern Time	Place: Online, via the internet at www.virtualshareholdermeeting.com/DRI2021	Record Date: Wednesday, July 28, 2021

Items of Business	How to Vote

Item 1. To elect a full Board of eight directors from the named director nominees to serve until the next annual meeting of shareholders and until their successors are elected and qualified;

Item 2. To obtain advisory approval of the Company’s executive compensation;

Item 3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 29, 2022;

Item 4. To approve the amendment of the Company’s Employee Stock Purchase Plan;

Item 5. To vote on a shareholder proposal described in the accompanying Proxy Statement if properly presented at the meeting; and

Item 6. To transact such other business, if any, as may properly come before the meeting and any adjournment.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on September 22, 2021: The accompanying Proxy Statement and our 2021 Annual Report on Form 10-K are available at www.darden.com. In addition, you may access these materials at www.proxyvote.com. On August 9, 2021, we mailed a Notice of Internet Availability of Proxy Materials to certain shareholders, containing instructions for voting online and for requesting a paper copy of the Proxy Statement and 2021 Annual Report on Form 10-K.

	Internet by going to the website shown on your proxy card or Notice of Availability of Proxy Materials and following the instructions for Internet voting set forth on such proxy card or Notice	Mail by completing, signing, dating and returning the proxy card
Telephone by telephone at the number shown on your proxy card and following the instructions on such proxy card (If you reside in the United States or Canada)

    During the Meeting

Shareholders of record and beneficial owners will be able to vote their shares electronically during the Annual Meeting. However, even if you plan to participate in the Annual Meeting online, we recommend that you vote by proxy so that your votes will be counted if you later decide not to participate in the Annual Meeting.

Who Can Vote
You can vote during the Annual Meeting and any adjournment if you were a holder of record of our common stock at the close of business on July 28, 2021.
Date of Mailing
This Notice of the Annual Meeting of Shareholders and the Proxy Statement are first being distributed or otherwise furnished to shareholders on or about August 9, 2021.
By Order of the Board of Directors
	Matthew R. Broad Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary	DARDEN RESTAURANTS, INC. 1000 Darden Center Drive Orlando, Florida 32837

Proxy Statement for Annual Meeting of Shareholders to be held on September 22, 2021

The Board of Directors (the Board) of Darden Restaurants, Inc. (Darden, the Company, we, us or our) is soliciting your proxy for use at the Annual Meeting of Shareholders to be held on September 22, 2021. This Proxy Statement summarizes information concerning the matters to be presented at the meeting and related information that will help you make an informed vote at the meeting. This Proxy Statement and the proxy card are first being distributed or otherwise furnished to shareholders on or about August 9, 2021. Capitalized terms used in this Proxy Statement that are not otherwise defined are defined in Appendix B to this document.

Proxy Statement Summary

This summary highlights certain information discussed in more detail in this Proxy Statement.

2021 Annual Meeting of Shareholders

Date & Time:	Wednesday, September 22, 2021, 10:00 a.m., E.T.

Location:	Online, via the internet at www.virtualshareholdermeeting.com/DRI2021

Matters Presented for Vote at the Meeting

The matters to be voted upon at this meeting, along with the Board’s recommendation, are set forth below.

Proposals	Required Approval	Board Recommendation		Page Reference

Proposal 1. Election of Eight Directors from the Following Nominees:

- M. Shân Atkins

- James P. Fogarty

- Cynthia T. Jamison

- Eugene I. Lee, Jr.

- Nana Mensah

- William S. Simon

- Charles M. Sonsteby

- Timothy J. Wilmott

	Majority of Votes Cast	✓	For Each Nominee	p. 20

Proposal 2. Advisory Approval of the Company’s Executive Compensation	Majority of Votes Cast	✓	For	p. 26

Proposal 3. Ratification of Appointment of the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending May 29, 2022	Majority of Votes Cast	✓	For	p. 27

Proposal 4. Approval of Amended Employee Stock Purchase Plan	Majority of Votes Cast	✓	For	p. 28

Proposal 5. Shareholder Proposal Requesting that the Company Adopt Certain Policies Regarding Retention of Shares by Company Executives	Majority of Votes Cast	×	Against	p. 34

2021 Proxy Statement    1

About Darden

Darden Restaurants, Inc. (“Darden”, “the Company,” “we,” “our” or “us”) is a full-service restaurant company, and as of May 30, 2021, we owned and operated 1,834 restaurants through subsidiaries in the United States and Canada under the Olive Garden®, LongHorn Steakhouse®, Cheddar’s Scratch Kitchen®, Yard House®, The Capital Grille®, Seasons 52®, Bahama Breeze® and Eddie V’s Prime Seafood® trademarks.

Strategy Summary

Although throughout fiscal 2021 we continued to adapt our business model to address the impacts of the COVID-19 pandemic on the United States as a whole, and the casual dining industry in particular, our operating philosophy remained focused on strengthening the core operational fundamentals of the business by providing an outstanding guest experience rooted in culinary innovation, attentive service, engaging atmosphere, and integrated marketing. Darden enables each brand to reach its full potential by leveraging our scale, insights, and experience in a way that protects uniqueness and competitive advantages.

We manage our business organized around one core mission and one driving philosophy that keeps us focused on actions that will help us to be financially successful through great people consistently delivering outstanding food, drinks and service in an inviting atmosphere, making every guest loyal.

A full-service restaurant company with …

1 Mission	Be financially successful through great people consistently delivering outstanding food, drinks and service in an inviting atmosphere making every guest loyal.

4 Competitive Advantages	Significant Scale	●	Extensive Data & Insights	●	Rigorous Strategic Planning	●	Results- Oriented Culture

1 Driving Philosophy	Back-To-Basics
	Culinary Innovation & Execution	●	Attentive Service	●	Engaging Atmosphere	●	Integrated Marketing

8 Iconic Brands

2    Darden Restaurants, Inc.

Key Performance Highlights

Fiscal 2021 Was Dramatically Impacted by the COVID-19 Pandemic

For much of fiscal 2021, the COVID-19 pandemic resulted in a significant reduction in guest traffic at our restaurants due to changes in consumer behavior as public health officials encouraged social distancing and required personal protective equipment and state and local governments mandated restrictions including suspension of dine-in operations, reduced restaurant seating capacity, table spacing requirements, bar closures and additional physical barriers. Beginning in late March 2020, we operated with all of our dining rooms closed and served our guests in a To Go only or To Go and delivery format. In late April 2020, state and local governments began to allow us to open dining rooms at limited capacities, along with other operating restrictions. As a result, we began fiscal 2021 with significant limitations on our operations, which over the course of the fiscal year varied widely from time to time, state to state and city to city. During November 2020, rising case rates resulted in certain jurisdictions implementing restrictions that again reduced dining room capacity or mandated the re-closure of dining rooms.    Once COVID-19 vaccines were approved and moved into wider distribution in the United States in early 2021, public health conditions improved and almost all of the COVID-19 restrictions on businesses have eased. As of July 30, 2021, all of our restaurants were able to open their dining rooms and few capacity restrictions or other COVID-19 restrictions remained in place in the United States. However, it is possible additional future outbreaks could require us to again reduce our capacity or limit or suspend our in-restaurant dining operations.

As our dining rooms have returned to full or close-to-full capacity, we are focused on continuing to provide a safe environment for our team members and guests, and maintaining many of the operating efficiencies established during fiscal 2021. As we navigated through the pandemic, the steps we took demonstrated our focus on our mission: “Be financially successful through great people consistently delivering outstanding food, drinks and service in an inviting atmosphere making every guest loyal.”

2021 Proxy Statement    3

Key Highlights

We invested in our great people, our team members, in many ways including introducing a new minimum wage rate, offering permanent paid sick leave, providing emergency pay programs, offering paid time off to get the COVID-19 vaccine and paying one-time bonuses to hourly team members.

We implemented safety protocols in our restaurants to create a safe, welcoming environment for team members and guests.

We worked to streamline our menus and improve our processes to remove complexity from our restaurant operations and consistently deliver great food.

We invested in technology enhancements to improve the off-premise and in-restaurant guest experience, including mobile apps, internet ordering capabilities and tabletop ordering and payment options.

We served our communities with a focus on fighting hunger in fiscal 2021: we donated $2.5 million to Feeding America through the Darden Foundation, including providing five mobile food trucks to local food banks with exceptionally high need, and contributed 5.6 million pounds of food through our Harvest program – amounting to 4.7 million meals.

*   Adjusted EPS is a non-GAAP number. Reconciliation of Reported to Adjusted EPS can be found in Appendix C to this Proxy Statement.

We ended fiscal 2021 with the following key financial results:

4    Darden Restaurants, Inc.

Director Highlights

8 Nominees

Each of our eight director nominees is committed to our core values (integrity and fairness, respect and caring, inclusion and diversity, always learning – always teaching, being “of service,” teamwork and excellence.) We seek directors who have an inquisitive and objective perspective, practical wisdom, mature judgment and a wide range of experience in the business world. The Company strives to maintain a Board that reflects gender, ethnic, racial and other diversity and also fosters diversity of thought. In 2021, we amended our Director Nomination Protocols to commit that the initial candidate pool for any vacancy on the Board, including any pool developed by a search firm, will include candidates with diversity of gender, race and/or ethnicity.

Our Director Nominees

			Committee Memberships

Nominee and Primary Occupation	Age	Director Since	A	C	F	N

MARGARET SHÂN ATKINS Retired Co-Founder and Managing Director, Chetrum Capital LLC	64	2014	¡			¡

JAMES P. FOGARTY CEO, FULLBEAUTY Brands, Inc.	53	2014		●	¡

CYNTHIA T. JAMISON Retired CFO of AquaSpy, Inc.	61	2014	●	¡	¡

EUGENE I. LEE, JR. Chairman and CEO, Darden Restaurants, Inc.	60	2015

NANA MENSAH Chairman and Chief Executive Officer, ‘XPORTS, Inc.	69	2016		¡	●

WILLIAM S. SIMON Senior Advisor to KKR & Co.	61	2014	¡			●

CHARLES M. SONSTEBY Retired Vice Chairman, The Michaels Companies, Inc.	67	2014

TIMOTHY J. WILMOTT retired Chief Executive Officer, Penn National Gaming, Inc.	63	2018		¡		¡

A = Audit        C = Compensation        F = Finance        N = Nominating and Governance        ● = Chair        ¡ = Member

2021 Proxy Statement    5

Corporate Governance Highlights

Our Board seeks to maintain the highest standards of corporate governance and ethical business conduct, including the following highlights:

•	Our Board has a Lead Independent Director, and seven of our eight nominees for the Board are independent;

•	All directors are elected annually and we have a majority vote standard for uncontested elections;

•	All Board committees are composed of only independent directors;

•	The Board and committees conduct annual self-assessments;
•	The Board met in executive session at each of its quarterly meetings during fiscal 2021;

•	Directors and executive officers are subject to robust stock ownership requirements;

•	10 percent of shareholders can call a special meeting; and

•	We have no supermajority voting requirements.

Executive Compensation Highlights

Our fiscal 2021 compensation programs were designed to create a strong alignment between pay and performance for our executives. Highlights of our executive compensation programs include:

•	At the Company’s 2020 Annual Meeting, approximately 94.5 percent of the votes cast were in favor of the advisory vote to approve executive compensation; and
•	Over 87 percent of our CEO’s and 72 percent of our other Named Executive Officers’ target total direct compensation for fiscal 2021 was tied to performance.

We have included a detailed Executive Summary in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Sustainability Highlights

We are committed to protecting our planet for future generations and sourcing food with care.

Darden’s current key Sustainability areas of focus are:

Protecting our Planet	With more than 1,800 restaurant locations, we view conservation efforts at our restaurants as the first line of action in managing climate risks and resource volatility.

To that end, we track and report to our management and the Board on the following metrics annually:

➢	Taking Action on Climate Risks - Greenhouse gas (GHG) emissions (Scope 1 & 2)
➢	Energy – Average Usage per Restaurant
➢	Water – Average Usage per Restaurant
➢	Waste – Recycling Rate

We are committed to providing disclosure to our shareholders on these and other sustainability metrics. We disclose all of these metrics on our corporate website, www.darden.com, and we include the GHG emissions in our annual report on Form 10-K.

6    Darden Restaurants, Inc.

Our Climate Commitments

Climate change is a significant global challenge. As a business, we must prepare for both the risks and opportunities of a changing climate.

Given our size, and the fact that we own and operate our restaurants, we know that we can do more to make an impact. That is why we are working to take action. During calendar year 2021, we are working with external experts to conduct a full Environmental Impact Assessment of our entire value chain, and we plan to share key findings on our website, www.darden.com. In the meantime, we are committed to managing risks and making improvements in our impacts on the climate through the additional commitments.

To help us manage risk, we commit to:

•

Measuring and reporting our Scope 3 GHG emissions by the end of fiscal 2022. This is in addition to Scope 1 & 2, which we already report publicly on our website, www.darden.com, and in our annual report on Form 10-K.

•	Aligning our climate approach to the Task Force on Climate-related Financial Disclosures (TCFD) by creating a framework that covers Governance, Strategy, Risk Management, and Metrics & Targets.

To help us tackle the climate impacts of our business, we commit to:

•	Creating a strategy to address Scope 1 & 2 GHG emissions with the goal of achieving 100% renewable energy for our restaurants by 2030.

•	Developing, and publicly reporting, a Science-Based target for both direct operations (Scope 1&2) and broader value chain impacts (Scope 3).

Sourcing Food with Care

We lead in food safety and quality while also caring for farm animals and holding our suppliers to our Food Principles. We know that where our ingredients come from and how they are grown are integral elements in the recipe for preparing great food for our guests. Darden’s Food Principles are our foundation for sourcing food for our guests sustainably.

We continually engage with our suppliers regarding our Food Principles and commitments to our Guests, and have reviewed these important values with them. As we make progress in these areas, we will continue to share updates. New restaurant brands that join our portfolio are fully integrated into our Food Principles commitments within five years from acquisition.

•

Antibiotics: Darden requires its suppliers to comply with FDA guidelines that recommend that antibiotics that are important in human medicine no longer be used with farm animals for growth purposes, and shared-class antibiotics (i.e., those used by both humans and animals) only be used to treat, prevent and control disease in farm animals under the supervision of a veterinarian. We will continue to monitor compliance that all of our land-based protein supply meets these guidelines.

•

In addition, Darden is committed to purchasing chicken raised without the use of medically important antibiotics by 2023 and will continue to work with suppliers on monitoring responsible antibiotic usage.

•	Animal Welfare: Our goal is that Darden’s suppliers will contribute to measurable, continuous improvements in animal welfare outcomes by 2025 as outlined in our Animal Welfare policy.

•

Pork: Darden is committed to work with pork suppliers to limit the use of gestation crates for housing pregnant sows, with a goal to source only gestation-crate free pork by 2025. The majority of our suppliers today have made a commitment to housing improvements.

2021 Proxy Statement    7

•

Poultry: In partnership with our poultry suppliers, we will continue to seek improvements that result in healthy biological function, expression of natural behavior and humane processing. In addition, Darden is committed to purchasing chicken raised without the use of medically important antibiotics by 2023 and will continue to work with suppliers on monitoring responsible antibiotic usage.

•	Eggs: 100% of all egg products purchased by Darden are sourced from cage-free housing systems.

•

Nutritional Transparency: As the needs of our guests evolve, we are committed to transparency in our recipes, ingredients and nutritional information – so our guests can make informed dining decisions and ensure that their dietary restrictions and preferences are accommodated.

We are committed to disclosing progress on these commitments to our shareholders, and plan to report our progress on our website.

In 2019, we established an Animal Welfare Council, which unites a cross-functional group of academics and thought leaders in the care of animals in food supply chains. This group is responsible for continued efforts to improve animal welfare outcomes and most recently, mapped out a framework and process for working with chicken suppliers on key welfare areas, including medically important antibiotic usage.

Additional measures we take to ensure best practices in our food sourcing include:

➢	We require third-party audits to ensure that our Animal Welfare Policy is upheld by farms producing our animal products.

➢	We manage our suppliers by:

•	Conducting rigorous evaluations to verify food safety procedures and product quality.

•	Holding all partners accountable to our Supplier Code of Conduct.

•	Assigning our Total Quality team and third-party partners to perform ongoing audits every year to ensure food safety and product quality.

➢	Restaurant leaders are thoroughly trained on our robust food safety and restaurant cleanliness practices and conduct in-depth walk-throughs twice each day.

➢	We use a third-party partner to conduct quarterly inspections at every restaurant to validate our strict food safety protocols.

Inclusion and Diversity Highlights

At Darden, everyone is welcome to a seat at our table.

Our History Shapes Our Commitment

When our founder Bill Darden opened his first restaurant in 1938, he employed anyone willing to work hard, work smart and grow with the company – without regard to race, gender or background.

Ensuring an inclusive and diverse workplace is at the very heart of Darden and our brands. We are strengthened by a diversity of cultures, perspectives, attitudes and ideas. We honor each other’s heritage and uniqueness. We prioritize our inclusion and diversity efforts not just because it is the right thing to do – but because it makes us better. It leads to innovation of thought, fuels our growth as a company and creates great places to work for our team members. Our strategy to uphold our

8    Darden Restaurants, Inc.

founder’s legacy is rooted in advancing workplace diversity, creating an inclusive environment and building on our commitment.

The Board reviews and evaluates human capital metrics, strategic objectives and other initiatives with respect to the Company’s workforce. We have added detailed human capital metrics to our annual report on Form 10-K and to our corporate website. We have also added our EEO-1 data to our corporate website disclosure. Some key inclusion and diversity highlights are set forth below.

Our Team (as of year-end fiscal 2020 unless otherwise indicated)

Our strategy to uphold our founder’s legacy is rooted in advancing workplace diversity, creating an inclusive environment and building on our commitment. We report details about these strategic initiatives on our corporate website.

Advance Workplace Diversity	Create an Inclusive Environment	Build on Our Commitment

✓  Increase our pipeline of diverse leaders

✓  Ensure all levels of our team reflect the diversity of our talent in our industry and communities

✓  Expand inclusive hiring and development best practices across all our brands

✓  Expand inclusion and diversity awareness and training to all team member populations

✓  Equip all leaders with the tools and resources to foster an inclusive environment for team members and guests

✓  Utilize Employee Resource Groups to engage, retain and advance our team

✓ Make a positive impact in the communities we serve ✓ Continue to invest in diverse suppliers

2021 Proxy Statement    9

Corporate Governance and Board Administration

Our Board is Committed to the Highest Standards of Corporate Governance and Ethical Business Conduct

Corporate governance guidelines, policies and practices are the foundation for the effective and ethical governance of all public companies. Our Board is committed to the highest standards of corporate governance and ethical business conduct, providing accurate information with transparency and complying fully with the laws and regulations applicable to our business. The Company’s corporate governance structure is designed to ensure that the Company’s policies and practices are aligned with shareholder interests and corporate governance best practices. Executive management supports the Board’s commitment to be transparent through shareholder outreach efforts. We offer our shareholders an opportunity to engage in dialogue with us about aspects of our corporate governance and discuss any areas of concern. Our corporate governance practices are governed by our Articles of Incorporation, Bylaws, Corporate Governance Guidelines, Board committee charters, Shareholder Communication Procedures, Codes of Business Conduct and Ethics and Insider Trading Policy. You can access these documents at www.darden.com under Investors — Governance to learn more about the framework for our corporate governance practices. Copies are also available in print, free of charge, to any shareholder upon written request addressed to our Corporate Secretary.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that specifically address the Company’s key governance practices and policies. The Nominating and Governance Committee of the Board oversees governance issues and recommends changes to the Company’s governance guidelines, policies and practices as appropriate. Our Corporate Governance Guidelines cover many important topics, including:

•	Director responsibilities;

•	Director qualification standards;

•	Director independence;

•	Director access to senior management and independent advisors;

•	Director compensation;

•	Director orientation and continuing education;

•	Codes of Business Conduct and Ethics;

•	Risk oversight;

•	Related party transactions;

•	Approval of CEO and senior management succession plans;

•	Annual compensation review of CEO and executive officers;

•	Human capital management;

•	An annual evaluation in executive session of the CEO by the independent directors, led by the Chairman of the Compensation Committee; and

10    Darden Restaurants, Inc.

•

An annual performance evaluation of the Board and each of the Board committees, and an even more in-depth performance evaluation of the Board led by an outside consultant no less often than every two years.

The Corporate Governance Guidelines also include policies on certain specific subjects, including those that:

•	Require meetings at least four times annually of the independent directors in executive session without our CEO or other members of management present;

•	Require a letter of resignation from directors upon a significant change in their personal circumstances, including a change in or termination of their principal job responsibilities;

•	Limit the number of other boards that directors may serve on;

•	Provide that no member of the Audit Committee may serve on the audit committee of more than three public companies, including the Company; and

•	Provide a mandatory retirement age for directors.

Director Independence

Our Corporate Governance Guidelines require that at least two-thirds of the Board be independent directors, as defined under the rules (the NYSE Rules) of the New York Stock Exchange (NYSE). The NYSE Rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the Exchange Act), include the additional requirements that members of the Audit Committee may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than their director compensation and may not be affiliated with the Company or its subsidiaries. The NYSE Rules and Rule 10C-1 under the Exchange Act provide that when determining the independence of members of the Compensation Committee, the Board must consider all factors specifically relevant to determining whether a director has a relationship to the Company which is material to the director’s ability to be independent from management in connection with Compensation Committee duties, including, but not limited to, consideration of the sources of compensation of Compensation Committee members, including any consulting, advisory or other compensatory fees paid by the Company, and whether any Compensation Committee member is affiliated with the Company or any of its subsidiaries or affiliates. Compliance by Audit Committee members and Compensation Committee members with these requirements is separately assessed by the Board.

The Board has reviewed, considered and discussed each current director’s relationships, both direct and indirect, with the Company in order to determine whether such director meets the independence requirements of the applicable sections of the NYSE Rules (there are no nominees for election as directors at the Annual Meeting who are not current directors). The Board has affirmatively determined that, other than Mr. Lee, who is employed by the Company, seven of the eight nominees (Mses. Atkins and Jamison and Messrs. Fogarty, Mensah, Simon, Sonsteby and Wilmott) have no direct or indirect material relationship with us (other than their service as directors) and qualify as independent under the NYSE Rules. The Board has also affirmatively determined that each member of the Audit Committee and the Compensation Committee meets the applicable requirements of the NYSE Rules and the Exchange Act.

In making independence determinations, the Board considers that in the ordinary course of business, transactions may occur between the Company, including its subsidiaries, and entities with which some of our directors are or have been affiliated. The Board has concluded that any such transactions were immaterial in fiscal 2021.

2021 Proxy Statement    11

Related Party Transactions

The Company’s Corporate Governance Guidelines include a policy pertaining to related party transactions in which Interested Transactions with a Related Party, as those terms are defined below, are prohibited without prior approval of the Board. The Board will review the material facts of the proposed transaction and will either approve or disapprove of the transaction. In making its determination, the Board considers whether the Interested Transaction is consistent with the best interests of the Company and its shareholders and whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, as well as the extent of the Related Party’s interest in the transaction. A director may not participate in any discussion or approval of an Interested Transaction for which he or she is a Related Party, except to provide all material information as requested. Only those directors that meet the requirements for designation as a “qualified director” under the Florida Business Corporation Act will participate in the approval of an Interested Transaction. If an Interested Transaction will be ongoing, the Board may establish guidelines for the Company’s management to follow in its dealings with the Related Party.

An “Interested Transaction” as defined in the policy is any transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which (i) the amount involved exceeds $120,000 in any fiscal year, (ii) the Company is a participant, and (iii) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity), but does not include any salary or compensation paid by the Company to a director or for the employment of an executive officer that is required to be reported in the Company’s proxy statement (or that would have been so reported if the executive officer was a “named executive officer” as that term is defined in the rules of the Securities and Exchange Commission).

A “Related Party” as defined in the policy is any (i) person who is or was since the beginning of the last fiscal year an executive officer, director or nominee for election as a director of the Company, (ii) beneficial owner of more than five percent of the Company’s common stock, or (iii) immediate family member of any of the foregoing.

An “immediate family member” as defined in the policy is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the person in question and any person (other than a tenant or employee) sharing the household of the person in question.

There are no Interested Transactions or related party transactions or relationships required to be reported in this Proxy Statement under Item 404 of the SEC’s Regulation S-K.

Director Election Governance Practices

We do not have a “classified board” or other system where directors’ terms are staggered; instead, our full Board is elected annually. The Company’s Bylaws provide that in an uncontested election, each director will be elected by a majority of the votes cast; provided that, if the election is contested, the directors will be elected by a plurality of the votes cast. In an uncontested election, if a nominee for director who is a director at the time of election does not receive the vote of at least the majority of the votes cast at any meeting for the election of directors at which a quorum is present, the director will promptly tender his or her resignation to the Board and remain a director until the Board appoints an individual to fill the office held by such director.

The Nominating and Governance Committee will recommend to the Board whether to accept or reject the tendered resignation or whether other action should be taken. The Board is required to act

12    Darden Restaurants, Inc.

on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision and the rationale within 90 days from the date of certification of the election results. If a director’s resignation is not accepted by the Board, such director will continue to serve until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board, then the Board, in its sole discretion, may fill the vacancy or decrease the size of the Board. To be eligible to be a nominee for election or reelection as a director of the Company, a person must deliver to our Corporate Secretary a written agreement that he or she will abide by these requirements.

Under our Bylaws, the Board will consist of not less than three nor more than fifteen members as determined from time to time by resolution of the Board. Currently, the Board consists of eight members, all of whom have agreed to stand for reelection at the 2021 Annual Meeting.

Board Leadership Structure

The Company’s Corporate Governance Guidelines provide that the positions of Chairman of the Board and CEO may, in the judgment of the Board, be combined, and if the Chairman position is held by the CEO or another non-independent director, then the independent directors will choose a Lead Independent Director from among the independent directors. The Board believes that whether to have the same person serve in the roles of Chairman and CEO should be decided by the Board, from time to time, in its business judgment after considering the relevant factors, including the specific needs of the business and the best interests of the shareholders. In December, 2020, the Board voted to combine the roles of Chairman and CEO and elected Eugene I. Lee, Jr. to the combined role effective January 4, 2021. Charles M. Sonsteby, who had served as Chairman since April 2016, was elected to serve as Lead Independent Director as of that date. As Lead Independent Director, Mr. Sonsteby, along with the other independent non-employee directors, brings experience, oversight and expertise from outside the Company and industry, while our Chairman and CEO, Mr. Lee, brings Company and industry-specific experience and expertise. The Board also believes that the combination of the roles of Chairman and CEO allows Mr. Lee to leverage his decades of restaurant operating experience and drive execution of the Company’s long-term strategy.

The Company’s Corporate Governance Guidelines provide that the Chairman will preside at meetings of the Board, except that the Lead Independent Director will preside at the Board’s executive sessions of independent directors. The Lead Independent Director approves Board meeting agendas, including approving meeting schedules to assure that there is sufficient time for discussion of all agenda items, and other information sent to the Board, advises the committee chairs with respect to agendas and information needs relating to committee meetings, serves as liaison between the Chairman and the independent directors, has the authority to call meetings of the independent directors as he or she deems appropriate and is available for consultation and direct communications if requested by major shareholders. The Chairman and the Lead Independent Director perform other duties as the Board may from time to time delegate to assist the Board in fulfilling its responsibilities. The independent directors may meet without management present at any other times as determined by the Lead Independent Director.

Succession Planning

The Board is actively engaged and involved in talent management. The Board reviews the Company’s people strategy in support of its business strategy at least annually. This includes a detailed discussion of the Company’s leadership bench and succession plans with a focus on key positions at the senior leadership level. Annually, the CEO provides the Board with an assessment of senior executives and

2021 Proxy Statement    13

their potential to succeed him, and an assessment of persons considered successors to senior executives. The Nominating and Governance Committee also recommends policies regarding succession in the event of an emergency impacting the CEO or the planned retirement of the CEO. Strong potential leaders are given exposure and visibility to Board members through formal presentations and informal events. More broadly, the Board reviews and evaluates human capital metrics, strategic objectives and other initiatives with respect to the overall workforce, including diversity, recruiting and development programs.

Director Education

To foster our value of always learning – always teaching, the Corporate Governance Guidelines encourage director education. Upon initial election to the Board of Directors, the Company’s management conducts an orientation program of materials and briefing sessions to educate new directors about the Company’s business and other topics to assist them in carrying out their duties. Directors may also attend a variety of external continuing education programs of their own selection at the Company’s expense. In addition, the Board receives regular updates from management and external experts regarding new developments in corporate governance, legal developments or other appropriate topics from time to time.

14    Darden Restaurants, Inc.

Board Role in Oversight of Risk Management

Full Board

The ultimate responsibility for risk oversight rests with the Board. The Board assesses major risks facing the Company and reviews options for their mitigation. Each Committee of the Board reviews the policies and practices developed and implemented by management to assess and manage risks relevant to the Committee’s responsibilities, and reports to the Board about its discussions.

Audit Committee	Compensation Committee	Finance Committee	Nominating and Governance Committee

oversees the Company’s financial reporting processes and internal controls, including the process for assessing risk of fraudulent financial reporting and significant financial risk exposures, and the steps management has taken to monitor and report those exposures. In addition to its other duties, the Audit Committee oversees the Company’s policies and procedures regarding compliance with applicable laws and regulations and the Company’s Codes of Business Conduct and Ethics. The Audit Committee also oversees the Company’s enterprise risk management (ERM) process and the comprehensive assessment of key financial, operational and regulatory risks identified by management, including cybersecurity and data protection risks. The Audit Committee discusses ERM with the full Board, which is ultimately responsible for oversight of this process.

(i) provides oversight of the risks associated with the Compensation Committee responsibilities in its charter; (ii) reviews the Company’s incentive and other compensation arrangements to confirm that compensation does not encourage unnecessary or excessive risk taking and reviews and discusses, at least annually, the relationship between risk management policies and practices, corporate strategy and executive compensation; and (iii) discusses with the Company’s management the results of its review and any disclosures required by Item 402(s) of Regulation S-K relating to the Company’s compensation risk management.

oversees the Company’s major financial risk exposures and management’s monitoring, mitigation activities and policies in connection with financial risk, including: capital structure; investment portfolio, including employee benefit plan investments; financing arrangements, credit and liquidity; proposed major transactions, such as mergers, acquisitions, reorganizations and divestitures; share repurchase programs; hedging or use of derivatives; commodity risk management; cash investment; liquidity management; short-term borrowing programs; interest rate risk; foreign exchange risk; off balance sheet arrangements, if any; proposed material financially-related amendments to the Company’s indentures, bank borrowings and other instruments; and reputational risk to the extent such risk arises from the topics under discussion. The Finance Committee also reviews for adequacy the insurance coverage on the Company’s assets.

oversees risks related to the Company’s corporate governance; director succession planning; political and charitable contributions; insider trading; environmental and social responsibility; and reputational risk to the extent such risk arises from the topics under discussion.

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Compliance and Ethics Office and Codes of Business Conduct and Ethics

Our Compliance and Ethics Office (Compliance Office), with the support of our management and Board, aims to ensure that all of our employees, business partners, franchisees and suppliers adhere to high ethical business standards, and is under the direction of our Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary. At the core of the Compliance Office is our Code of Conduct that applies to all Company employees (Employee Code of Conduct). We also have a Code of Ethics for CEO and Senior Financial Officers (CEO and Senior Financial Officer Code of Ethics) that highlights specific responsibilities of our CEO and senior financial officers, and a Code of Business Conduct and Ethics for Members of the Board of Directors (the Board Code of Conduct, and together with the Employee Code of Conduct and the CEO and Senior Financial Officer Code of Ethics, our Codes of Business Conduct and Ethics). A major objective of the Compliance Office is to educate and raise awareness of our Employee Code of Conduct, applicable regulations, and related policies. Our Codes of Business Conduct and Ethics are posted on our website at www.darden.com under Investors — Governance. We require all of our officers, director-level employees, and certain other employees to complete an annual training course and certification regarding compliance with the Employee Code of Conduct and other Company policies. Any amendment to, or waiver of, the Codes of Business Conduct and Ethics as they relate to a member of the Board of Directors, the CEO, the Chief Financial Officer, any senior financial officer or any executive officer listed in the “Stock Ownership of Management” section of this Proxy Statement will be disclosed promptly by posting such amendment or waiver on our website at www.darden.com under Investors — Governance.

We promote ethical behavior by encouraging our employees to talk to supervisors or other personnel when in doubt about the best course of action in a particular situation. To encourage employees to raise questions and report possible violations of laws or our Codes of Business Conduct and Ethics, we will not allow retaliation for reports made in good faith. We also provide a confidential hotline to allow employees to confidentially, anonymously report concerns regarding questionable accounting behavior. We are also committed to promoting compliance and ethical behavior by the third parties with whom we conduct business, and have implemented Codes of Business Conduct that are acknowledged by our international franchisees and certain suppliers.

16    Darden Restaurants, Inc.

Executive Officers of the Registrant

Our executive officers as of the date of this Proxy Statement are listed below.

Eugene I. Lee, Jr., age 60

Our Chairman of the Board and Chief Executive Officer since January 2021, after serving as the Company’s President and CEO since 2015. Prior to that, Mr. Lee served as President and Interim CEO since October 2014, and as President and COO of the Company from September 2013 to October 2014. He served as President, Specialty Restaurant Group from our acquisition of RARE in 2007 to 2013. Prior to the acquisition, he served as RARE’s President and COO from 2001 to 2007. From 1999 until 2001, he served as RARE’s Executive Vice President and COO.

Matthew R. Broad, age 61

Our Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary since 2015. Prior to joining Darden, he served as Executive Vice President, General Counsel and Chief Compliance Officer for OfficeMax, Incorporated from 2004 to 2013. Prior to that, he was Associate General Counsel with Boise Cascade Corporation from 1989 to 2004.

Todd A. Burrowes, age 58

Our President, LongHorn Steakhouse since 2015. He rejoined the Company after serving as President, Ruby Tuesday Concept and Chief Operations Officer of Ruby Tuesday, Inc. from 2013 to 2015. Prior to that, he served as Executive Vice President of Operations for LongHorn Steakhouse from 2008 until 2013. He joined the Company in 2002 as Regional Manager of LongHorn Steakhouse before being promoted to Director of Management Training. In 2004, he was promoted to Regional Vice President of Operations for LongHorn Steakhouse.

Ricardo Cardenas, age 53

Our President and Chief Operating Officer since January 2021. Prior to that, Mr. Cardenas served as Senior Vice President, Chief Financial Officer since 2016. He was Senior Vice President, Chief Strategy Officer of the Company from 2015 to 2016, prior to which he served as Senior Vice President, Finance, Strategy and Technology from 2014 to 2015. He was Executive Vice President of Operations for LongHorn Steakhouse from 2013 to 2014 and Senior Vice President of Operations for LongHorn Steakhouse’s Philadelphia Division from 2012 to 2013. He served as Senior Vice President of Finance for Red Lobster, which the Company previously owned, from 2010 to 2012. Mr. Cardenas originally joined the Company in 1984 as an hourly employee and served in various positions of increasing responsibility, including Vice President of Finance for Olive Garden, prior to the positions described above.

2021 Proxy Statement    17

Susan M. Connelly, age 50

Our Senior Vice President, Chief Communications and Public Affairs Officer since 2019. She served as Senior Vice President, Communications and Corporate Affairs from 2015 to 2019. She joined the Company in 2007 as Director, State and Local Government Relations and was promoted to Vice President, Government Relations in 2014.

Daniel J. Kiernan, age 60

Our President, Olive Garden since 2018, prior to which he was our Executive Vice President of Operations for Olive Garden since 2011. He began his career with Olive Garden in 1992 as a Manager in Training and has held a series of roles of increasing responsibility with Olive Garden, serving as a General Manager from 1993 to 1994, as Director of Operations from 1994 to 2002, as Senior Vice President of the Chicago Division from 2002 to 2008 and as Senior Vice President, Operations Excellence from 2008 to 2011.

Sarah H. King, age 51

Our Senior Vice President, Chief People and Diversity Officer since May 2021, prior to which she served as Senior Vice President, Chief Human Resources Officer since 2017. Prior to joining Darden, Sarah spent 19 years with Wyndham Worldwide Corporation in various human resources leadership positions worldwide. Most recently, from 2010 through 2017, she served as Executive Vice President, Human Resources for Wyndham Vacation Ownership.

John W. Madonna, age 45

Our Senior Vice President, Corporate Controller since 2016, prior to which he served as our Senior Vice President, Accounting since 2015. Prior to that, he was a Director in Corporate Reporting from 2010 through 2013 when he was promoted to Senior Director, Corporate Reporting and then to Vice President of Corporate Reporting in 2014. He joined the Company in 2005 as Manager, Corporate Reporting. He joined the LongHorn Steakhouse team in 2009 as Manager, Financial Planning & Analysis.

M. John Martin, age 61

Our President, Specialty Restaurant Group since August 2020. Prior to that appointment, he served as President of Seasons 52 since 2018, President of Eddie V’s since 2014 and President of The Capital Grille since 2004. He joined The Capital Grille in 1990 and held several positions of increasing responsibility before being promoted to Vice President of Operations in 2001.

18    Darden Restaurants, Inc.

Douglas J. Milanes, age 58

Our Senior Vice President, Chief Supply Chain Officer since 2015, prior to which he served as Senior Vice President, Purchasing since 2013. Prior to joining Darden, Doug served as Vice President, Global Procurement and Operations for Pfizer Inc. from 2008 to 2012 and as Chief Financial Officer for Pfizer’s Capsugel Division from 2005 to 2008.

Richard L. Renninger, age 54

Our Senior Vice President, Chief Development Officer since 2016. Prior to joining Darden, he was Chief Development Officer for First Watch Restaurants, Inc., from 2012 to 2016. Prior to that, he served as Executive Vice President & Chief Development Officer for OSI Restaurant Partners (now Bloomin’ Brands, Inc.) from 2008 to 2012 and their Senior Vice President of Real Estate and Development from 2005 to 2008. Prior to joining OSI, he served as Vice President of Real Estate for RARE from 2002 to 2005.

Rajesh Vennam, age 46

Our Senior Vice President, Chief Financial Officer and Treasurer since January 2021. Prior to that, he served as Senior Vice President, Corporate Finance and Treasurer of the Company since September 2020. He served as Senior Vice President, Finance and Analytics from May 2016 through September 2020. From November 2014 through May 2016, Mr. Vennam served as Vice President, Financial Planning and Analysis and Investor Relations for The Fresh Market, Inc., a specialty grocery retailer which during the period of Mr. Vennam’s service was publicly traded on the NASDAQ exchange. From 2013 to 2014, Mr. Vennam served in a variety of roles at Red Lobster, ultimately serving as Senior Vice President of Financial Planning & Analysis and Treasury of Red Lobster Hospitality, LLC, the entity to which the Company sold its Red Lobster restaurants in 2014. From 2010 through 2013, Mr. Vennam served as Director of Financial Planning & Analysis for LongHorn Steakhouse. Mr. Vennam joined the Company in 2003 and served in a variety of positions of increasing responsibility, including as a Manager of Treasury prior to the positions described above.

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PROPOSALS TO BE VOTED ON

Proposal 1

Election of Eight Directors from the Named Director Nominees

Our Board of Directors currently has eight members, and each director stands for election every year. The Nominating and Governance Committee believes that an eight member Board of Directors is currently appropriate for Darden. In keeping with good governance practices, the Board will continue to seek a diversity of talent and experience to draw upon and to ensure its ability to appropriately staff committees of the Board. The Board also will continue to self-evaluate and to consider various matters as to its size. As appropriate, the Board may determine to increase or decrease its size, including in order to accommodate the availability of an outstanding candidate.

The following eight director nominees are standing for election at this 2021 Annual Meeting of Shareholders to hold office until the 2022 Annual Meeting of Shareholders or until their successors are elected and qualified. All were nominated at the recommendation of our Nominating and Governance Committee and all have previously served on the Board. Each of the director nominees has consented to being named in this Proxy Statement and to serve as a director if elected. If a director nominee is not able to serve, proxies may be voted for a substitute nominated by the Board. However, we do not expect this to occur.

✓	Your Board recommends that you vote FOR each of the nominees to the Board.

20    Darden Restaurants, Inc.

Board Nominees

The following information is as of the date of this Proxy Statement. Included is information provided by each nominee, such as his or her age, all positions currently held, principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the specific information presented below regarding the experience, qualifications, attributes and skills that led our Board to the conclusion that the nominee should serve as a director, we also believe that each of our director nominees has a reputation for integrity, honesty and adherence to high ethical standards. Darden’s mission is to be financially successful through great people consistently delivering outstanding food, drinks and service in an inviting atmosphere making every guest loyal. This mission is supported by our core values of integrity and fairness, respect and caring, inclusion and diversity, always learning – always teaching, being “of service,” teamwork and excellence. As noted in our Corporate Governance Guidelines, our directors should reflect these core values, possess the highest personal and professional ethics, and be committed to representing the long-term interests of our shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment.

Board Summary

8 Nominees

Independence	Racial/Ethnic Diversity	Gender Diversity	Tenure

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Biographies

MARGARET SHÂN ATKINS

Ms. Atkins is a retired consumer and retail executive. She was most recently Co-Founder and Managing Director of Chetrum Capital LLC, a private investment firm, a position she held from 2001 through 2017. Prior to founding Chetrum, she spent most of her executive career in the consumer/retail sector, including various positions with Sears, Roebuck & Co., a major North American retailer where she was promoted to Executive Vice President in 1999, and fourteen years with Bain & Company, an international management consultancy, where she was a leader in the global consumer and retail practice. She began her career as a public accountant at what is now PricewaterhouseCoopers LLP, a major accounting firm, and holds designations as a Chartered Professional Accountant and Chartered Accountant (Ontario) and as a Certified Public Accountant (Illinois).

Current Public Directorships:

•  SpartanNash Company, a national grocery wholesaler/retailer and distributor of food products to the worldwide U.S. military commissary system, since 2003

•  Aurora Cannabis, Inc., one of the world’s largest and leading cannabis companies, since 2019

Prior Public Board Service Within the Past Five Years:

•  SunOpta, Inc., a North American manufacturer of natural and organic food products, from 2014 to 2019

•  LSC Communications, Inc., a leading provider of long and short-run printing services to the book, catalog and magazine publishing industries, from 2016 to 2021

Qualifications:

The Nominating and Governance Committee concluded that Ms. Atkins is qualified and should serve, in part, because of her retail industry, operations, strategic planning and financial expertise, and public-company director experience.

Age 64	Tenure 6
Independent Director Director since 2014
Darden Committees: • Audit • Nominating and Governance

JAMES P. FOGARTY

Mr. Fogarty has been the CEO at FULLBEAUTY Brands, Inc., a privately-held branded multi-channel retailer focused on fashion apparel and home goods for plus-sized women and men, since June 2019. Previously, he was the CEO and a director of Orchard Brands, a multi-channel marketer of apparel and home products, from 2011 until its sale in 2015, at which time he became a Senior Advisor to Bluestem Group Inc., the acquirer of Orchard Brands, through 2015. Prior to that, Mr. Fogarty was a private investor from 2010 to 2011. From 2009 until 2010, Mr. Fogarty was President, CEO and director of Charming Shoppes, Inc., a multi-brand, specialty apparel retailer. Other prior executive positions held by Mr. Fogarty include Managing Director of Alvarez & Marsal, an independent global professional services firm, from 1994 until 2009, President and COO of Lehman Brothers Holdings (subsequent to its Chapter 11 bankruptcy filing) from 2008 until 2009, President and CEO of American Italian Pasta Company, the largest producer of dry pasta in North America, from 2005 through 2008, CFO of Levi Strauss & Co., a brand-name apparel company, from 2003 until 2005, and from 2001 through 2003, he served as Senior Vice President and CFO and for a period as a director of The Warnaco Group, a global apparel maker.

Current Public Directorships:

None

Prior Public Board Service Within the Past Five Years:

•  Assertio Therapeutics, Inc. (formerly known as Depomed Inc.), a specialty pharmaceutical company, Chairman of the Board from 2016 to 2020 through its merger with Zyla Life Sciences

Qualifications:

The Nominating and Governance Committee concluded that Mr. Fogarty is qualified and should serve, in part, because of his operational and turnaround experience, and his significant executive officer and director experience at a variety of public and private companies.

Age 53	Tenure 6
Independent Director Director since 2014
Darden Committees: • Compensation (Chairperson) • Finance

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CYNTHIA T. JAMISON

Ms. Jamison is a retired turnaround CFO. She most recently served as CFO of AquaSpy, Inc. from 2010 to 2013. Prior to AquaSpy she held six other CFO and/or COO roles in both public and private companies as a Partner with Tatum, LLC, an executive services firm focusing exclusively on providing interim CFO Services to public and private equity companies. She also led the CFO Practice at Tatum for four years where she had responsibility for over 300 CFO Partners and sat on the firm’s Operating Committee. Prior to joining Tatum, she served as CFO of Chart House Enterprises, a publicly traded restaurant company, from 1998-1999 and previously held various executive positions at Allied Domecq Retailing USA, Kraft General Foods, and Arthur Andersen. She holds the designation of Certified Public Accountant (Illinois); in addition, she is an NACD Fellow and a frequent faculty member at NACD Master Classes.

Current Public Directorships:

•  Tractor Supply Company (Non-Executive Chairman), an operator of retail farm and ranch stores, director since 2002

•  The ODP Corporation, parent of Office Depot, Inc., a global supplier of office products and services, since 2013

•  Big Lots, Inc., a discount retailer, since 2015

Prior Public Board Service Within the Past Five Years:

None

Qualifications:

The Nominating and Governance Committee concluded that Ms. Jamison is qualified and should serve, in part, because of her status as a financial expert and experienced audit committee member and chair, as well as her senior management, leadership, financial and strategic planning, corporate governance and public company executive compensation experience.

Age 61	Tenure 6
Independent Director Director since 2014
Darden Committees: • Audit (Chairperson) • Compensation • Finance

EUGENE I. LEE, JR.

Mr. Lee was named Chairman and Chief Executive Officer in January 2021 after serving as the Company’s President and CEO since 2015. Prior to that, Mr. Lee served as President and Interim CEO since October 2014, and as President and COO of the Company from September 2013 to October 2014. He served as President, Specialty Restaurant Group from our acquisition of RARE from 2007 to 2013. Prior to the acquisition, he served as RARE’s President and COO from 2001 to 2007. From 1999 until 2001, he served as RARE’s Executive Vice President and COO.

Current Public Directorships:

•  Advance Auto Parts, Inc. (independent Chair of the Board), a leading automotive aftermarket parts provider in North America, director since 2015

Prior Public Board Service Within the Past Five Years:

None

Qualifications:

The Nominating and Governance Committee concluded that Mr. Lee is qualified and should serve, in part, because of his extensive senior management and leadership experience with our Company.

Age 60	Tenure 5
Chairman and Chief Executive Officer Director since 2015
Darden Committees: None

2021 Proxy Statement    23

NANA MENSAH

Mr. Mensah has been the Chairman and Chief Executive Officer of ‘XPORTS, Inc., a privately held company that exports food packaging and food processing equipment to distributors and wholesalers outside of the United States, since 2005, and previously served as Chief Executive Officer during 2003 and from 2000 through 2002. He has extensive experience as a restaurant operations executive including serving as the Chief Operating Officer of Church’s Chicken, a division of AFC Enterprises, Inc. and one of the world’s largest quick-service restaurant chains, from 2003 to 2004, and as President and Chief Operating Officer of Long John Silver’s Restaurants, Inc., the world’s largest chain of seafood quick-service restaurants, from 1997 until it was sold in 1999. Additionally, Mr. Mensah has served as President, U.S. Tax Services of H&R Block Inc., a tax, mortgage and financial services company, from January 2003 until March 2003.

Current Public Directorships:

None

Prior Public Board Service Within the Past Five Years:

•  Reynolds American, Inc., the parent company of R.J. Reynolds Tobacco Company, the second-largest U.S. tobacco company, and of other companies that manufacture or sell tobacco, smokeless tobacco, nicotine replacement therapy and digital vapor products, from 2004 to 2017

Qualifications:

The Nominating and Governance Committee concluded that Mr. Mensah is qualified and should serve, in part, because of his extensive experience in the restaurant industry, including operating, turnaround, international and mergers and acquisitions and his experience as a public company director.

Age 69	Tenure 4
Independent Director Director since 2016
Darden Committees: • Compensation • Finance (Chairperson)

WILLIAM S. SIMON

Mr. Simon has been Senior Advisor to KKR & Co., an investment firm, since 2014, and President of WSS Venture Holdings, LLC, a consulting and investment company, since 2014. Mr. Simon is the former Executive Vice President of Wal-Mart Stores, Inc., a global retailer, and former President and CEO of Walmart U.S., the largest division of Wal-Mart Stores, Inc., which consists of retail department stores, from 2010 to 2014. Mr. Simon also served as Executive Vice President and COO of Walmart U.S. from 2007 to 2010 and Executive Vice President of Professional Services and New Business Development from 2006 to 2007. Prior to joining Walmart, Mr. Simon held senior executive positions at Brinker International, Inc., a casual dining restaurant company, Diageo North America, Inc., a multinational alcoholic beverages company, and Cadbury Schweppes plc, a multinational confectionery company. Mr. Simon also served as Secretary of the Florida Department of Management Services and served 25 years in the U.S. Navy and Naval Reserves.

Current Public Directorships:

•  Equity Distribution Acquisition Corp., a special purpose acquisition company, director since 2020

•  HanesBrands Inc., a global manufacturer of apparel, director since 2021

Prior Public Board Service Within the Past Five Years:

•  Agrium, Inc., an agricultural products manufacturer and retailer (now Nutrien, Ltd.), from 2016 to 2017

•  Anixter International, Inc., a global distributor of communication and security products, electrical wire and cable, from 2019 to 2020

•  Chico’s FAS, Inc., an apparel retailer, from 2016 to 2021

•  GameStop Corp., a global video game retailer, from 2020 to 2021

•  Academy Sports and Outdoors, Inc., a premier sports, outdoor and lifestyle retailer, from 2020 to 2021

Qualifications:

The Nominating and Governance Committee concluded that Mr. Simon is qualified and should serve, in part, because of his senior level executive experience in large, complex, retailing and global brand management companies and his extensive experience in retail operations, food service and restaurants, as well as consumer packaged goods.

Age 61	Tenure 6
Independent Director Director since 2014; previously served from 2012 until 2014 and rejoined in October 2014
Darden Committees: • Audit • Nominating and Governance (Chairperson)

24    Darden Restaurants, Inc.

CHARLES M. SONSTEBY

Mr. Sonsteby is the retired Vice Chairman of The Michaels Companies, Inc., the largest arts and crafts specialty retailer in North America and parent company of Michaels Stores, Inc., a role he held from June 2016 until his retirement in October 2017. He had served as CFO and Chief Administrative Officer of that company and its predecessor from 2010 to 2016. Prior to that, Mr. Sonsteby served as the CFO and Executive Vice President of Brinker International, Inc., a casual dining restaurant company, from 2001 to 2010. He joined Brinker in 1990 as Director of the Tax, Treasury and Risk Management departments and thereafter served in various capacities, including as Senior Vice President of Finance from 1997 to 2001 and as Vice President and Treasurer from 1994 to 1997.

Current Public Directorships:

•  Valvoline, Inc., a producer and distributor of industrial and automotive lubricants and automotive chemicals, since 2016

Prior Public Board Service Within the Past Five Years:

None

Qualifications:

The Nominating and Governance Committee concluded that Mr. Sonsteby is qualified and should serve, in part, because of his restaurant operations and executive leadership experience with several major brands, and his experience as a public company director.

Age 67	Tenure 6
Lead Independent Director Director since 2014
Darden Committees: None

TIMOTHY J. WILMOTT

Mr. Wilmott is the retired Chief Executive Officer of Penn National Gaming, Inc., an operator or owner of gaming and racing facilities and video gaming terminal operations with a focus on slot machine entertainment, a role he held from 2013 until his retirement in December 2019. Prior to that, Mr. Wilmott served as President and Chief Operating Officer from 2008 to 2013. Prior to joining Penn National Gaming, Mr. Wilmott served as Chief Operating Officer of Harrah’s Entertainment, Inc. (now Caesars Entertainment, Inc.) from 2003 through 2007 and Division President, Eastern Division from 1997 to 2003. Prior to that, Mr. Wilmott held various management positions at Harrah’s properties from 1988 through 1997.

Current Public Directorships:

None

Prior Public Board Service Within the Past Five Years:

•  Penn National Gaming, Inc., from 2014 to 2019

Qualifications:

The Nominating and Governance Committee concluded that Mr. Wilmott is qualified and should serve, in part, because of his entertainment business operations and executive leadership experience, and his experience as a public company director.

Age 63	Tenure 2
Independent Director Director since 2018
Darden Committees: • Compensation • Nominating and Governance

2021 Proxy Statement    25

Proposal 2

Advisory Approval of the Company’s Executive Compensation

In accordance with SEC rules, the Board asks shareholders for advisory approval of the Company’s executive compensation on an annual basis. Accordingly, we are asking our shareholders to provide an advisory, nonbinding vote to approve the compensation awarded to our NEOs, as we have described it in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement.

As described in detail in the “Compensation Discussion and Analysis” section, the Compensation Committee oversees the executive compensation program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect Darden’s circumstances and to promote the main objectives of the program. These objectives include: to help us attract, motivate, reward and retain superior leaders who are capable of creating sustained value for our shareholders, and to promote a performance-based culture that is intended to align the interests of our executives with those of our shareholders.

We are asking our shareholders to indicate their support for our NEO compensation. We believe that the information we have provided in this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our shareholders’ interests to support long-term value creation.

You may vote for or against the following resolution, or you may abstain. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and procedures described in this Proxy Statement.

Resolved, that the compensation awarded to Darden’s NEOs for fiscal 2021, as disclosed in this Proxy Statement pursuant to SEC rules, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, is hereby APPROVED.

While this vote is advisory and not binding on our Company, the Board and the Compensation Committee expect to consider the outcome of the vote, along with other relevant factors, when considering future executive compensation decisions.

✓	Your Board recommends that you vote FOR approval of the foregoing resolution.

26    Darden Restaurants, Inc.

Proposal 3

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm. The Audit Committee has appointed KPMG LLP (KPMG) as our independent registered public accounting firm for the fiscal year ending May 29, 2022. KPMG has served as our independent registered public accounting firm continuously since 1996.

The Audit Committee annually reviews KPMG’s qualifications, performance, independence and fees in making its decision whether to engage KPMG. The focus of the process is to select and retain the most qualified firm to perform the annual audit. During the review and selection process, the Audit Committee considers a number of factors, including:

•	Recent and historical KPMG audit performance;

•	The relevant experience, expertise and capabilities of KPMG and our specific audit engagement team in relation to the nature and complexity of our business;

•	A review of KPMG’s independence and internal quality controls;

•

Any legal or regulatory proceedings that raise concerns about KPMG’s qualifications or ability to continue to serve as our independent auditor, including reports, findings and recommendations of the Public Company Accounting Oversight Board (PCAOB);

•	The appropriateness of KPMG’s fees for audit and non-audit services; and

•	The length of time that KPMG has served as our independent auditor, the benefits of maintaining a long-term relationship and controls and policies for ensuring that KPMG remains independent.

In order to assure continuing auditor independence, in conjunction with the assessment above and the mandated rotation of the audit firm’s lead engagement partner, the Audit Committee and its chairperson are involved when the selection of a new lead engagement partner is required. In addition, the Audit Committee is responsible for the audit fee negotiations with KPMG.

Based on its annual review, the Audit Committee and the Board believe that the continued retention of KPMG to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders.

Shareholder approval of this appointment is not required, but the Board is submitting the selection of KPMG for ratification in order to obtain the views of our shareholders. If the appointment is not ratified, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. Representatives of KPMG are expected to be in attendance online at the Annual Meeting and will be given an opportunity to make a statement and to respond to appropriate questions by shareholders.

✓	Your Board recommends that you vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 29, 2022.

2021 Proxy Statement    27

Proposal 4

Approval of Amended Employee Stock Purchase Plan

We are seeking approval of our Employee Stock Purchase Plan (“Purchase Plan”) as amended to increase the number of shares available for issuance by 1,000,000 shares from 5,241,899 to 6,241,899 shares and make other changes as described below.

✓	Your Board recommends that you vote FOR the approval of the amended Employee Stock Purchase Plan.

Background

The Purchase Plan was originally adopted by our Board of Directors on June 23, 1998. It was approved by our shareholders on September 24, 1998 and became effective on January 1, 1999. It was amended by our Board on June 15, 2004 and approved by our shareholders on September 29, 2004, and amended again by our Board on March 23, 2011 and approved by our shareholders on September 22, 2011.

Under the Purchase Plan in its current form, eligible employees can purchase up to an aggregate of 5,241,899 shares of our common stock (as adjusted to reflect our November 2015 spinoff of Four Corners Property Trust, Inc.) at a discount. The discounted purchase price is 85 percent of the fair market value of our stock on the first or last trading day of the offering period, whichever is lower. The offering period currently is a calendar quarter. To be eligible to participate in the Purchase Plan, employees must be employed by us for at least one year. Executive officers filing reports under Section 16 of the Securities Exchange Act of 1934 (“Exchange Act”) are not currently eligible to participate.

On June 22, 2021, our Board of Directors adopted the amended Purchase Plan to be effective on October 1, 2021, subject to approval by our shareholders at the 2021 Annual Meeting. Accordingly, we are asking you to approve at the Annual Meeting the amended Purchase Plan in the form attached as Appendix A to this Proxy Statement. The amended Purchase Plan will increase the number of shares of our common stock available for purchase under the Purchase Plan by 1,000,000 shares, from 5,241,899 to a total of 6,241,899 shares, permit executive officers filing reports under Section 16 of the Exchange Act to participate in the Purchase Plan, and make various non-material changes to provisions regarding the administration of the Purchase Plan, including removing some administrative provisions from the Purchase Plan that will instead be addressed in Administrative Procedures to be adopted in accordance with the Purchase Plan.

The material features of the amended Purchase Plan are summarized below. The summary is not a complete description of all the provisions of the amended Purchase Plan and is qualified in its entirety by reference to the complete text of the amended Purchase Plan, which is attached as Appendix A to this Proxy Statement and is marked to show the amended language.

28    Darden Restaurants, Inc.

Description of the Employee Stock Purchase Plan as Amended.

Purpose

The purpose of the Purchase Plan is to provide eligible employees with an opportunity to acquire an equity interest in us through the purchase of our common stock as an incentive to promote the profitable growth of our company. Nearly all of the shares to be issued under the Purchase Plan are expected to be issued to U.S. participants under the portion of the plan (the “U.S. portion of the Purchase Plan”) that is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The remaining shares may be issued to international participants under the portion of the Purchase Plan that provides for the issuance of shares to employees who work or reside in other countries, primarily Canada, subject to terms and conditions that may be established by the Compensation Committee (the “international portion of the Purchase Plan”). The international portion of the Purchase Plan is not subject to the provisions of Section 423 of the Code.

Administration

The Purchase Plan is administered by our Compensation Committee. The Compensation Committee is authorized to make determinations with respect to the administration and interpretation of the Purchase Plan, and to make such rules as may be necessary to carry out its provisions. The Compensation Committee may delegate its authority to administer the Purchase Plan to a plan custodian or to our directors, officers, employees or agents as it may deem appropriate from time to time.

Shares Available for Purchase

The amended Purchase Plan will increase the number of shares of our common stock available for purchase by 1,000,000 shares to an aggregate of 6,241,899 shares. As of June 30, 2021, 4,559,649 of these shares had already been purchased. The number of shares available for purchase under the Purchase Plan is subject to adjustment to reflect any stock dividend, stock split, recapitalization, share combination or similar change that occurs in our capitalization. The shares available for purchase under the Purchase Plan may be authorized but unissued shares, treasury shares or shares acquired in the open market or otherwise. On June 30, 2021, the closing price of our common stock, as reported on the New York Stock Exchange, was $145.99.

Participation

Each of our employees, and each employee of our subsidiaries designated by the Compensation Committee, are eligible to participate in the U.S. portion of the Purchase Plan, provided that:

•	The employee’s customary employment is more than 20 hours per week and more than five months per year;

•	The employee has been employed by us or a designated subsidiary for at least one year; and

•

Immediately after the grant of the right to purchase shares under the Purchase Plan, the employee would not own shares (including shares which such employee may purchase under the Purchase Plan or under outstanding options) having five percent or more of the total combined voting power or value of all classes of our capital stock or of any subsidiary.

The Compensation Committee also has the power and authority to allow any of our employees who work or reside outside of the United States to participate in the international portion of the Purchase Plan in accordance with such special terms and conditions as the Compensation Committee may establish from time to time. As of June 30, 2021, there were approximately 7,800 participants in the Purchase Plan and approximately 57,900 employees were eligible to participate in the Purchase Plan.

2021 Proxy Statement    29

Participation in the Purchase Plan is voluntary. An eligible employee may elect to participate in the Purchase Plan by authorizing us to withhold from the participant’s compensation certain amounts (not to exceed $5,000 per calendar quarter and not less than $10 per pay period) and to apply those amounts to purchase shares of our common stock. A participant may increase, decrease or stop the amount to be deducted from his or her compensation upon proper notice. No participant may purchase shares under the U.S. portion of the Purchase Plan if such shares, together with common stock purchased by such participant under all other “employee stock purchase plans,” as defined in Section 423(b) of the Code, would have a fair market value in excess of $25,000 per calendar year. In addition, no participant may purchase more than 1,000 shares during a calendar quarter. Participating employees may terminate their participation in the Purchase Plan at any time and receive the cash and shares held in their account, subject to the terms of the Purchase Plan and to such terms and conditions as the Compensation Committee may establish. Except as otherwise provided in the Purchase Plan, the funds accumulated in each participant’s account on the last day of the offering period will be used to purchase shares.

Offering Period

Unless otherwise determined by the Compensation Committee, each calendar quarter is an offering period under the Purchase Plan. The Compensation Committee may, in its discretion and with prior notice, change the offering period from time to time, provided that in no event will an offering period be greater than one year.

Purchase Price

Unless otherwise determined by the Compensation Committee, the purchase price of shares will be 85 percent of the mean between the highest and lowest selling prices of a share of our common stock as quoted on the New York Stock Exchange on either the first or last trading day of the offering period, whichever is lower (the “Discounted Purchase Price”). The Compensation Committee may, in its discretion and with prior notice, change the Discounted Purchase Price from time to time, provided that in no event will the Discounted Purchase Price be less than 85 percent of the mean between the highest and lowest selling prices of a share of our common stock as quoted on the New York Stock Exchange on either the first or last trading day of the offering period, whichever is lower.

Rights to Purchased Shares

Each participant retains the rights associated with his or her purchased shares and customarily accruing to an owner of record, including the right to receive dividends (whether paid in cash, shares or otherwise) and the right to receive notices of and vote at shareholders’ meetings. All cash dividends and other cash distributions paid on shares held in a participant’s account are used to purchase additional shares of our common stock in the open market on the dividend payment date or as promptly thereafter as practicable. Shares purchased on the open market with cash dividends and distributions do not count against the total number of shares available for purchase under the Purchase Plan. The price per share of shares so purchased is the weighted average price per share at which such shares are actually purchased in the open market for the relevant dividend on behalf of all participants. All non-cash dividends and other non-cash distributions paid on shares held in a participant’s account are held for the benefit of such participant. Shares acquired under the Purchase Plan may not be sold or otherwise disposed of for at least one year after the date on which the shares were acquired for the account of the participant, except in the case of termination of employment, retirement, death or disability.

30    Darden Restaurants, Inc.

Termination of Employment

Upon a participant’s termination of employment with us for any reason, his or her participation in the Purchase Plan will cease and the entire cash balance in his or her account will be distributed, in cash, to the participant or the participant’s estate or designated beneficiary, together with all shares held in the participant’s account.

Termination or Amendment of the Plan

The Compensation Committee may terminate or amend the Purchase Plan at any time, but the Compensation Committee may not, without shareholder approval:

•	Change the class of individuals eligible to purchase shares under the Purchase Plan;

•	Increase the maximum number of shares available for purchase under the Purchase Plan, except as otherwise permitted under the Purchase Plan; or

•

Change the Discounted Purchase Price so that it is less than 85 percent of the mean between the highest and lowest selling prices of a share of Darden common stock as quoted on the New York Stock Exchange on either the first or last trading day of the offering period, whichever is lower.

The Purchase Plan will automatically terminate when all shares available under the Purchase Plan have been sold.

Amount of Future Benefits

Because the amount of future benefits under the Purchase Plan will depend on participant elections and the fair market value of our common stock, the amount of such benefits is not determinable. Our directors are not eligible to participate in the Purchase Plan and our executive officers filing reports under Section 16 of the Exchange Act were not eligible to participate in the Purchase Plan during fiscal 2021. During fiscal 2021, all participating employees, including our current officers who are not Section 16 executive officers, as a group (5,820 persons), purchased 148,109 shares of common stock under the Purchase Plan at the weighted average purchase price per share of $64.61.

Federal Income Tax Consequences

The following is a brief summary of the U.S. federal income tax aspects of the share purchase rights that may be granted under the Purchase Plan based upon federal income tax laws in effect on the date of this Proxy Statement. This summary is not intended to be exhaustive and does not describe foreign, state or local tax consequences.

The U.S. portion of the Purchase Plan, and the rights of participants to make purchases of our common stock pursuant to the U.S. portion of the Purchase Plan, are intended to be eligible for the favorable tax treatment provided by Sections 421 and 423 of the Code. There are no tax deductions available to us for amounts paid by participants with their own funds to acquire shares under the Purchase Plan. A participant will realize no income upon the grant of the share purchase rights or upon the purchase of common stock under the Purchase Plan. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchased shares.

2021 Proxy Statement    31

The amount of a participant’s tax liability upon disposition of the shares acquired will generally depend on whether or not the participant satisfies the prescribed holding period as summarized below. If the participant holds the shares purchased for the prescribed holding period of more than two years from the grant of the share purchase right and more than one year from the purchase date, then, upon the subsequent disposition of shares (a so-called “qualifying disposition”), the participant will recognize:

•

ordinary income on the lesser of the participant’s gain on the sale or the purchase price discount under the Purchase Plan, applied to the fair market value of the shares at the first day of the offering period; and

•	long-term capital gain (or loss) on the difference between the sale price and the sum of the purchase price and any ordinary income recognized on the disposition.

However, consequences for both us and the participant would differ if the participant did not satisfy the prescribed holding period described above. In the event that the shares are sold or disposed of (including by way of gift) before the expiration of the prescribed holding periods (a so-called “disqualifying disposition”), the excess of the fair market value of the shares on the date such shares are purchased over the purchase price of such shares will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if there is no gain realized on the later sale or a gratuitous transfer of the shares is made. The balance of any gain will be treated as capital gain and will be treated as long-term capital gain if the shares have been held for more than one year. Even if the shares are sold for less than their fair market value on the date the shares are purchased, the same amount of ordinary income is attributed to a participant and a capital loss is recognized equal to the difference between the sales price and the value of the shares on such date of purchase.

If the participant still owns the purchased shares at the time of death, the lesser of the amount by which the fair market value of the shares on the date of death exceeds the purchase price of such shares, or the purchase price discount applied to the fair market value of the shares at the first day of the offering period in which those shares were acquired, will be treated as ordinary income in the year of death.

Subject to the limits of Section 162(m) of the Code, we are entitled to a tax deduction only to the extent that an employee recognizes ordinary income on a disqualifying disposition. We do not receive a deduction on a qualifying disposition when the employee has met the holding period requirements noted above. We are not required to withhold federal income tax, Social Security tax or Medicare tax on either the purchases or dispositions of shares acquired under the Purchase Plan.

32    Darden Restaurants, Inc.

Equity Compensation Plan Information

The following table gives information about shares of our common stock issuable as of May 30, 2021 under the 2015 Plan, 2002 Plan, and our Employee Stock Purchase Plan.

	(a)	(b)	(c)

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (3)	2,892,196	$79.89	4,939,262	(4)
Equity compensation plans not approved by security holders	—	—	—
Total	2,892,196	$79.89	4,939,262

(1)	Includes stock options exercisable for common shares and deferred compensation obligations and unvested restricted stock units that may be paid out in common shares.

(2)	Relates solely to stock options exercisable for common shares.

(3)

Consists of the 2015 Plan, 2002 Plan and our Employee Stock Purchase Plan. The 2002 Plan has a “fungible share pool” approach to account for authorized shares. With respect to stock options and SARs, the number of shares available for awards is reduced by one share for each share covered by such award or to which the award relates. With respect to awards granted after September 15, 2006, other than stock options and SARs, the number of shares available for awards is reduced by two shares for each share covered by such award or to which such award relates. Awards that do not entitle the holder to receive or purchase shares and awards that are settled in cash are not counted against the aggregate number of shares available for awards under the 2002 Plan.

(4)

Includes up to 4,235,951 shares of common stock that may be issued under awards under the 2015 Plan, and up to 703,311 shares of common stock that may be issued under our Employee Stock Purchase Plan. No new awards may be made under the 2002 Plan.

2021 Proxy Statement    33

Proposal 5

Shareholder Proposal Requesting that the Company Adopt Certain Policies Regarding Retention of Shares by Company Executives

Thomas DiNapoli, as Trustee of The New York State Common Retirement Fund (the “Fund”), 110 State Street, 14th Floor, Albany, NY 12236, has notified us that the Fund intends to present the following proposal for consideration at the Annual Meeting. The Fund beneficially owned 149,200 shares of our common stock as of April 5, 2021. In accordance with federal securities regulations, we have included the text of the proposal and supporting statement exactly as submitted by the Fund. We are not responsible for the content of the proposal or the supporting statement or any inaccuracies they may contain.

Share Buybacks and Share Retention

RESOLVED: Shareholders of Darden Restaurants, Inc. (“Company”) urge the Compensation Committee of the Board of Directors (“Committee”) to disclose if, and how, it seeks to require that named executive officers retain a significant percentage of shares acquired through equity compensation programs until reaching normal retirement age.

In its discretion, the Committee may wish to consider:

•	Defining normal retirement age based on the Company’s qualified retirement plan with the largest number of participants,

•	Adopting a share holding period requirement of at least one year after they retire or separate from the Company,[1] and

•	Whether this supplements any other share ownership requirements that have been established for senior executives.

This policy should be implemented so as not to violate the Company’s existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

SUPPORTING STATEMENT:

Equity-based compensation is an important component of senior executive compensation at our Company. While we encourage the use of equity-based compensation for senior executives, we are concerned that our Company’s senior executives are generally free to sell shares received from equity compensation plans after meeting targets. Our proposal seeks to better link executive compensation with long-term performance by requiring meaningful retention of shares senior executives receive from the Company’s equity compensation plans. Requiring named executives to hold a significant percentage of shares obtained through equity compensation plans until they reach retirement age, regardless of when the executive retires, will better align the interests of executives with the interests of shareholders and the Company.

[1]	https://www.cii.org/files/ciicorporategovernancepolicies/20190918NewExecCompPolicies.pdf

34    Darden Restaurants, Inc.

In addition, Darden has made over $300 million of share repurchases in fiscal year 2020 and, as of March 2021, authorized the repurchase of up to $500 million of the Company’s common stock.2 When Company senior executives sell their shares during a share buyback, it may send a mixed message to shareholders — on one hand, the Board may convey that the company stock is undervalued enough to make the buyback worthwhile while management is indicating that it is valued highly enough to be worth selling.

In our opinion, the Company’s current share ownership guidelines for senior executives do not go far enough to ensure that the Company’s equity compensation plans continue to build stock ownership by senior executives over the long term. We believe that requiring senior executives to only hold shares equal to a set target loses effectiveness over time. After satisfying these target holding requirements, senior executives are free to sell all the additional shares they receive in equity compensation. We believe that requiring executives to retain a portion of all annual stock awards provides incentives to avoid short-term thinking and to promote long-term, sustainable value.

Board of Directors’ Response

The Board recommends a vote AGAINST this proposal. The Board and the Compensation Committee have carefully considered the recommendations set forth in the proposal and we believe that the changes suggested in this proposal are not in the best interests of the Company or our shareholders for the reasons set forth below:

•	Our executive officers are already subject to meaningful stock ownership guidelines.

•	All of our NEOs are in compliance with these guidelines, with many far exceeding the applicable guideline.

•	Our equity awards include a variety of vesting periods which extend up to four years, to ensure that we are creating incentives for our management to create long-term value for shareholders.

•

We believe it is important to provide our executive officers with flexibility to responsibly plan their personal financial affairs and realize value from their equity awards as a reward for financial performance in order to allow the Company to recruit and retain executive talent.

•

We have instituted compensation clawback and anti-hedging policies to guard against excessive or inappropriate risk-taking and officers entering into instruments to insulate themselves from the risks of equity ownership.

We believe that our executive officers are already subject to robust stock ownership guidelines and currently hold significant amounts of Company stock. In order to incentivize our executive officers to generate long-term results and shareholder value, the Company currently has in place stock ownership guidelines that require our executive officers to hold shares of common stock equal to a specified multiple of base salary, as discussed in this Proxy Statement in the Compensation Discussion and Analysis under “Stock Ownership Guidelines.” The Compensation Committee monitors compliance with these guidelines annually.

As of May 30, 2021, each of our NEOs not only complied with the stock ownership guidelines, but in each case also exceeded those guidelines. Mr. Lee, our Chairman and CEO, for example, is required to hold at least 6x his base salary, but as of May 30, 2021, as calculated in accordance with the terms of

[2]

https://investor.darden.com/investors/press-releases/press-release-details/2020/Darden-Restaurants-Reports-Fiscal-2020-
Third-Quarter-Results-Suspends-Quarterly-Dividend-Withdraws-its-Full-Year-Financial-Outlook-For-Fiscal-
2020-And-Comments-On-Other-Liquidity-Matters/default.aspx https://investor.darden.com/investors/press-releases/press-release-details/2021/Darden-Restaurants-Reports-Fiscal-2021-
Third-Quarter-Results-Announces-Team-Member-Investments-Declares-Quarterly-Dividend-Authorizes-New-500-Million-
Share-Repurchase-Program-And-Provides-Fiscal-2021-Fourth-Quarter-Outlook/default.aspx

2021 Proxy Statement    35

the stock ownership guidelines, Mr. Lee’s ownership was valued at over $47.5 million, or more than 47 times his base salary as of the end of the fiscal year. Further, Mr. Lee, together with eleven other executive officers and members of the Board of Directors, invested over $4.5 million in the aggregate of their own funds to purchase shares of the Company’s common stock as a part of the Company’s public underwritten offering of shares on April 23, 2020.

Our equity awards are also designed with a long-term focus on pay for performance and alignment with shareholder interests. Awards under our long-term incentive program have a variety of multi-year vesting periods, with Restricted Stock Units vesting after three years, Performance Stock Units vesting (subject to achievement of performance goals) 50 percent after three years and 50 percent after four years, and stock options vesting 50 percent after three years and 50 percent after four years with a maximum term of ten years. Furthermore, for executive officers who have reached normal retirement eligibility, Performance Stock Unit awards remain subject to continued vesting requirements through the end of the performance period. In addition, with respect to the Chairman and CEO, after reaching normal retirement eligibility, Restricted Stock Units and stock options awards granted for fiscal 2020 and afterwards are also subject to continued vesting requirements post-retirement, as described further in this Proxy Statement under “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

Our fiscal 2021 executive compensation plan was designed to award 62% of our Chairman and CEO’s and 48% of our other NEOs’ compensation at target in long-term equity incentives. We believe any further retention beyond the three- or four-year vesting periods for these awards would unduly restrict our NEOs from being able to realize their compensation rewarding good performance and restrict their ability to balance their personal portfolio risk and otherwise make personal financial plans. Requiring stock retention until or beyond the date of retirement or separation as proposed by the proponent would put us at risk from a competitive standpoint in attracting top talent, since very few of our peer companies have such a requirement for their executive officers.

As an additional risk mitigation measure, we also have an executive compensation clawback policy, which we adopted in June 2017. This policy, which is discussed in more detail in the Compensation Discussion and Analysis under “Recoupment and Forfeiture of Compensation,” applies to annual incentive payments and Performance Stock Unit awards to an executive officer if he or she knowingly participates in a fraud that requires the Company to restate its financial statements. We also have a robust anti-hedging policy, which prohibits all employees, officers and directors from entering into hedging or monetization transactions designed to limit the financial risk of owning Company stock, as discussed in the Proxy Statement under “Stock Ownership of Management – Employee, Officer and Director Hedging.”

Our executive compensation programs are designed to incentivize executives to focus on long-term success and shareholder value and discourage excessive risk-taking. We believe that our stock ownership guidelines, the structure of our equity awards, our clawback policy, and our anti-hedging policy are sufficient to manage compensation-related risks and maintain alignment between executives and shareholders.

×	Accordingly, your Board recommends that you vote AGAINST this proposal.

36    Darden Restaurants, Inc.

Meetings of the Board of Directors and its Committees

Board of Directors

Meetings. At the 2020 Annual Meeting, the following eight directors were elected to the Company’s Board of Directors: Margaret Shân Atkins, James P. Fogarty, Cynthia T. Jamison, Eugene I. Lee, Jr., Nana Mensah, William S. Simon, Charles M. Sonsteby and Timothy J. Wilmott.

During the fiscal year ended May 30, 2021, the Board met four times. For the period of his or her Board service in fiscal 2021, each incumbent director attended at least 75 percent of the aggregate of the total number of meetings of the Board and the standing committees on which the director served.

Communications with Board. We believe that communication between the Board, shareholders and other interested parties is an important part of our corporate governance process. To this end, the Board has adopted Shareholder Communication Procedures that are available at www.darden.com under Investors — Governance. In general, shareholders and other interested parties may send communications to the attention of the Board, any individual director or the non-employee directors as a group, through the Lead Independent Director. Communications may be sent in writing or via email to: Charles M. Sonsteby, Lead Independent Director, Darden Restaurants, Inc., c/o Matthew R. Broad, Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, 1000 Darden Center Drive, Orlando, Florida 32837, email: leaddirector@darden.com.

The Corporate Secretary will act as agent for the Lead Independent Director in facilitating direct communications to the Board. The Corporate Secretary will review, sort and summarize the communications. The Corporate Secretary will not, however, “filter out” any direct communications from being presented to the Lead Independent Director without instruction from the Lead Independent Director, and in such event, any communication that has been filtered out will be made available to any non-employee director who asks to review it. The Corporate Secretary will not make independent decisions with regard to what communications are forwarded to the Lead Independent Director. The Corporate Secretary will send a reply to the sender of each communication acknowledging receipt of the communication.

Identifying and Evaluating Director Nominees. Our Nominating and Governance Committee has adopted a Director Nomination Protocol that, together with our Bylaws, describes in detail the process we use to fill vacancies and add new members to the Board. The Protocol is available at www.darden.com under Investors — Governance, as Appendix A to the Nominating and Governance Committee charter.

Under the Director Nomination Protocol, in general, while there are no specific minimum qualifications for nominees, any candidate for service on the Board should possess the highest personal and professional ethics and be committed to representing the long-term interests of our shareholders. Director candidates should be committed to our core values (integrity and fairness, respect and caring, inclusion and diversity, always learning – always teaching, being “of service,” teamwork and excellence) and have an inquisitive and objective perspective, practical wisdom, mature judgment and a wide range of experience in the business world. We also will consider the candidate’s independence under applicable NYSE listing standards and our Corporate Governance Guidelines. In identifying and evaluating nominees for the Board, the Board assesses the background of each candidate in a number of different ways including a wide variety of qualifications, attributes and other factors and recognizes that diverse viewpoints and experiences enhance the Board’s effectiveness.

2021 Proxy Statement    37

When reviewing and making initial recommendations on new candidates, the Nominating and Governance Committee considers how each prospective member’s unique background, expertise and experience will contribute to the Board’s overall perspective and ability to govern. In identifying or selecting nominees for the Board, the Company’s Corporate Governance Guidelines and the Director Nomination Protocol provide that the Company seeks Board members who will bring to the Board a deep and wide range of experience in the business world and who have diverse problem-solving talents. We seek people who have demonstrated high achievement in business or another field, so as to enable them to provide strategic support and guidance for the Company. The Company strives to maintain a Board that reflects gender, ethnic, racial and other diversity, and also fosters diversity of thought. Recruiting, hiring and nurturing the careers of women and minorities and increasing the diversity of our suppliers are top priorities, and the Company also intends to maintain the diversity of its Board.

The Nominating and Governance Committee will identify potential candidates to recommend to the full Board and a search firm may be engaged to identify additional candidates and assist with initial screening. The Nominating and Governance Committee will ensure that the initial candidate pool for any vacancy on the Board, including any pool developed by a search firm, will include candidates with diversity of gender, race and/or ethnicity. The Nominating and Governance Committee and the Chairman of the Board will perform the initial screening and review the credentials of all candidates to identify candidates that they feel are best qualified to serve. The Chairman of the Nominating and Governance Committee, working with the Chairman of the Board, will obtain background and reference information, as appropriate, for the candidates under consideration. The Nominating and Governance Committee will review all available information concerning the candidates’ qualifications and, in conjunction with the Chairman of the Board, will identify the candidate(s) they feel are best qualified to serve on the Company’s Board. The Chairman of the Nominating and Governance Committee, the CEO, and the Chairman of the Board (or the Chairman of the Board’s delegate from the Board) will meet with the leading candidates to further assess their qualifications and fitness, and to determine their interest in joining the Board. Following the meeting, the Board member participants and the Chairman of the Board will make a recommendation concerning the candidate to the Nominating and Governance Committee, which will consider whether to recommend the candidate to the full Board for election.

Director Candidates Recommended by Shareholders. The Nominating and Governance Committee will consider candidates recommended by shareholders. The procedures that shareholders should use to nominate directors are provided in our Bylaws. There are no differences in the manner of evaluation if the nominee is recommended by a shareholder.

Director Attendance at Annual Meeting of Shareholders. Our Corporate Governance Guidelines provide that directors are expected to attend all scheduled Board and committee meetings and the annual meeting of shareholders. Each of the directors standing for reelection this year who was then in office attended the 2020 Annual Meeting.

Board Committees and Their Functions

General. Our Board has four standing committees that operate under charters adopted by the Board: Audit, Compensation, Finance, and Nominating and Governance. Each charter is available at www.darden.com under Investors — Governance. Copies are available in print free of charge to any shareholder upon written request addressed to our Corporate Secretary. Each member of every committee is an independent director as defined in our Corporate Governance Guidelines, the NYSE listing standards and the Exchange Act requirements. All Board committees have the authority to retain outside advisors. Unless otherwise required by applicable laws, regulations or listing standards, all major decisions are considered by the Board as a whole.

38    Darden Restaurants, Inc.

Audit Committee. Our Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee consists of three members: Ms. Jamison as the Chair and Ms. Atkins and Mr. Simon as members.

The Board has determined that Mses. Atkins and Jamison and Mr. Simon are each an “audit committee financial expert” as such term is defined by SEC rules, and therefore possess financial management expertise as required of at least one Audit Committee member by the NYSE listing standards. In addition, the Board has determined that all members of the Audit Committee are financially literate under the NYSE listing standards. The Audit Committee met eight times during fiscal 2021 and has sole responsibility for appointing and terminating our independent registered public accounting firm. The Audit Committee’s primary purpose is to assist the Board in its oversight responsibilities to shareholders, specifically with respect to:

•	The integrity of our financial statements and our internal controls over financial reporting;

•	The qualifications and independence of our independent registered public accounting firm and internal auditing function;

•	The provision of a channel of communication among the Board, the independent auditor, internal audit function, management and other concerned individuals;

•	The assistance to the Board in meeting its fiduciary duties to shareholders and the Company;

•	The performance of our internal audit function and independent registered public accounting firm; and

•	The risks associated with the foregoing.

Some of the Audit Committee’s specific responsibilities include the following:

•

Review and discuss the Company’s unaudited quarterly and audited annual financial statements with management and the independent auditor prior to filing the Company’s Quarterly Reports on Form 10-Q or Annual Report on Form 10-K, respectively;

•	Review with management and the independent auditor the Company’s quarterly and year-end financial results prior to the public release of earnings;

•	Directly appoint, retain, compensate, oversee, evaluate and terminate the Company’s independent auditor;

•	Pre-approve all non-audit services to be performed by the independent auditor, in accordance with the policy regarding such pre-approval adopted by the Audit Committee;

•	At least annually consider the independence of the independent auditor;

•

Oversee the Company’s enterprise risk management process and review and evaluate the policies and practices developed and implemented by management with respect to risk assessment and risk management; and

•

Establish procedures for receipt, retention and treatment of complaints received by the Company on accounting, internal controls over financial reporting or auditing matters, as well as for confidential, anonymous submissions by Company employees of concerns regarding accounting or auditing matters.

Another purpose of our Audit Committee is to furnish the report required by the SEC’s proxy rules that appears below in this Proxy Statement under the heading “Audit Committee Report.”

Compensation Committee. The Compensation Committee consists of four members: Mr. Fogarty as the Chair, and Ms. Jamison and Messrs. Mensah and Wilmott as members.

2021 Proxy Statement    39

The Compensation Committee met five times during fiscal 2021. The primary responsibilities of our Compensation Committee include the following:

•

Annually review and approve corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of those goals and objectives, and make recommendations to the other independent directors who will, together with the Compensation Committee, determine and approve the CEO’s compensation based on this evaluation (the CEO may not be present during any Compensation Committee deliberations or voting with respect to his compensation);

•	Make recommendations to the other independent directors who will, together with the Compensation Committee, review and approve the compensation for employee directors other than the CEO;

•

Periodically, as and when appropriate, recommend to the other independent directors who will, together with the Compensation Committee, review and approve the following as they affect the CEO and other employee directors: (a) any employment agreements and severance arrangements; (b) any change in control agreements and change in control provisions affecting any elements of compensation and benefits; and (c) any special or supplemental compensation and benefits, including supplemental retirement benefits and the perquisites provided during and after employment under a “plan” as defined under Item 402(a)(6)(ii) of the SEC’s Regulation S-K;

•

Review and approve the compensation of and compensation policy for the executive officers and such other employees of the Company and its subsidiaries as directed by the Board, other than the CEO and other employee directors, including but not limited to: (a) the annual base salary level, (b) the annual cash bonus incentive opportunity level under the applicable annual incentive bonus plan, and (c) the long-term incentive opportunity level under the applicable long-term incentive plan for each executive officer (other than the CEO and other employee directors);

•

Periodically, as and when appropriate, review and approve the following as they affect the executive officers other than the CEO and other employee directors: (a) any employment agreements and severance arrangements; (b) any change in control agreements and change in control provisions affecting any elements of compensation and benefits; and (c) any special or supplemental compensation and benefits, including supplemental retirement benefits and the perquisites provided during and after employment under a “plan” as defined under Item 402(a)(6)(ii) of the SEC’s Regulation S-K;

•

Annually review and approve the performance measures and the performance targets for executive officers participating in the Company’s annual incentive bonus plans and long-term incentive plans and certify the performance results under such measures and targets;

•	Determine, amend and monitor compliance with the stock ownership guidelines applicable to executive officers and take actions to address any violation of the stock ownership guidelines;

•

Review and discuss with management the Compensation Discussion and Analysis required to be included in our Proxy Statement and Annual Report on Form 10-K and, based on such review and discussion, make a recommendation to the Board that the Compensation Discussion and Analysis be so included;

•	Prepare a Compensation Committee Report for inclusion in our Proxy Statement and/or annual Form 10-K;

•

Monitor the Company’s compliance with the requirements under the Sarbanes-Oxley Act of 2002 relating to the participation of directors and officers in the Company’s compensation and employee benefit plans or programs;

40    Darden Restaurants, Inc.

•

Oversee the Company’s compliance with SEC rules and regulations regarding shareholder approval of certain executive compensation matters, including advisory votes on executive compensation and the frequency of such votes, and any applicable requirements under NYSE rules that shareholders approve equity compensation plans;

•

Provide recommendations to the Board of Directors on compensation-related proposals to be considered at the Company’s annual meeting, including the frequency of advisory votes on executive compensation;

•	Review and consider the results of any advisory vote on executive compensation and otherwise oversee the Company’s engagement with shareholders on the subject of executive compensation;

•

Review and make recommendations to the Board with respect to adopting, amending and overseeing the policies and practices related to the Company’s recoupment, or the forfeiture by employees, of incentive compensation;

•	Establish, terminate, amend or modify Company’s employee benefit plans or programs; and

•	Provide oversight of the risks associated with the foregoing.

The Compensation Committee may delegate its powers under the Darden Restaurants, Inc. 2015 Omnibus Incentive Plan, as amended (the 2015 Plan), to one or more directors, including a director who is also a senior executive officer of Darden, except that the Compensation Committee may not delegate its powers under the 2015 Plan with regard to our executive officers or directors who are subject to Section 16 of the Exchange Act, or in such a manner as would cause the Plan to not comply with the requirements of Section 162(m) of the Internal Revenue Code. Under its charter, the Compensation Committee may delegate any of its administrative responsibilities under our compensation and benefit plans, subject to the applicable rules of the SEC, NYSE and the Internal Revenue Service, to any other person or persons, to the extent permitted by law.

See “Compensation Discussion and Analysis — Process for Determining Fiscal 2021 Executive Compensation — Independent Consultant” for information with regard to the role of consultant in the Compensation Committee’s decision-making process.

Finance Committee. The Finance Committee consists of three members: Mr. Mensah as the Chair and Ms. Jamison and Mr. Fogarty as members.

The Finance Committee met two times during fiscal 2021. The primary responsibilities of our Finance Committee are to:

•

Review financial policies and performance objectives developed by management pertaining to cash flow, capital spending and finance requirements; cash and debt balances, other key credit metrics, and credit ratings; dividend policy; investment criteria, including capital investment hurdle rates; and financial risk management strategies, including hedging and the use of derivatives;

•

Review significant changes to our capital structure, financial arrangements, capital spending and acquisition and disposition plans and making recommendations as needed to the Board regarding the financial structure, financial condition and financial strategy of the Company including the timing and maturity of debt, terms and interest rates of individual issues; common stock sales, repurchases or splits and any changes in dividends; proposed mergers, acquisitions, divestitures, joint ventures and strategic investments; any material diversification of the Company’s business; and authorization for any material prepayment, redemption or repurchase of debt for the purpose of satisfying sinking fund obligations;

•

Review the Company’s proposed annual consolidated budget included in its business plan, recommending such budget to the full Board for approval, and periodically reviewing the Company’s performance against such budget as reasonably required or requested by the Board;

2021 Proxy Statement    41

•	Review material banking relationships and lines of credit;

•	Review the adequacy of the insurance coverage on the Company’s assets;

•	Review, to the extent material, the financial impact to the Company of existing and proposed compensation and employee benefit programs; and

•	Periodically assess the effectiveness of the Company’s investor relations program and its interaction with the research analyst community.

Nominating and Governance Committee. The Nominating and Governance Committee consists of three members: Mr. Simon as the Chair and Ms. Atkins and Mr. Wilmott as members.

The Nominating and Governance Committee met four times during fiscal 2021. The primary responsibilities of the Nominating and Governance Committee are to:

•

Identify individuals qualified to become Board members, consistent with criteria approved by the Board, and select, or recommend that the Board select, the director nominees for the next annual meeting of shareholders, or in the case of a vacancy on the Board, recommend an individual to fill such vacancy;

•	Review and recommend to the Board the appropriate organizational and board leadership structure;

•	Review the adequacy of our corporate governance principles on a regular basis;

•	Develop and recommend to the Board a set of corporate governance guidelines applicable to the Company;

•

Review the Company’s stock ownership guidelines for non-employee directors, recommend to the Board revisions to such guidelines as it deems desirable or appropriate, and monitor compliance with such guidelines;

•	Oversee the Board’s self-evaluation process, and provide the Board advice regarding Board succession;

•	Recommend to the Board the membership for each Board committee and any changes to the Board’s committee structure as it deems advisable;

•	Review the Company’s compliance with SEC and NYSE rules and other applicable legal or regulatory requirements pertaining to corporate governance; and

•	Provide oversight of the risks associated with the foregoing.

Among the Nominating and Governance Committee’s other specific duties, it also is responsible for:

•

Reviewing resignations tendered by a director if, in an uncontested election, the director does not receive the vote of at least a majority of the votes cast at any meeting for the election of directors, and recommending to the Board whether to accept or reject the tendered resignation, or whether other action should be taken;

•	Reviewing and assessing the Company’s environmental and social responsibility policies, goals and programs and making recommendations to management based on such review and assessment; and

•

Making recommendations to the other independent directors who will, together with the Nominating and Governance Committee, determine and approve the compensation for the non-employee independent directors.

42    Darden Restaurants, Inc.

The Nominating and Governance Committee has adopted a Director Nomination Protocol that, together with our Bylaws, describes the process by which we intend to fill vacancies and add new members to the Board. The Protocol is described in more detail above under the subheading “Board of Directors — Identifying and Evaluating Director Nominees.” The Nominating and Governance Committee also considers questions of possible conflicts of interest involving our directors and our senior executive officers and recommends to the Board those directors determined to satisfy the requirements for “independence” as set forth in our Corporate Governance Guidelines and the NYSE listing standards.

2021 Proxy Statement    43

Director Compensation

Compensation of Non-Employee Directors

The terms of the Director Compensation Program apply to all directors who are elected to the Board and are not employees of the Company or any of its subsidiaries. Directors who also are our employees do not receive additional compensation for serving on the Board. Shares for equity awards pursuant to the Director Compensation Program are drawn from our shareholder-approved equity compensation plan in effect at the time and pursuant to which we are authorized to grant share-based awards to directors. Currently, grants of share-based awards to directors are made from the 2015 Plan. All of our non-employee directors have been determined by the Board to be independent under applicable NYSE listings standards and our Corporate Governance Guidelines.

Our Nominating and Governance Committee periodically reviews our Director Compensation Program and recommends any changes to the Board for approval. The Nominating and Governance Committee acts with the assistance of Pearl Meyer and Partners, the Board’s independent compensation consultant. Pearl Meyer and Partners provides market data on director compensation programs at comparable companies, including companies in the peer groups described in the “Compensation Discussion and Analysis.”

Current Director Compensation Program

Our current Director Compensation Program, which has been in effect since December 2020, is set forth below.

Directors receive the following compensation amounts in accordance with each of the roles in which they serve on the Board:
All directors:	An annual cash retainer of $85,000.
An annual equity grant, which will be paid 100 percent in the form of restricted stock units (RSUs) and will have a fair market value of $150,000 at the date of grant.
Committee Chairs:	An annual cash retainer of:
Audit	$30,000
Compensation	$20,000
Nominating and Governance	$20,000
Finance	$15,000
Committee Members:	An annual cash retainer of:
Audit	$15,000
Compensation	$10,000
Nominating and Governance	$10,000
Finance	$7,500
Lead Independent Director:	An annual cash retainer of $50,000.
An annual equity grant, which will be paid 100 percent in the form of RSUs and will have a fair market value of $50,000 at the date of grant.

The annual cash retainers are due and paid quarterly, in arrears, unless the director elects to defer the payment. Directors may elect to receive, in lieu of their cash compensation, immediately vested RSUs of equal value to the foregone cash fees. If the director chooses to defer payment by receiving RSUs, he or she will receive dividend equivalents on such RSUs.

44    Darden Restaurants, Inc.

For the annual equity grant delivered in RSUs, the number of RSUs received equals the award value divided by the fair market value of our common stock on the date of grant. The RSUs vest on the earlier of (i) the first anniversary of the grant date or (ii) the date of the next annual meeting of shareholders. A director may elect to defer receipt of these RSUs until completion of Board service. Directors receive dividend equivalents on the RSUs to the extent the RSUs vest. The annual cash retainers and equity grants are pro-rated for directors who serve only a portion of the fiscal year.

Each of our directors is required to own the Company’s common shares with a value of at least five times the annual Board cash retainer, with a mandatory hold on all shares until the ownership guideline is achieved. However, the directors may sell enough shares to pay taxes in connection with their awards, even if the ownership guideline has not yet been achieved. As of May 30, 2021, all of the directors were in compliance with the stock ownership guidelines.

The Company reimburses directors for travel to Board meetings and related expenses, and for costs incurred in connection with attending continuing education programs. In addition, the Company provides a dining benefit to our directors because we believe it is important for our directors to experience dining in our restaurants in order to better perform their duties to our Company.

Fiscal 2021 Compensation of Non-Employee Directors

The table below sets forth, for each person who served as a non-employee director during fiscal 2021, the amount of fees earned or paid in cash, stock awards granted and all other compensation for his or her service in fiscal 2021. Fees earned that were paid in the form of RSUs are detailed in the notes to the table.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation ($)	All Other Compensation ($)(3)	Total ($)
M. Shân Atkins	110,000	150,030	—	—	—	—	260,030
James P. Fogarty	112,500	150,030	—	—	—	—	262,530
Cynthia T. Jamison	132,500	150,030	—	—	—	—	282,530
Nana Mensah	110,000	150,030	—	—	—	—	260,030
William S. Simon	120,000	150,030	—	—	—	—	270,030
Charles M. Sonsteby	135,000	199,980	—	—	—	—	334,980
Timothy J. Wilmott	105,000	150,030	—	—	—	—	255,030

(1)	Includes all fees earned, including annual Board retainer, Board and committee chair retainers and committee member retainers.

The annual retainers were payable pro rata at the end of each fiscal quarter and the amounts shown may have been delivered as cash or RSUs. The RSUs granted in lieu of cash fees are immediately vested, however the settlement of the RSUs may be deferred. Amounts received as RSUs in lieu of cash fees were as follows: Mr. Wilmott, 904 units with a market value of $104,848. The number of units delivered is based on the amount of compensation earned divided by the closing price for our common stock on the NYSE on the grant date.

(2)

Amounts in this column represent the grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (ASC Topic 718) for fiscal 2021. The stock award is delivered in RSUs which vest on the earlier of (i) the first anniversary of the grant date or (ii) the date of the next annual meeting of shareholders. Except for Mr. Sonsteby, all other directors received an annual RSU award of 1,667 units on September 23, 2020 with a fair market value of $150,030 based on the closing price of our common stock ($90.00) on the NYSE on September 23, 2020. As Chairman of the Board at the time, Mr. Sonsteby received an annual RSU award of 2,222 units on September 23, 2020 with a fair market value of $199,980 based on the closing price of our common stock ($90.00) on the NYSE on September 23, 2020. Except for Messrs. Mensah and Simon, all other directors chose to defer the settlement date for issuance of stock under these RSUs.

2021 Proxy Statement    45

The aggregate number of shares subject to outstanding stock-based awards as of May 30, 2021 for each director is provided in the table below:

	Outstanding Awards

Name	Stock Options	Restricted Stock Units
M. Shân Atkins	3,123	9,843
James P. Fogarty	3,123	7,970
Cynthia T. Jamison	3,123	11,765
Nana Mensah	—	7,445
William S. Simon	—	1,667
Charles M. Sonsteby	3,123	13,861
Timothy J. Wilmott	—	6,378

(3)

The Company provides a dining benefit to our directors to experience dining in our restaurants. This benefit does not appear in the Director Compensation Table because the value did not meet the minimum disclosure requirements established by the SEC.

46    Darden Restaurants, Inc.

Stock Ownership of Management

This table shows the beneficial ownership of our common shares as of May 30, 2021 by our directors, director nominees, executive officers named in the Summary Compensation Table, with the exception of Mr. George, whose beneficial ownership of common shares is as of August 2, 2020, and all of our directors and executive officers as a group. Under applicable SEC rules, the definition of beneficial ownership for purposes of this table includes shares over which a person has sole or shared voting power, or sole or shared power to invest or dispose of the shares, whether or not a person has any economic interest in the shares, and also includes shares for which the person has the right to acquire beneficial ownership within 60 days of May 31, 2020. Except as otherwise indicated, a person has sole voting and investment power with respect to the common shares beneficially owned by that person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Shares(1)	Common Shares Beneficially Owned as Percent of Common Shares Outstanding(2)
M. Shân Atkins	14,413	*
Todd A. Burrowes	108,181	*
Ricardo Cardenas	178,029	*
James P. Fogarty	27,055	*
David C. George	178,292	*
Cynthia T. Jamison	17,059	*
Daniel J. Kiernan	63,518	*
Eugene I. Lee, Jr.	510,438	*
M. John Martin	42,375	*
Nana Mensah	5,788	*
William S. Simon	12,531	*
Charles M. Sonsteby	37,004	*
Rajesh Vennam	10,209	*
Timothy J. Wilmott	21,805	*
All directors and executive officers as a group (19 persons)(3)	1,243,634	*

*	Less than one percent.

(1)

Includes common shares subject to stock options exercisable within 60 days of May 30, 2021, as follows: Ms. Atkins, 3,123; Mr. Burrowes, 66,847; Mr. Cardenas, 131,227; Mr. Fogarty, 3,123; Mr. George, 93,019; Ms. Jamison, 3,123; Mr. Kiernan, 49,118; Mr. Lee, 200,035; Mr. Martin, 28,501; Mr. Sonsteby, 3,123; Mr. Vennam, 6,892; and all directors and executive officers as a group, 627,997 shares.

Includes RSUs awarded to directors and RSUs and PSUs awarded to executives that will settle in stock and that are vested or will vest within 60 days of May 30, 2021, as follows: Ms. Atkins, 8,176; Mr. Burrowes, 7,856 ; Mr. Cardenas, 10,433; Mr. Fogarty, 6,303; Mr. George, 7,057; Ms. Jamison, 10,098; Mr. Kiernan, 4,725; Mr. Lee, 81,696; Mr. Martin, 6,999; Mr. Mensah, 5,778; Mr. Sonsteby, 11,639; Mr. Vennam, 1,626; Mr. Wilmott, 4,711; and all directors and executive officers as a group, 182,265 shares.

(2)

For any individual or group, the percentages are calculated by dividing (a) the number of shares beneficially owned by that individual or group, which includes shares underlying options exercisable within 60 days and RSUs and PSUs settled in stock described in footnote 1 above, by (b) the sum of (i) the number of shares outstanding on May 30, 2021, plus (ii) the number of shares underlying options exercisable within 60 days and RSUs and PSUs described in footnote 1 above held by just that individual or group.

(3)	Excludes former executives named in the Summary Compensation Table.

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Employee, Officer and Director Hedging

Under the terms of the Company’s Insider Trading Policy, no officer, employee or member of the Board of Directors of the Company should engage in short-term or speculative transactions in the Company’s securities. Short sales and transactions in publicly traded puts, calls or other derivative securities based on the Company’s securities are prohibited for all employees, officers, and members of the Board of Directors. Insiders, including the Company’s Board of Directors, executive officers and certain other employees designated by the General Counsel from time to time, are also prohibited from all other hedging transactions and are prohibited from pledging Company securities or holding such securities in a margin account. The full terms of the Company’s Insider Trading Policy are available on our website at www.darden.com.

48    Darden Restaurants, Inc.

Stock Ownership of Principal Shareholders

This table shows all shareholders that we know to beneficially own more than five percent of our outstanding common shares as of May 30, 2021. As indicated in the footnotes, we have based this information on reports filed by these shareholders with us and with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	13,823,999	(3)	10.57%
Capital World Investors 333 South Hope Street, 55th Fl. Los Angeles, CA 90071	11,801,911	(4)	9.03%
Capital International Investors 333 South Hope Street, 55th Fl. Los Angeles, CA 90071	10,581,727	(5)	8.09%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	8,611,325	(6)	6.59%

(1)

“Beneficial ownership” is defined under the SEC rules to mean more than ownership in the usual sense. Under applicable rules, you beneficially own our common shares not only if you hold them directly, but also if you indirectly (such as through a relationship, a position as a director or trustee, or a contract or understanding) have or share the power to vote, sell or acquire them within 60 days.

(2)	The figures reported are expressed as a percentage of the total of 130,762,723 common shares outstanding on May 30, 2021.

(3)

Based on a Schedule 13G/A filed February 10, 2021, as of December 31, 2020, The Vanguard Group, Inc. beneficially owned an aggregate of 13,823,999 shares, and had sole power to vote 0 shares, shared voting power to vote 208,915 shares, sole dispositive power over 13,260,852 shares, and shared dispositive power over 563,147 shares.

(4)

Based on a Schedule 13G filed February 16, 2021, as of December 31, 2020, Capital World Investors, beneficially owned an aggregate of 11,801,911 shares, and had sole power to vote 11,801,911 shares and sole dispositive power over 11,801,911 shares.

(5)

Based on a Schedule 13G filed February 16, 2021, as of December 31, 2020, Capital International Investors, beneficially owned an aggregate of 10,581,727 shares, and had sole power to vote 10,577,594 shares and sole dispositive power over 10,581,727 shares.

(6)

Based on a Schedule 13G/A filed January 29, 2021, as of December 31, 2020, BlackRock, Inc. beneficially owned an aggregate of 8,611,325 shares, and had sole power to vote 7,422,903 shares and sole dispositive power over 8,611,325 shares.

2021 Proxy Statement    49

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) provides information on our executive compensation program and aligns with the amounts shown in the executive compensation tables that follow. This CD&A covers the compensation to our named executive officers (NEOs), who are the seven executive officers named below, all of whom serve as executive officers of the Company as of the date of this Proxy Statement, except for Mr. George our former Executive Vice President and Chief Operating Officer, whose employment terminated effective August 2, 2020.

Name	Position with Company at Fiscal 2021 Year-End

Eugene I. Lee, Jr.	Chairman and Chief Executive Officer

Rajesh Vennam	Senior Vice President, Chief Financial Officer and Treasurer

Ricardo Cardenas	President and Chief Operating Officer, and our previous Senior Vice President, Chief Financial Officer

Todd A. Burrowes	President, LongHorn Steakhouse

Daniel J. Kiernan	President, Olive Garden

M. John Martin	President, Specialty Restaurant Group

David C. George	Former Executive Vice President and Chief Operating Officer

Introduction

The Compensation Committee believes that our success depends in large measure on our ability to attract and retain highly qualified leaders who are motivated to serve with purpose on behalf of our Company, our team members and our stakeholders. The COVID-19 pandemic continued to change many things about our business during fiscal 2021, but this belief holds firm. The story of Darden’s fiscal 2021 is one of our management continuing to take decisive actions and capitalize on new opportunities to navigate the COVID-19 pandemic and position the Company for growth in the future.

50    Darden Restaurants, Inc.

Our Response to COVID-19 Challenges Positioned Darden for Future Growth

Darden began fiscal 2021 with most of our dining rooms at least partially closed, many team members on furlough, and a great deal of uncertainty about the economic and public health environment. We had drawn on our revolving credit facility, secured a term loan, completed an equity offering, drastically reduced capital spending for new restaurant openings, and temporarily stopped paying quarterly dividends to our shareholders. Our management responded by reevaluating our operating model and making significant changes in order to manage through the uncertainty, keep our guests and team members safe, and emerge from the pandemic stronger than ever and positioned for future growth. By the end of fiscal 2021, most of our dining rooms were open, many with no capacity limitations, many of our team members were back at work in our restaurants and in our restaurant support center and we had repaid our credit facility, paid off our term loan, restarted our new restaurant development pipeline and resumed paying dividends. In fact, our quarterly dividend payment on May 3, 2021 was the same amount as the last quarterly dividend we paid prior to the onset of the COVID-19 pandemic.

Crucial Steps Taken by Management Included

We maintained a focus on the health and safety of our team members and guests throughout the COVID-19 pandemic, including such measures from time to time required or recommended by government or public health recommendations including: implementing enhanced safety protocols such as team member health monitoring, guest and team member mask wearing and adapting our restaurant environments to facilitate social distancing.

All of these extraordinary steps positioned our company for growth in the future, as evidenced by the following financial accomplishments for fiscal 2021:

We made meaningful investments in our team members including:

•  Announced that every hourly restaurant team member company-wide would earn a minimum hourly wage of at least $10 per hour, inclusive of tip income, starting immediately, and we committed to increase that minimum wage to $11 per hour in January 2022 and $12 per hour in January 2023;

•  Paid restaurant manager quarterly bonuses above target to recognize their vital contributions;

•  For our restaurant management teams other than general managers or managing partners, we also announced $6.5 million in one-time bonuses to reward their contributions to our success in navigating the pandemic;

•  Provided paid sick leave for hourly restaurant team members;

•  Provided supplemental pay programs totaling over $24 million to support our hourly team members impacted by closures of dining rooms due to COVID-19 and paid time off to get their vaccines in fiscal 2021; in addition to $86 million of similar investments in fiscal 2020;

•  Encouraged our hourly team members to get vaccinated by providing up to four hours of paid time off to receive their vaccination and initiated a sweepstakes that will pay out $500,000 in prizes to 85 winning team members; and

•  Paid special bonuses totaling $17 million to hourly restaurant team members during the third quarter of fiscal 2021 to recognize their dedication in providing continued exceptional food, service and atmosphere to our guests throughout the COVID-19 pandemic.

We transformed our business model:

•  We dramatically simplified operations, strengthened restaurant execution, and realized hourly labor improvements and increased cost management capabilities across all brands;

•  We sped up the deployment of technology to improve the guest experience, including enabling online ordering to allow brands to grow off-premise sales. We enhanced our curbside To Go process and added “I’m Here” text notification. We also implemented digital and mobile payments in our restaurants, including expanding pay at the table through Ziosk devices rolled out at Yard House, Cheddar’s Scratch Kitchen and Bahama Breeze; and

•  In addition to restaurant cost optimization, we further restructured our expenses through an early retirement incentive program that reduced the size of our corporate support center and field management teams.

We carefully managed our liquidity and capital expenditures, with steps including:

•  Stabilized and then realized positive cash flow resulting in cash on the balance sheet of over $1.2 billion as of fiscal 2021 year-end;

•  Repaid our term loan prior to maturity during the first quarter of fiscal 2021; and

•  Resumed paying quarterly dividends in the first quarter of fiscal 2021 and increased the dividend amount to equal the pre-COVID dividend amount by third quarter of 2021.

*	Adjusted Diluted Net EPS is a non-GAAP number. Reconciliation of Reported to Adjusted Diluted Net EPS can be found in Appendix C to this Proxy Statement.

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Summary of Compensation Actions for Fiscal 2021 and Plans for Fiscal 2022

Fiscal 2021 Actions

Due to the extensive impacts of COVID-19 on our business and continued uncertainty surrounding the timing of and conditions under which our restaurants would be able to fully re-open, the Compensation Committee (and the Board with respect to the Chairman and CEO), in consultation with management and the independent compensation consultant, made the following decisions regarding fiscal 2021 NEO compensation:

•	No increases in base salary, target annual incentive opportunity or long-term target grant values were adopted, except for increases related to promotions.

•	The annual incentive plan design for fiscal 2021 was modified as follows:

•	Adopted a “One Company” approach to facilitate and incentivize company-wide recovery with one performance metric for all NEOs based on total Darden performance instead of brand-specific performance;

•	Separated the plan into two components – first half and second half;

•

First half of fiscal 2021 was evaluated based on a subjective review of management actions and served as a potential modifier of up to plus or minus 20% to the rating determined by second half financial results; and

•

Second half of fiscal 2021 was evaluated based on objective financial results. Darden Adjusted EPS performance was compared to goals approved by the Compensation Committee in December (the first month of the second half performance period.)

•	No changes were made to our long-term incentive design for fiscal 2021.

•	No changes were made to the “in progress” performance share unit awards for performance periods from fiscal 2019 through fiscal 2021 and from fiscal 2020 through fiscal 2022.

Fiscal 2022 Actions

As a result of the Company’s performance recovery and the recovery of the United States economy by the end of fiscal 2021, for fiscal 2022, the Compensation Committee (and the Board with respect to the Chairman and CEO) in consultation with management and the independent compensation consultant, made the following decisions regarding fiscal 2022 NEO compensation:

•

Granted select increases to base salary, target annual incentive opportunities, and/or long-term incentive grant values to restore pay competitiveness following no increases other than for promotions since fiscal 2020;

•

Restored the annual incentive plan design substantially similar to the pre-pandemic plan design, with a single performance period and separate metrics for Darden (30% same restaurant sales (SRS), 70% EPS) and specific Brands (30% SRS, 70% Operating Profit);

•

Made no changes to the long-term incentive award mix (25% RSUs, 25% Options, and 50% PSUs), but made changes to the PSU design, primarily to change the peer comparison group for Total Shareholder Return to the S&P 500 to better reflect our Company’s broad competition for talent and to make adjustments to the performance and payout scales.

Process for Determining Executive Compensation

The Compensation Committee is responsible for approving the Company’s executive compensation structure and resulting pay outcomes for our named executive officers. It is the intent of the Compensation Committee that pay outcomes for the named executive officers clearly demonstrate

52    Darden Restaurants, Inc.

our commitment to linking pay outcomes to business results with a focus on shareholder value creation, while also considering continued retention of our senior executives and engagement of our leadership team during challenging times for our industry as a result of the COVID-19 pandemic. The Compensation Committee is responsible for (a) the design of executive compensation structure and programs and (b) approving rigorous goals, evaluating results and determining payouts with respect to the Company’s annual and long-term incentives. The Compensation Committee considers multiple sources of data and information when determining the structure, programs and resulting pay outcomes, including shareholder feedback solicited by management during shareholder engagement meetings.

Executive Pay Governance

Despite changes to the executive compensation structure for fiscal 2021 relating to challenges resulting from the COVID-19 pandemic, the Compensation Committee continues its commitment to sound overall governance of executive compensation by adhering to the following practices:

What we do:	What we don’t do:
• Fully independent Compensation Committee	• No guaranteed bonuses
• Independent executive compensation consultant	• No excise tax gross ups
• Majority of our target pay opportunity for our NEOs is in the form of “at risk” incentives	• No option repricing
• Annual incentives have multiple performance measures and capped payouts to mitigate risk	• No dividends paid on unvested long-term incentives
• Long-term incentives granted in multiple award types to achieve multiple objectives	• No hedging, pledging or short sales of Company securities by officers or directors
• Clawback policy to allow us to recover incentive compensation in the event of a financial restatement due to fraud	• No excessive perks
• Robust executive officer and outside director stock ownership requirements with mandatory holding requirements until requirements are met	• No automatic single-trigger change in control payments
• Minimum three-year vesting period on annual equity awards	• No employment agreements
• Annual shareholder engagement process

Independent Consultant

Pearl Meyer and Partners (Pearl Meyer) has served as the independent consultant to the Compensation Committee since fiscal 2015. In selecting Pearl Meyer, the Compensation Committee considered the independence factors prescribed by the SEC and the NYSE and concluded that Pearl Meyer was independent and that its work did not raise any conflict of interest. In its role as independent consultant, Pearl Meyer reports to, and is directed by, the Compensation Committee. The primary services provided by the consultant are expected to include assisting with peer group review, periodic competitive market studies, periodic review and advice regarding variable pay program designs and executive compensation policies, updates on emerging practices and trends, and attendance at Compensation Committee meetings. The Compensation Committee conducts an annual performance evaluation of the independent consultant.

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Compensation Peer Group

The Compensation Committee periodically reviews the pay levels and practices of peer companies in order to assess the competitive positioning of Darden’s pay levels and plan designs. Due to the significant impacts of the COVID-19 pandemic on the retail, restaurant and hospitality industries, in December 2020, Pearl Meyer recommended, and the Compensation Committee decided, to maintain the same executive compensation peer group for fiscal 2021 as for fiscal 2020:

FY 2021 Peer Group

Aramark Corporation	Hilton Worldwide Holdings, Inc.

AutoZone, Inc.	L Brands, Inc.

Bloomin’ Brands, Inc.	Nordstrom, Inc.

Brinker International, Inc.	O’Reilly Automotive, Inc.

Chipotle Mexican Grille, Inc.	Restaurant Brands International, Inc.

Dick’s Sporting Goods, Inc.	Ross Stores, Inc.

Domino’s Pizza, Inc.	Royal Caribbean Cruises, Ltd.

Foot Locker Retail, Inc.	Tractor Supply Company

The Gap, Inc.	Yum! Brands, Inc.

This peer group consists of 18 companies in the restaurant, retail and hospitality industries with financial characteristics within a tight range of the Company’s own characteristics. Prior to the impacts of the COVID-19 pandemic, our peer group reflected a median market capitalization of $11.6 billion, corporate revenue of $8.4 billion and system-wide revenue of $11.3 billion, each as of November 2019.

The peer group extends beyond restaurant operators because there are a limited number of restaurant operators of comparable size to Darden and because the Company competes for talent with, and has some business model similarities to, companies in the retail and hospitality industries.

Given the impact of the COVID-19 pandemic on the Company’s business at the end of fiscal 2020 (May 2020) and the beginning of fiscal 2021 (June 2020), the Compensation Committee did not review peer group pay practices when deciding that no adjustments would be made to NEO compensation at that time.

Executive Compensation Philosophy and Strategy

Darden’s executive talent and Total Rewards philosophy remains unchanged and is focused on attracting, motivating and rewarding highly-qualified executives for achieving business results and demonstrating leadership behaviors that drive our results-oriented people culture. We are committed to a pay for performance philosophy that includes high standards of ethical behavior and corporate governance and we structure compensation programs with the following principles in mind:

•

Compensation Design Supports Our Business Strategy and Is Aligned with Shareholders’ Interests – We have designed our Total Rewards program, and our incentive plans in particular, to meet our primary goal of aligning with shareholders; specifically, to drive strong and sustainable sales and earnings growth balanced with prudent capital management to maximize total shareholder return.

•

Majority of Compensation Is Aligned with Performance – Total direct compensation (salary, annual incentives and long-term incentives) for our NEOs is structured so that more than two-thirds of the total value at target is attributable to Company performance.

54    Darden Restaurants, Inc.

The target pay opportunities approved by the Compensation Committee reflect this pay for performance with 87 percent of our Chairman and CEO’s and 72 percent of the other named executive officers’ target total direct compensation tied to performance:

Fiscal 2021 Chairman and CEO and Other NEO Total Direct Compensation Mix at Target(1)

(1)	Based on salary and incentive targets in place at fiscal 2021 year end.
(2)	Reflects the average of the NEOs as of the end of fiscal 2021, other than the Chairman and CEO.

Executive Compensation Program Elements

Our Total Rewards program for NEOs is comprised of base salary, annual incentives, long-term incentives, modest perquisites as well as health and retirement plans available to our U.S. salaried employees.

Base Salary	Paid in cash	Helps to attract and retain highly qualified executives to carry out our strategic objectives.

Annual Incentives	Paid in cash	• Drives Company performance. • Target bonus opportunity set as a percentage of base salary. • Actual payout based on financial performance against pre-established objectives.

Long-Term Incentives	Awarded 25% in Options, 25% in RSUs, 50% in PSUs	• Drives Company performance, aligns interests of executives with those of shareholders. • Retains executives through long-term vesting. • Provides potential wealth accumulation.

Base Salary

We provide competitive base salaries to our NEOs in recognition of their job responsibilities. In addition to external competitive market data (what our peer companies and general industry pay for similar positions), we consider individual work experience, leadership, knowledge, and internal parity

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among those performing like jobs when setting salary levels. Annual salary increases are primarily driven by individual performance and contributions while also considering the relative position of the individual’s salary to market data and are reviewed at the June Compensation Committee meeting with approved increases effective in August.

During fiscal 2020, in response to the COVID-19 pandemic, we temporarily reduced the salaries of our NEOs by between 50% and 99% as well as up to 50% for other corporate staff. We restored base salaries at the beginning of fiscal 2021 to pre-COVID-19 levels, but due to the ongoing impacts of the COVID-19 pandemic, no base salary increases were awarded during fiscal 2021 except for salary increases relating to promotions. The base salaries for each NEO still employed by the Company as of the end of fiscal 2021 are set out in the table below.

Named Executive Officer	Base Salary at fiscal 2021 year-end
Eugene I. Lee, Jr.	$1,000,000
Rajesh Vennam	$ 500,000
Ricardo Cardenas	$ 775,000
Todd A. Burrowes	$ 640,000
Daniel J. Kiernan	$ 650,000
M. John Martin	$ 650,000

Annual Incentive Plan

As discussed above, we provided annual cash incentive opportunities to our NEOs for fiscal year 2021 pursuant to the Darden Restaurants, Inc. Annual Incentive Plan adopted effective June 1, 2020. Typically, in June at the beginning of each fiscal year the Compensation Committee sets targets and metrics for the fiscal year. In June of 2020, there was continued and significant uncertainty surrounding the COVID-19 pandemic and the business and public health conditions in the United States which made establishing same restaurant sales and EPS goals at the beginning of fiscal year 2021 extremely challenging. Therefore, the Compensation Committee (and the Board with respect to the Chairman and CEO) approved an annual incentive plan design for fiscal 2021 with the company performance rating determined based on a performance metric of Darden Adjusted Diluted Net EPS results for the second half of fiscal 2021 with a subjective assessment of management actions taken during the first half of fiscal 2021 to be used as a potential modifier to the company performance rating of up to plus or minus 20%. Further, the Compensation Committee determined that a “One Company” approach would best facilitate company-wide recovery and as a result, the annual incentive performance goals were based on Darden company-wide performance. The Darden Adjusted Diluted Net EPS targets for second half of fiscal 2021 were approved by the Compensation Committee at their December 2020 meeting, at which time there was more predictability about the Company’s business and the COVID-19 pandemic. This methodology resulted in performance-based annual incentive payouts based on financial results measured against pre-determined goals, and it provided the Compensation Committee and Board with the ability to modify payouts based on a subjective assessment of management’s performance during the first half of fiscal 2021, with a focus on positioning the Company for success in the second half of the fiscal year and in the long-term. No changes to target incentive opportunities by individual NEO were made for fiscal 2021 except for changes related to promotions.

Base Salary Earnings	x	Target AIP%	x	Company Performance Rating Plus Subjective Modifier of Up To +/- 20%

56    Darden Restaurants, Inc.

Rigorous Goal Setting

The Company maintains a rigorous annual business planning and long-term strategic planning process that we consider to be one of our key competitive advantages. The core financial objective of these plans is to achieve long-term total shareholder returns for our shareholders of 10 to 15 percent, as reflected in our long-term value creation framework. The Company’s management creates the annual business plan in consultation with the Board and reports on progress with respect to the plan throughout the year. The annual business plan includes specific measurable goals for all key measures that the Company and the Board believes are necessary in order to achieve that long-term objective and the Compensation Committee sets performance measures under the annual incentive plan based upon the goals set out in these business plans. The Darden Adjusted Diluted Net EPS goal for the second half of fiscal 2021 was determined using this process.

Earnings per share growth is one of the main components of total shareholder return, the ultimate objective of our long-term value creation framework. In December 2020, once there was more predictability about the Company’s business and the COVID-19 pandemic, the Compensation Committee set an Adjusted Diluted Net EPS target for the second half of fiscal 2021 of $2.00, informed by a blended two-year S&P 500 comparison that positioned us between the 50th and 55th percentile.

Performance Measure	Minimum	Target	Maximum
Darden Adjusted Diluted Net EPS, second half of fiscal 2021	$0.00	$2.00	$4.89

As a result, the performance rating for each NEO for fiscal 2021 is based on Darden Adjusted Diluted Net EPS from the second half of fiscal 2021, plus or minus up to 20% modification that the Compensation Committee could choose to apply to recognize the steps taken by management during the first half of fiscal 2021 to position the Company for future growth. The Compensation Committee established threshold, target and maximum performance goals for the annual performance metric, which, when combined with the potential of the up to plus or minus 20% modification, would result in total potential payouts ranging from 0 to 200 percent of each participant’s target bonus opportunity.

Performance and Pay Results

Due to the significant efforts of the management to navigate the impacts of COVID-19 in the first half of 2021 and to respond to changes in the environment of the COVID-19 pandemic during the second half of fiscal 2021, the Company’s financial performance for fiscal 2021 was very strong. The Compensation Committee took note of the many extraordinary actions of management taken during the first half of fiscal 2021 discussed in the “Our Response to COVID-19 Challenges Positioned Darden for Future Growth” section of the Introduction of this Compensation Discussion and Analysis above, including keeping team members and guests safe, making investments in our people, transforming our business model and carefully managing our liquidity and capital investments. The Compensation Committee evaluated the Company’s financial performance and management’s actions to navigate the COVID-19 pandemic and determined the following results for the annual incentives:

•	Second half fiscal 2021 Darden Adjusted Diluted Net EPS results of $3.01 significantly exceeded the target of $2.00 resulting in a 122% of target payout;

•	First half fiscal 2021 subjective assessment of management’s extraordinary actions was extremely favorable and resulted in the Compensation Committee awarding a 20% positive modifier; and

•	The sum of the two components resulted in a total payout of 142% of target.

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As a result, the Compensation Committee (and the Board with respect to the Chairman and CEO) certified the following performance results and the Company Ratings as follows:

Performance Measure	Target	Results	Company Performance Rating (% of Target)	Modification	Total Payout
Darden Adjusted Diluted Net EPS, second half fiscal 2021	$2.00	$3.01	122%	+20%	142%

For fiscal 2021, for purposes of the annual incentive, Adjusted Diluted Net EPS was adjusted from reported diluted net EPS to exclude the items set forth in the table below.

Fiscal 2021 Second Half
Reported Diluted Net EPS from Continuing Operations	$ 3.77
Adjustments:
Income tax benefit(1)	($0.76)
Adjusted Diluted Net EPS from Continuing Operations (Adjusted Diluted Net EPS)	$ 3.01

(1)

Primarily relates to our estimated federal net operating loss (NOL) for fiscal year 2021, which we expect to carryback to the preceding five years. A non-recurring income tax benefit is generated due to the difference in the federal tax rates between fiscal year 2021 and the years to which the NOL will be carried back.

The final individual annual incentive awards for the NEOs employed by the Company as of the end of fiscal 2021 determined by the Compensation Committee (and the Board with respect to the CEO) are set forth below.

Named Executive Officer	Target % of Salary	Total Payout (% of Target)	Actual Award(1)
Eugene I. Lee, Jr.	200%	142%	$2,840,000
Rajesh Vennam	75%	142%	$362,138
Ricardo Cardenas	100%	142%	$1,058,173
Todd A. Burrowes	85%	142%	$772,480
Daniel J. Kiernan	85%	142%	$784,550
M. John Martin	85%	142%	$771,647
David C. George	100%	N/A	N/A

(1)

Actual awards are based on actual salary paid during fiscal 2021, except for Mr. George, whose annual incentive for fiscal 2021 was calculated at target and included in the total amount of Mr. George’s severance payments in accordance with the terms of his Separation Agreement.

Long-Term Incentives

The purpose of the long-term incentive program is to motivate and reward achievement of our long-term objectives of winning financially and creating long-term value for our shareholders. The long-term awards made in July 2020 for the fiscal 2021 grants were made under the 2015 Plan.

For fiscal 2021, no changes were made to our long-term incentive plan compared to fiscal 2020. Continued emphasis was placed on the pay and performance linkage by granting half of the total LTI grant value in performance stock units (PSUs) tied to relative TSR versus the S&P 500 Consumer Discretionary Index. The remaining half of the grant value was equally split between stock options and restricted stock units.

58    Darden Restaurants, Inc.

Performance Stock Units — Relative TSR (1/2 of the grant value):

•	Share denominated units;

•	Vest 50 percent on the third anniversary of the grant date, and 50 percent on the fourth anniversary of the grant date;

•	0 - 150 percent payout opportunity based upon relative TSR as compared to the companies in the S&P 500 Consumer Discretionary Index at the time of the grant; and

•	Settled in stock, with dividends paid in cash at time of settlement.

Stock Options (1/4 of the grant value):

•	Granted with an exercise price equal to the closing stock price on the grant date;

•	Vest 50 percent on the third anniversary of the grant date and 50 percent on the fourth anniversary of the grant date; and

•	Maximum term of 10 years.

Restricted Stock Units (1/4 of the grant value):

•	Share denominated units;

•	Vest 100 percent on the third anniversary of the grant date; and

•	Settled in stock, with dividends paid in cash at the time of settlement.

Fiscal 2021 Annual LTI Grants

The Compensation Committee (and the Board with respect to the CEO) approved grants to the following NEOs, effective July 29, 2020 in accordance with the plan design, as detailed below:

Named Executive Officer	Target Grant Value	Number of Options(1)	Number of Restricted Stock Units(2)	Target Number of PSUs(2)
Eugene I. Lee, Jr	$5,000,000	67,847	16,826	33,652
Rajesh Vennam(3)	$300,000	4,071	1,010	2,019
Ricardo Cardenas(4)	$1,500,000	20,354	5,048	10,096
Todd A. Burrowes	$1,000,000	13,569	3,365	6,730
Daniel J. Kiernan	$900,000	12,212	3,029	6,057
M. John Martin(5)	$900,000	12,212	3,029	6,057
David C. George	N/A

(1)

Number of options based on the Black-Scholes valuation on the first day of the fiscal year and the average closing stock price on the NYSE for the two fiscal weeks ending before the week prior to the grant date.

(2)	Number of Restricted Stock Units and PSUs based on the average closing stock price on the NYSE for the two fiscal weeks ending before the week prior to the grant date.

(3)

Mr. Vennam’s award was granted based on his prior position. In connection with his promotion to Senior Vice President, Chief Financial Officer and Treasurer effective January 4, 2021, his target long-term incentive grant value was set at $750,000.

(4)

Mr. Cardenas’ award was granted based on his prior position. In connection with his promotion to President and Chief Operating Officer effective January 4, 2021, his target long-term incentive grant value was set at $1,750,000.

(5)

Prior to becoming an executive officer, Mr. Martin received an additional grant of restricted stock units for fiscal 2021 in addition to his Target Grant Value awards described in this table. On July 29, 2020, Mr. Martin received an additional grant of 4,038 restricted stock units which vest 33 percent on the first and second anniversaries of the grant date and the remaining shares vest on the third anniversary of the grant date.

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Performance Results and Payouts from Prior Long-Term Incentive Plan Grants

Fiscal 2021 was the final year of the three-year period for PSUs that were granted at the beginning of fiscal 2019 for the performance period covering fiscal 2019-2021 (the 2019 grants). For the 2019 grants, made under our 2015 Plan, the PSUs are settled in stock, and the number of shares earned are based upon the results of a three-year performance period. The earned PSUs vest in two tranches: 50 percent of the earned PSUs vested on July 25, 2021 and the remaining earned PSUs will vest on July 25, 2022. Payout of the PSUs is based on three-year relative total shareholder return (TSR) versus a group of publicly-traded restaurant companies established in June 2019.

The Compensation Committee certified that the Company’s three-year TSR performance ranked at the 53rd percentile of the peer group’s performance. The Compensation Committee determined that no adjustments should be made to the resulting payout. See footnote 3 to the “Outstanding Equity Awards at Fiscal Year-End” table for the number of earned PSUs for each NEO.

Measure and Targets

Darden Relative TSR Percentile Rank(1)	Earned Percentage
>75th	150%
75th	150%
50th	100%
33rd	50%
<33rd	0%

Results	Target Percentile	Percentile Result	Earned Percentage(1)
FY 2019-21	50th	53rd	106%

(1)	Straight line interpolation between 33rd and 75th percentiles, capped at 150% of target

CEO Special Award Performance Results and Vesting

On June 22, 2017, the Board approved a special additional equity grant to Mr. Lee under the Company’s 2015 Plan. Effective June 29, 2017, Mr. Lee received a grant of 81,735 PSUs (Special PSUs) with an aggregate grant date value of $7,500,000. The first installment of this award, 26.7% for 21,823 shares vested on May 31, 2020, the second installment, 33.3% for 27,218 shares vested on May 30, 2021 and the remaining 40% will vest on May 29, 2022. The Special PSUs pay out based upon achieving certain three-year, four-year and five-year adjusted EBITDA targets. The results and payout at 100% of target for the second installment of the award were certified by the Compensation Committee on June 22, 2021 as set forth in the following table (dollars in millions).

2021 Adjusted EBITDA	2020 Adjusted EBITDA	2019 Adjusted EBITDA	2018 Adjusted EBITDA	Four-Year Adjusted EBITDA	Four-Year Adjusted EBITDA Target	Earned Shares May 30, 2021
$1,038.7	$793.9	$1,183.8	$1,099.3	$4,115.7	exceeds $1,000.0	27,218

60    Darden Restaurants, Inc.

Adjusted EBITDA means, with respect to a fiscal year, the Company’s consolidated earnings before interest, taxes, depreciation, and/or amortization, excluding the effects of non-core, non-operating, or non-recurring items, acquisitions and divestitures and changes in accounting principles, in each case as disclosed in the Company’s financial statements. A reconciliation of adjusted EBITDA to earnings (loss) from continuing operations for each of the applicable fiscal years is set forth in the following table.

	Fiscal Year				Four-Year

(in millions)	2021	2020	2019	2018	Total
Earnings (loss) from continuing operations	$ 632.4	$ (49.2)	$ 718.6	$ 603.8
Interest, net	63.5	57.3	50.2	161.1
Income tax expense (benefit)	(55.9)	(111.8)	63.7	1.9
Depreciation and amortization	350.9	355.9	336.7	313.1
EBITDA	990.9	252.2	1,169.2	1,079.9
Adjustments:
Goodwill impairment	—	169.2	—	—
Trademark impairment	—	145.0	—	—
Restaurant-level impairments	—	47.0	14.6	—
Other asset impairments	—	28.8	—	—
Pension settlement charge	—	145.5	—	—
International entity liquidation	—	6.2	—	—
Cheddar’s integration expenses	—	—	—	19.4
Corporate restructuring	47.8	—	—	—
Adjusted EBITDA	$1,038.7	$793.9	$1,183.8	$1,099.3	$4,115.7

Chief Operating Officer Separation Agreement

On June 24, 2020, the Company entered into a Separation Agreement and General Release (the Separation Agreement) with Mr. George providing for Mr. George’s involuntary separation from the Company effective August 2, 2020 (Separation Date.) The Separation Agreement provided Mr. George with severance payments for a period of 78 weeks after his Separation Date, constituting the approximation of his salary and his expected fiscal 2021 bonus at target, his expected fiscal 2022 bonus at target for the portion of that fiscal year during which he is receiving the severance payments and certain other payments and benefits described in more detail in the Company’s Proxy Statement and Supplemental Proxy Materials for the Company’s 2020 Annual Meeting of Shareholders.

President, Specialty Restaurant Group Special Award

On July 25, 2018, prior to becoming an executive officer, Mr. Martin was granted a special PSU award designed to reward management for achieving milestones with respect to opening new The Capital Burger restaurant locations. Under the terms of the award agreement, Mr. Martin is eligible to earn up to 10,423 PSUs, separated into two tranches of 50% of the total possible number, earned based on achieving Capital Burger new restaurant opening targets. These PSUs are earned and vested immediately upon achievement of the performance criteria. The special PSUs are forfeited if not earned prior to July 24, 2024.

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NEO Total Compensation Changes for fiscal 2022

In accordance with our annual review process, the Compensation Committee (and the Board with respect to the Chairman and CEO) reviews each actively employed NEO’s total direct compensation and evaluates each NEO’s individual performance, Company and business unit performance and each officer’s target compensation opportunity relative to updated market data provided by the independent compensation consultant. In June 2021, for fiscal 2022, the Compensation Committee (and the Board with respect to the Chairman and CEO) approved the base salary, annual incentive target bonus opportunity amount and long-term incentive program Target Grant Amount of each of our NEOs effective for fiscal 2022, which included increases to certain amounts to better align the total compensation of each of our NEOs with comparable positions within our peer group, reward individual performance, or to reflect tenure in position, retention priority for key positions and/or changes in responsibilities. Any changes to Base Salary will be effective August 2, 2021.

Named Executive Officer	Base Salary for fiscal 2022	Target Annual Incentive Percentage for fiscal 2022	Target Value of Long-term Incentive for fiscal 2022
Eugene I. Lee, Jr.	$1,300,000	200%	$5,500,000
Rajesh Vennam	$ 625,000	85%	$1,200,000
Ricardo Cardenas	$ 800,000	100%	$2,200,000
Todd A. Burrowes	$ 700,000	85%	$1,200,000
Daniel J. Kiernan	$ 700,000	85%	$1,300,000
M. John Martin	$ 700,000	85%	$1,200,000

Other Programs, Policies, and Practices

Perquisites

We provide limited perquisites to our NEOs that we believe are appropriate to enable business continuity and minimize work distractions. During fiscal 2021, these benefits included an allowance toward a company car, limited reimbursement for financial planning assistance, unsubsidized group liability insurance and an executive physical program.

Other Benefits

Our NEOs receive the same employee benefits provided to other salaried U.S. employees, but are not eligible to actively participate in Darden’s qualified savings plan (the Darden Savings Plan). Instead, we award amounts under our FlexComp Plan for our NEOs in place of participation under the Darden Savings Plan. The FlexComp Plan also allows participants (approximately 1300) to defer receipt of portions of their base salaries and annual incentive compensation. See the discussion under the heading “Non-Qualified Deferred Compensation” for further details regarding the terms of participation under the FlexComp Plan.

62    Darden Restaurants, Inc.

Stock Ownership Guidelines

In keeping with our objective of aligning our executives’ interests with our shareholders’ interests, we require our executives to hold equity in the Company equal in value to a designated multiple of their salaries. Under the Company’s stock ownership policy, the Chairman and CEO must hold 100 percent and any other officer must hold 50 percent of any net after tax shares issued to them until they achieve the required stock ownership level. The required ownership values for our actively employed NEOs vary based on the executive’s level of responsibility as follows:

Named Executive Officer	Required Ownership as a Multiple of Base Salary
Eugene I. Lee, Jr.	6x
Rajesh Vennam	4x
Ricardo Cardenas	4x
Todd A. Burrowes	4x
Daniel J. Kiernan	4x
M. John Martin	4x

The Compensation Committee monitors compliance with the ownership guidelines. Each of the NEOs remained in compliance with the ownership guidelines as of May 30, 2021.

Policy on Granting Equity Awards

Our equity awards policy provides that incentive equity grants to employees, including stock option grants, are made once per year and are effective on the last Wednesday in fiscal July. The Company may also grant equity awards for special purposes such as retention, recognition or promotion and such special awards are made effective on any date determined by the Compensation Committee, the Board or authorized individual approving the award. The grant date for equity awards is never a date prior to approval. The exercise price of stock options may not be less than the fair market value of our common stock on the date of the grant as measured by the closing sales price of our common stock on the NYSE.

Recoupment and Forfeiture of Compensation

We have adopted a clawback policy which provides that an executive officer is required to repay performance-based awards to the Company if he or she knowingly participates in a fraud that requires the Company to restate its financial statements. Performance-based awards include annual incentive awards and PSU awards under our 2015 Plan.

Employment Agreements

We do not have employment agreements in place with any of our named executive officers.

Change in Control Agreements

All of our NEOs are parties to Change in Control Agreements that reflect current market practices and governance best practices. The Change in Control Agreements provide for severance benefits (between 1.5 and 2.0 times base salary and target bonus) in the event of a termination of employment within 24 months of a change in control of the Company. Please see the discussion under the heading “Potential Payments Upon Termination or Change in Control” for further discussion of the Change in Control Agreements.

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Tax Considerations

In designing our compensation programs, we take into account the various tax, accounting and disclosure rules. The Compensation Committee also reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code. The Tax Act repealed the performance-based exemption from Section 162(m)’s deduction limit for taxable years beginning after December 31, 2017, subject to certain transition rules that “grandfathered” certain awards and arrangements that were in effect prior to November 2, 2017, and expanded the population of executives to which the deduction limit applies. The Compensation Committee generally sought to preserve tax deductions for executive compensation where available. Nonetheless, the Compensation Committee has awarded compensation that is not fully tax deductible when it believes such grants are in the best interests of the Company and our shareholders and reserves the right to do so in the future. We anticipate that a significant portion of our incentive awards for fiscal 2021 will not be deductible when paid due to the repeal of the performance-based compensation exemption. There is no guarantee that compensation payable pursuant to any of the Company’s compensation programs initially granted before fiscal 2021 will ultimately be deductible by the Company.

Shareholder Engagement and Results of Say on Pay Advisory Vote

At the 2020 Annual Meeting of Shareholders, approximately 94.5 percent of the votes cast were in favor of the advisory vote to approve executive compensation. We believe that these vote results, together with feedback received during the Company’s ongoing shareholder engagement, reflect that shareholders are pleased with the structure of the Company’s compensation programs put into place by the Compensation Committee for fiscal 2021. The Compensation Committee approved changes to the Company’s annual incentive program and froze NEO salaries and annual and long-term award percentages for fiscal 2021 as discussed above, including under “Summary of Compensation Actions for Fiscal 2021 and Plans for Fiscal 2022.” The changes were not the result of shareholder engagement or the 2020 vote results. The Compensation Committee and Board are committed to serving Darden’s shareholders, and plan to continue regular dialogue with shareholders as we move forward.

Compensation Committee Report

The Compensation Committee of the Board of Directors reviewed and discussed the Compensation Discussion and Analysis with Darden’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended May 30, 2021.

Respectfully submitted,

The Compensation Committee

James P. Fogarty, Committee Chair

Cynthia T. Jamison

Nana Mensah

Timothy J. Wilmott

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Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Mr. Fogarty as the Chair and Ms. Jamison and Messrs. Mensah and Wilmott as members. During fiscal 2021, all members of the Compensation Committee were independent directors, and no member was an employee or former employee of the Company. In addition, none of the Company’s executive officers served on the board of directors or compensation committee (or other committee serving an equivalent function) of another entity whose executive officer served on the Company’s Board of Directors or Compensation Committee.

Assessment of Risk of Compensation Programs

We believe that our compensation programs for executives and other employees are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and do not incentivize executives or other employees to take unnecessary or excessive risks. Specifically, we believe that the following features of our compensation programs (discussed in more detail in the Compensation Discussion and Analysis section above) help manage or mitigate risk:

•

The Company has allocated compensation among base salary and short-term and long-term compensation target opportunities for executives in such a way as to not encourage excessive risk taking. Incentive compensation is not overly weighted toward short-term incentives. In addition, both short-term and long-term incentives are subject to maximum payment amounts;

•

The mix of equity award instruments used under our long-term incentive program (a) includes full value awards; and (b) rewards different performance measures (currently, total shareholder return for stock options and total shareholder return relative to the S&P 500 for PSUs);

•

Our annual and long-term compensation plans are reviewed by the Compensation Committee and any risks embedded in those plans are discussed and evaluated for appropriateness. Our incentive opportunities are designed to drive strong, sustainable growth and shareholder return;

•	The multi-year vesting of our equity awards aligns incentive compensation with shareholders’ interests by rewarding long-term stock appreciation rather than short-term performance;

•	Our performance criteria and objectives balance performance and sustainability of performance by setting a variety of goals, including same-restaurant sales growth and earnings per share growth;

•	Our Stock Ownership Guidelines encourage a focus on long-term growth in shareholder value; and

•	Our policies regarding recoupment and forfeiture of compensation discourage excessive or inappropriate risk-taking.

2021 Proxy Statement    65

Executive Compensation

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal years ended May 30, 2021, May 31, 2020, and May 26, 2019.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Eugene I. Lee, Jr. Chairman and Chief Executive Officer	2021	1,000,000	—	4,135,158	1,361,689	2,840,000	—	791,339	10,128,186
	2020	829,760	1,916,154	3,914,767	1,268,902	—	—	759,124	8,688,707
	2019	1,000,000	—	4,393,249	1,482,042	3,200,000	—	635,287	10,710,578
Rajesh Vennam Senior Vice President, Chief Financial Officer and Treasurer	2021	405,385	11,077	248,134	81,705	362,138	—	95,852	1,204,291

Ricardo Cardenas President and Chief Operating Officer, and our previous Senior Vice President, Chief Financial Officer	2021	745,192	—	1,240,596	408,505	1,058,173	—	304,487	3,756,954
	2020	685,817	690,538	1,174,393	380,675	—	—	272,942	3,204,365
	2019	687,019	—	1,142,285	385,328	989,307	—	222,794	3,426,733

Todd A. Burrowes President, LongHorn Steakhouse	2021	640,000	—	826,982	272,330	772,480	—	181,977	2,693,769
	2020	604,038	723,863	782,929	253,776	—	—	355,021	2,719,627
	2019	601,346	—	878,717	296,405	813,741	—	210,646	2,800,855
Daniel J. Kiernan President, Olive Garden	2021	650,000	—	744,324	245,095	784,550	—	170,147	2,594,115
	2020	601,442	471,635	704,710	228,413	—	—	159,363	2,165,563
	2019	541,346	—	615,035	207,481	743,810	—	172,797	2,280,469
M. John Martin President, Specialty Restaurant Group	2021	645,673	—	1,062,680	245,095	771,647	—	162,238	2,887,332

David C. George Former Executive Vice President and Chief Operating Officer	2021	134,135	—	—	—	—	—	3,023,540	3,157,676
	2020	733,413	738,442	1,174,393	380,675			417,046	3,443,969
	2019	745,673		1,317,961	444,617	1,193,077		289,070	3,990,398

(1)	Amounts reflect the actual base salary earned by the NEO in fiscal 2021, fiscal 2020 and fiscal 2019, including any deferred amounts reported in the Non-Qualified Deferred Compensation Table.

(2)

For fiscal 2021, prior to becoming an Executive Officer on January 4, 2021, Mr. Vennam received a cash award equal to the impact that the fiscal 2020 salary reductions had on his base salary. For all Named Executive Officers, in fiscal 2020, any amounts reflect the actual cash incentive awarded to the NEOs. The Compensation Committee approved modifications to the performance goals for fiscal 2020 annual incentives in response to the impacts of the COVID-19 pandemic on the Company as discussed further in the Compensation Discussion and Analysis section of the Company’s 2020 Proxy Statement. The Company made annual incentive payments for fiscal 2019 based upon achieving performance measures that were established under the Company’s 2015 Plan and fiscal 2021 based upon achieving performance measures that were established under the Company’s Annual Incentive Plan. Those annual incentive payments are reported in the “Non-Equity Incentive Plan Compensation” column of this table.

(3)

Amounts in these columns represent the grant date fair value of awards computed in accordance with ASC Topic 718 for each of fiscal 2021, fiscal 2020 and fiscal 2019. The assumptions used in calculating these amounts in accordance with ASC

66    Darden Restaurants, Inc.

Topic 718 are included in Note 1 (under the heading Stock-Based Compensation) to the Company’s audited financial statements included in the Company’s 2021 Annual Report on Form 10-K. The PSU awards granted to all NEOs in fiscal 2021 vest based on Relative TSR. After a three-year performance period, the PSUs granted in fiscal 2021 are eligible to vest 50 percent on the third anniversary of the grant date and 50 percent on the fourth anniversary of the grant date. Actual awards may range from 0 percent to 150 percent of the targeted incentive. The grant value of PSUs is shown at target payout. For fiscal 2021, the following amounts represent the grant date fair value of PSU awards assuming achievement of maximum (150 percent) payout: Mr. Lee — $4,212,894; Mr. Vennam — $252,759; Mr. Cardenas — $1,263,918; Mr. Burrowes — $842,529; Mr. Kiernan — $758,276; Mr. Martin — $758,275. For fiscal 2020, the following amounts represent the grant date fair value of PSU awards assuming achievement of maximum (150 percent) payout: Mr. Lee — $3,916,489; Mr. Cardenas — $1,174,928; Mr. George — $1,174,928; Mr. Burrowes — $783,223; Mr. Kiernan — $705,031. For fiscal 2019, the following amounts represent the grant date fair value of PSU awards assuming achievement of maximum (150 percent) payout: Mr. Lee — $4,497,741; Mr. Cardenas — $1,169,399; Mr. George — $1,349,253 Mr. Burrowes — $899,617; Mr. Kiernan — $629,663. These PSUs are described more fully under the heading “Compensation Discussion and Analysis — Fiscal 2021 Executive Compensation Program Elements — Long-Term Incentives.”

(4)	Amounts reflect the actual cash incentive award earned by the NEO for fiscal 2021 and fiscal 2019, including any deferred amounts reported in the Non-Qualified Deferred Compensation Table.

(5)

Amounts deferred into the FlexComp Plan do not receive above market or preferential earnings, but rather receive notional rates of return that match the returns on the investment options available under the Darden Savings Plan as described under the subheading “Non-Qualified Deferred Compensation.”

(6)	All Other Compensation for fiscal 2021 consists of the following amounts:

	Perks and Other Personal Benefits ($)(a)	Company Contributions to Defined Contribution Plans ($)(b)	Insurance Premiums ($)(c)	Dividends or Earnings on Stock or Option Awards ($)(d)	Other ($)(e)	Totals ($)
Eugene I. Lee, Jr.	29,766	247,680	11,834	502,059	—	791,339
Rajesh Vennam	13,627	50,220	5,269	26,736	—	95,852
Ricardo Cardenas	19,257	116,317	6,661	162,252	—	304,487
Todd A. Burrowes	13,908	91,105	10,108	66,856	—	181,977
Daniel J. Kiernan	22,826	92,528	11,834	42,959	—	170,147
M. John Martin	14,020	91,417	14,415	42,386	—	162,238
David C. George	11,809	7,377	4,279	136,522	2,861,086	3,023,540

(a)

Includes the aggregate incremental costs to the Company for personal use of a Company car or a limited car allowance, an executive physical program, a reimbursement for financial counseling services, a discount on the purchase of Company gift cards, and a discount on the price to purchase a company car. None of these perquisites had a value exceeding the greater of $25,000 or 10 percent of total perquisites for an NEO.

(b)

Amounts in this column represent Company contributions made in August 2021 for fiscal 2021 Company performance under the FlexComp Plan, our non-qualified deferred compensation plan. Company contributions are made under the provisions of the FlexComp Plan and are deferred in accordance with executives’ elections pursuant to the terms of the FlexComp Plan. Salary or bonus deferred by an NEO into the FlexComp Plan is reported in the “Salary” column or the “Non-Equity Incentive Plan Compensation” column.

(c)	Represents the cost to the Company for providing life insurance and long-term disability insurance.

(d)

Our NEOs do not receive dividends or dividend equivalents on unvested restricted stock, unvested restricted stock units or unvested PSUs, but rather accrue them for payment when the restricted stock, restricted stock units or PSUs are earned and vested and only on the number of shares of stock or units that actually vest. This amount reflects the value of the dividends paid in stock with respect to the PSUs that vested on July 25, 2020 and July 26, 2020 with respect to all of the NEOs, special CEO PSUs that were delivered on August 2, 2020 with respect to Mr. Lee and RSUs that vested January 24, 2021 for Messrs. Kiernan and Vennam.

(e)

Includes amounts paid to Mr. George under his agreement with the Company governing his separation from the Company and the increased value of accelerated equity awards. See “Compensation Discussion and Analysis — Chief Operating Officer Retirement Agreement” in the Company’s 2020 Proxy Statement for more information regarding the agreement between Mr. George and the Company.

2021 Proxy Statement    67

Grants of Plan-Based Awards for Fiscal 2021

The following table sets forth certain information with respect to equity and non-equity plan-based awards granted during fiscal 2021 under the 2015 Plan and the Annual Incentive Plan to each of the NEOs

									All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)
Name	Grant Date	Approval Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Eugene I. Lee, Jr.	—		—	2,000,000	4,000,000
	7/29/2020	6/24/2020								67,847	78.84	1,361,689
	7/29/2020	6/24/2020							16,826			1,326,562
	7/29/2020	6/24/2020				—	33,652	50,478				2,808,596
Rajesh Vennam	—		—	255,027	510,054
	7/29/2020	6/23/2020								4,071	78.84	81,705
	7/29/2020	6/23/2020							1,010			79,628
	7/29/2020	6/23/2020				—	2,019	3,029				168,506
Ricardo Cardenas	—		—	745,192	1,490,385
	7/29/2020	6/23/2020								20,354	78.84	408,505
	7/29/2020	6/23/2020							5,048			397,984
	7/29/2020	6/23/2020				—	10,096	15,144				842,612
Todd A. Burrowes	—		—	544,000	1,088,000
	7/29/2020	6/23/2020								13,569	78.84	272,330
	7/29/2020	6/23/2020							3,365			265,297
	7/29/2020	6/23/2020				—	6,730	10,095				561,686
Daniel J. Kiernan	—		—	552,500	1,105,000
	7/29/2020	6/23/2020								12,212	78.84	245,095
	7/29/2020	6/23/2020							3,029			238,806
	7/29/2020	6/23/2020				—	6,057	9,086				505,517
M John Martin	—		—	543,413	1,086,827
	7/29/2020	6/23/2020								12,212	78.84	245,095
	7/29/2020	6/23/2020							3,029			238,806
	7/29/2020	6/23/2020							4,038			318,356
	7/29/2020	6/23/2020				—	6,057	9,086				505,517
David C. George	—		—	775,000	1,550,000

(1)

The column sets forth the date on which the Compensation Committee took action to grant the reported awards. The grants made to Mr. Lee were recommended by the Compensation Committee and approved by the independent members of the Board and the grants made to the other NEOs were approved by the Compensation Committee.

(2)

The amounts in these columns represent the potential annual cash incentive that may be earned under the Annual Incentive Plan by each NEO. The annual ranges are calculated with the actual salary earned during the fiscal year or, for Mr. George, the salary that would have been earned if employed by the Company for the entire fiscal year. Where the NEO’s target bonus opportunity increases during the fiscal year (for example, in the event of a promotion), the target bonus opportunity is based on a proration using the target bonus opportunity in effect for each portion of the fiscal year, and such proration is used in the actual bonus award calculation. Actual payouts to the NEOs based on fiscal 2021 performance are reported under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(3)

The NEOs received grants of PSUs under the 2015 Plan. The PSU awards granted to the NEOs are earned based on Relative TSR. After a three-year performance period, the PSUs granted in fiscal 2021 are eligible to vest 50 percent on the third anniversary of the grant date, and 50 percent on the fourth anniversary of the grant date. Actual awards may range from 0 percent to 150 percent of the targeted incentive. These PSUs are described more fully under the heading “Compensation Discussion and Analysis — Fiscal 2021 Executive Compensation Program Elements — Long-Term Incentives.”

68    Darden Restaurants, Inc.

(4)

The NEOs received grants of restricted stock units under the 2015 Plan. These restricted stock units vest 100 percent on the third anniversary of the grant date. Mr. Martin also received an additional grant of 4,038 restricted stock units on July 29, 2020, which vests 33 percent on the first and second anniversaries of the grant date and the remaining shares vest on the third anniversary of the grant date.

(5)	The NEOs received grants of non-qualified stock options under the 2015 Plan. These non-qualified stock options vest 50 percent on each of the third and fourth anniversaries of the grant date.

(6)

All stock options are granted with an exercise price equal to the fair market value of our common stock on the date of grant. Fair market value under the 2015 Plan has been determined by the Compensation Committee to be the closing price of the common stock on the NYSE as reported in the consolidated transaction reporting system on the grant date or, if such exchange is not open for trading on such date, on the most recent preceding date when such exchange is open for trading.

(7)	Assumptions used in the calculation of these amounts are included in Note 1 to the Company’s audited financial statements included in the Company’s 2021 Annual Report on Form 10-K.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the total outstanding equity awards as of May 30, 2021 for each of the NEOs.

	Option Awards(1)					Stock Awards

						Restricted Stock		PSU Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)(2)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Eugene I. Lee, Jr.	7/27/2016	83,852	—	59.68	7/27/2026
	7/26/2017	38,362	38,363	85.83	7/26/2027
	7/25/2018	—	78,916	107.05	7/25/2028
	7/24/2019	—	63,636	124.24	7/24/2029
	7/29/2020	—	67,847	78.84	7/29/2030	40,349	5,779,187	127,210	18,220,288
Rajesh Vennam	7/27/2016	2,245	—	59.68	7/27/2026
	7/26/2017	1,534	1,535	85.83	7/26/2027
	7/25/2018	—	3,157	107.05	7/25/2028
	7/24/2019	—	3,182	124.24	7/24/2029
	7/29/2020	—	4,071	78.84	7/29/2030	2,056	294,481	4,663	667,881
Ricardo Cardenas	11/17/2014	42,608	—	49.25	11/17/2024
	7/29/2015	12,735	—	65.02	7/29/2025
	7/27/2016	46,444	—	59.68	7/27/2026
	7/26/2017	9,590	9,591	85.83	7/26/2027
	7/25/2018	—	20,518	107.05	7/25/2028
	7/24/2019	—	19,091	124.24	7/24/2029
	7/29/2020	—	20,354	78.84	7/29/2030	11,584	1,659,176	26,622	3,813,069
Todd A. Burrowes	7/29/2015	20,375	—	65.02	7/29/2025
	7/27/2016	24,770	—	59.68	7/27/2026
	7/26/2017	6,905	6,906	85.83	7/26/2027
	7/25/2018	—	15,783	107.05	7/25/2028
	7/24/2019	—	12,727	124.24	7/24/2029
	7/29/2020	—	13,569	78.84	7/29/2030	8,070	1,155,866	18,627	2,667,945

2021 Proxy Statement    69

	Option Awards(1)					Stock Awards

						Restricted Stock		PSU Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)(2)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Daniel J. Kiernan	7/24/2013	6,790	—	42.99	7/24/2023
	7/23/2014	16,139	—	39.53	7/23/2024
	7/29/2015	4,457	—	65.02	7/29/2025
	7/27/2016	10,837	—	59.68	7/27/2026
	7/26/2017	2,685	2,686	85.83	7/26/2027
	7/25/2018	—	11,048	107.05	7/25/2028
	7/24/2019	—	11,455	124.24	7/24/2029
	7/29/2020	—	12,212	78.84	7/29/2030	6,742	965,657	14,451	2,069,817
M. John Martin	7/29/2015	6,160	—	65.02	7/29/2025
	7/27/2016	9,933	—	59.68	7/27/2026
	7/26/2017	3,836	3,837	85.83	7/26/2027
	7/25/2018	—	9,470	107.05	7/25/2028
	7/24/2019	—	10,182	124.24	7/24/2029
	7/29/2020	—	12,212	78.84	7/29/2030	11,374	1,629,098	24,347	3,487,221
David C. George	7/29/2015	25,470	—	65.02	7/29/2025
	7/26/2017	19,181	—	85.83	7/26/2027
	7/25/2018	23,675	—	107.05	7/25/2028
	7/24/2019	19,091	—	124.24	7/24/2029	—	—	14,113	2,021,405

(1)

All option awards are non-qualified stock options that expire ten years from the date of grant. Except where noted, the vesting schedule for the non-qualified stock options granted to NEOs is 50 percent on the third and fourth anniversaries of the grant date. For Mr. Kiernan, the non-qualified stock option grants made prior to July 29, 2015 vested in thirds on the second, third and fourth anniversaries of the grant date.

(2)

The units reflected in this column represent awards of RSUs granted to the NEOs which fully vest on the third anniversary of the grant dates of each such award. With respect to Mr. Martin, this column includes additional awards of RSUs granted during fiscal 2019 and 2021 which vest 33 percent on the first and second anniversaries of the grant date and the remaining on the third anniversary of the grant date. Mr. Martin’s RSUs vesting on dates other than the third anniversary of the grant date consist of 1,332 RSUs that will vest on July 29, 2021 and 1,332 RSUs that will vest on July 29, 2022. The market value of outstanding stock awards is based on a per share (or unit) value of $143.23, the closing market price of our common shares on the NYSE on May 28, 2021, the last trading day before the end of our fiscal year on May 30, 2021.

70    Darden Restaurants, Inc.

(3)

All units reflected in this column represent PSU awards granted during fiscal 2018, 2019, 2020 and 2021. With respect to Mr. Lee, this column also includes the special CEO PSU award granted to Mr. Lee in fiscal 2018, 21,823 units of which vested on May 31, 2020 and were delivered on July 31, 2020 and 27,218 units of which vested on May 30, 2021 and were delivered on July 30, 2021 as described in more detail in the Compensation Discussion and Analysis section above. With respect to Mr. Martin, this column also includes 10,423 special PSUs granted on July 25, 2018 with respect to Capital Burger restaurant openings. The terms of these awards are described in the Compensation Discussion and Analysis above. The terms of the remaining PSU awards are more fully described in the Compensation Discussion and Analysis and the Grants of Plan-Based Awards tables of the Proxy Statement for the fiscal year in which they are granted. The Compensation Committee certified the performance results with respect to the annual PSU awards granted in fiscal 2019 on June 22, 2021. Under this certification the PSUs earned with respect to the fiscal 2019 annual awards to each of the named executive officers were as follows:

Name	Type of PSU Award	Number of PSUs on Grant Date	Earned Percentage	Number of Earned PSUs

Eugene I. Lee, Jr.	FY19-21 TSR	26,058	106%	27,621

Rajesh Vennam	FY19-21 TSR	1,042	106%	1,105

Ricardo Cardenas	FY19-21 TSR	6,775	106%	7,182

Todd A. Burrowes	FY19-21 TSR	5,212	106%	5,525

Daniel J. Kiernan	FY19-21 TSR	3,648	106%	3,867

M. John Martin	FY19-21 TSR	3,127	106%	3,315

David C. George	FY19-21 TSR	7,817	106%	8,286

Option Exercises and Stock Vested for Fiscal 2021

The following table summarizes the number of option awards exercised and restricted stock units and performance stock units that vested during fiscal 2021 for each of the NEOs.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)

Eugene I. Lee, Jr.	118,957	8,810,043	86,661	6,812,866

Rajesh Vennam	—	—	3,494	323,251

Ricardo Cardenas	32,416	3,256,553	19,843	1,560,485

Todd A. Burrowes	—	—	10,927	859,325

Daniel J. Kiernan	16,198	1,438,983	6,962	644,416

M. John Martin	—	—	7,267	571,454

David C. George	57,959	4,534,582	29,511	2,949,833

(1)

The value realized equals the difference between the exercise price and the closing market price of our common stock on the NYSE on the date of exercise, multiplied by the number of shares acquired on exercise.

(2)

The Number of Shares Acquired for each executive represents the number of PSUs (TSR), PSUs (ROIC), PSUs (EBITDA) and RSUs that vested for each executive on July 26, 2020 and July 27, 2020, for Mr. Lee on August 2, 2020 and for Messrs. Vennam and Kiernan on January 24, 2021. The terms of these awards are described in the Compensation Discussion and Analysis and the Grants of Plan-Based Awards tables of the Proxy Statement for the fiscal year in which they were granted.

(3)	The value realized equals the closing market price of our common stock on the NYSE on the vesting date multiplied by the number of shares acquired on vesting.

Non-Qualified Deferred Compensation

We maintain the FlexComp Plan, a non-qualified deferred compensation plan, for our executive officers, other members of management and certain highly compensated employees who are not eligible to participate in the Darden Savings Plan.

2021 Proxy Statement    71

The FlexComp Plan permits participating executive officers to defer receipt of up to 25 percent of their base salaries and up to 100 percent of their annual incentive compensation. Amounts deferred under the FlexComp Plan are payable in cash on the date or dates selected by the participant in accordance with the terms of the FlexComp Plan or on such other dates specified in the FlexComp Plan. Deferred amounts are credited with notional rates of return based on the performance of several investment alternatives (which mirror the returns on the investment alternatives available under the Darden Savings Plan, the Company’s qualified 401(k) savings plan), as selected by the participant.

We also make certain contributions to executive officers’ accounts under the FlexComp Plan that are designed to provide benefits in lieu of qualified retirement plans. Company contributions are made annually. For all NEOs, the annual contribution is 4 percent of the executive’s eligible annual earnings. In addition, a second Company contribution ranges from 1.5 percent to 7.2 percent of the executive’s eligible annual earnings based on Company performance. The contributions are automatically deferred in accordance with the participants’ elections and the terms of the FlexComp Plan.

Both participant deferrals and Company contributions under the FlexComp Plan are credited with notional rates of return based on several investment alternatives, which mirror the returns on the investment alternatives under the Darden Savings Plan. Except for the Darden Company Stock Fund, investment selections may be changed daily. The FlexComp Plan does not have a guaranteed rate of return or guaranteed retirement benefit. The table below shows the funds available under the Darden Savings Plan and their notional rates of return for the twelve months ended May 30, 2021, the reportable fund performance period that most closely matched our fiscal year, as reported by the recordkeeper of the Darden Savings Plan.

Deferred amounts under the FlexComp Plan are generally paid following separation from employment unless the participant elected an earlier in-service distribution date at the time of the deferral. Participants may elect to be paid in the form of a single sum cash payment, or 5-year or 10-year annual installment payments. The form of payment depends upon the participant’s deferral election and the participant’s retirement eligibility at separation from employment.

Name of Fund	Rate of Return
Columbia Trust Stable Government 1-0	1.02%
Darden Company Stock Fund	85.21%
DFA US Small Cap I	69.93%
TS&W International Large Cap Equity CL	46.26%
Vanguard Extended Market Index Inst	62.59%
Vanguard Institutional Index Instl Plus	40.32%
Vanguard Target Retirement Trst II 2015 Fd	14.48%
Vanguard Target Retirement Trst II 2020 Fd	20.15%
Vanguard Target Retirement Trst II 2025 Fd	24.16%
Vanguard Target Retirement Trst II 2030 Fd	27.55%

Name of Fund	Rate of Return
Vanguard Target Retirement Trst II 2035 Fd	31.08%
Vanguard Target Retirement Trst II 2040 Fd	34.61%
Vanguard Target Retirement Trst II 2045 Fd	38.21%
Vanguard Target Retirement Trst II 2050 Fd	38.56%
Vanguard Target Retirement Trst II 2055 Fd	38.58%
Vanguard Target Retirement Trst II 2060 Fd	38.57%
Vanguard Target Retirement Trst II 2065 Fd	38.61%
Vanguard Target Retirement Income Trst II Fd	12.75%
Vanguard Total Bond Market Index I	(0.48)%
Vanguard Total Intl Stock Index Inst	43.06%

72    Darden Restaurants, Inc.

The following table provides additional information concerning the FlexComp Plan account for each NEO, including the contributions by Darden to the FlexComp Plan during fiscal 2021 and the aggregate FlexComp balance as of May 30, 2021.

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at End of FY 2021 ($)(3)
Eugene I. Lee, Jr.	—	230,599	149,862	—	5,094,879
Rajesh Vennam	—	38,018	71,939	—	231,059
Ricardo Cardenas	—	115,585	363,225	—	1,649,637
Todd A. Burrowes	—	111,516	205,193	—	790,136
Daniel J. Kiernan	50,375	90,116	626,708	—	3,105,418
M. John Martin	19,159	85,600	965,043	10,677	3,384,435
David C. George	—	123,605	88,716	1,241,128	1,748,630

(1)

Reflects the deferred Salary or Bonus amounts for each of the NEOs during fiscal 2021 which are reported as compensation to such NEO in the Summary Compensation Table and which are deferred in accordance with participants’ elections pursuant to the terms of the FlexComp Plan.

(2)

Reflects the Company’s annual contribution to the FlexComp Plan made in August 2020 during fiscal 2021 for the account of the NEOs. The Company contributions made in August 2021 during fiscal 2022 are not reported in this table.

(3)

A portion of the balances reported for each of Mr. Lee and Mr. George were contributed to the RARE Hospitality International, Inc. Deferred Compensation Plan (the RARE Deferred Compensation Plan) prior to July 1, 2008, when they began participating in the FlexComp Plan. The RARE Deferred Compensation Plan is a non-qualified deferred compensation plan. It is closed to new employee deferrals and Company contributions and is administered in conjunction with the FlexComp Plan.

Pension Benefits

No benefits have accrued under the Retirement Income Plan for Darden Restaurants, Inc. (RIP) since December 31, 2014. In April 2018, our Benefit Plans Committee approved the termination of the RIP effective as of September 30, 2018. Pursuant to an agreement entered into on November 19, 2019, the RIP’s remaining assets and liabilities were transferred to a third-party annuity provider (and, in certain cases, the Pension Benefit Guaranty Corporation). Mr. Lee is eligible for a single life annuity payable monthly at age 65 in the amount of $386.29 per month. Mr. Lee is eligible to commence benefits immediately following termination of employment. Benefits may commence at an earlier date (subject to actuarial reduction) and/or in a different form (on an actuarially equivalent basis). The Company does not maintain any other qualified defined benefit plans following the RIP’s termination.

Potential Payments Upon Termination or Change in Control

The Company has entered into Change in Control Agreements (CIC Agreements) with Messrs. Burrowes, Cardenas, George, Kiernan, Lee, Martin and Vennam. The Company’s typical practice is not to enter into employment agreements with the NEOs. The following summarizes the potential payments to be made to NEOs upon termination of their employment or a change in control of the Company, except for Mr. George’s retirement. As discussed in more detail in the Compensation Discussion and Analysis section, above, on June 24, 2020, after the end of fiscal 2020, Mr. George entered into a Separation Agreement with the Company providing for the terms and conditions of Mr. George’s separation from the Company effective August 2, 2020 and his benefits under that Agreement supersede the following descriptions.

2021 Proxy Statement    73

Payments Made Upon Any Termination of Employment. Regardless of the manner in which an NEO’s employment terminates, the NEO is entitled to receive amounts earned during the NEO’s term of employment. Such amounts include:

•	Accrued but unpaid base salary through the date of termination;

•	Unreimbursed employment-related expenses and other benefits owed to the NEO under the Company’s employee benefit plans or policies;

•	Accrued but unpaid vacation;

•	The NEO, if eligible, will receive a Company contribution in a health reimbursement account to be used to reimburse eligible medical expenses, if applicable;

•	The NEO’s FlexComp account balance; and

•	The NEO’s Darden Savings Plan account, if applicable.

These payments made upon termination do not differ from payments made upon termination to all employees. In addition, the NEO will continue to be able to exercise any vested stock options for a period of three months following termination of employment, or for a longer period if the NEO is eligible for early or normal retirement or in certain other situations described below.

Payments Made Upon Early Retirement. In the event of the early retirement of an NEO who has reached age 55 with ten or more years of service, in addition to the items identified under the heading “Payments Made Upon Any Termination of Employment”:

•	The NEO will be entitled to receive prorated vesting of each option grant, and be allowed to exercise such option for the lesser of five years or the remainder of the original term;

•

The NEO will be entitled to receive prorated vesting of each outstanding RSU grant, based on the number of months of service completed out of the total number of months in the original RSU vesting period;

•	The NEO will continue to vest in a prorated share of grants of PSUs based on Company performance for the remainder of the applicable PSU performance period; and

•	The NEO will be entitled to receive a prorated bonus for the portion of the fiscal year served.

Payments Made Upon Normal Retirement for Awards Granted Prior to July 29, 2020. In the event of the retirement of an NEO who has reached age 65 with five or more years of service, in addition to the items identified under the heading “Payments Made Upon Any Termination of Employment”:

•	The NEO will vest in all outstanding stock options with continued exercisability for the remainder of the original term;

•	The NEO will vest in all outstanding RSUs; and

•	The NEO will continue to vest in grants of PSUs based on Company performance for the remainder of the original PSU performance period.

Payments Made Upon Normal Retirement for Awards Granted After July 28, 2020. In the event of the retirement of an NEO who has reached age 55 and also his or her age plus years of service equals or exceeds 75, in addition to the items identified under the heading “Payments Made Upon Any Termination of Employment”:

•	The NEO will vest in all outstanding stock options with continued exercisability for the remainder of the original term;

•	The NEO will vest in all outstanding RSUs;

74    Darden Restaurants, Inc.

•	The NEO will continue to vest in grants of PSUs based on Company performance for the remainder of the original PSU performance period; and

•	The NEO will be entitled to receive a prorated bonus for the portion of the fiscal year served.

Payments Made Upon Disability. The Company pays for long-term disability coverage for the NEOs and the amount paid for the insurance is included in the “All Other Compensation” column in the Summary Compensation Table. In the event of disability, the NEO will receive the items identified under the heading “Payments Made Upon Any Termination of Employment” above. In addition, the NEO is entitled to the following benefits, which are also available to employees with disability coverage:

•	The NEO will vest in all outstanding stock options and be allowed to exercise such stock options for the remainder of the original term;

•	The NEO will vest in all outstanding RSUs;

•	The NEO will vest in all outstanding PSUs on a pro rata basis based on Company performance for the remainder of the original PSU performance period;

•	The NEO will be entitled to receive a prorated bonus for the portion of the fiscal year served;

•	Up to 90 days of salary continuation;

•	Up to two-thirds of eligible pay with a maximum annual benefit of $180,000 payable to age 65 starting on the 91st day of disability; and

•	Continued eligibility for group medical, life, and dependent life coverage for 52 weeks.

Payments Made Upon Death. The Company pays for life insurance coverage for the NEOs and the amount paid for the insurance is included in the “All Other Compensation” column in the Summary Compensation Table. The life insurance benefit for the NEOs is equal to four times salary and bonus, with a maximum amount of coverage of $1,500,000. For accidental death, the benefit is twice the amount of the regular coverage with a maximum amount of coverage of $3,000,000. An additional $500,000 may be paid if death occurs while traveling on business. These benefits would be paid from term life insurance policies maintained by the Company. In the event of death, the beneficiary or estate of the NEO (as applicable) will receive the items identified under the heading above entitled “Payments Made Upon Any Termination of Employment,” except that the NEO would be fully vested in any employer contributions under the Darden Savings Plan upon death.

Stock options, restricted stock, restricted stock units and PSUs will vest in full and stock options will be exercisable for the remainder of the original term.

Payments Made Upon Involuntary Termination Without Cause. In general, the Company may, but is not obligated to, provide separation pay and benefits to its employees in the event the employee is involuntarily terminated without cause. If provided, the separation pay and benefits available are generally contingent upon the Company receiving a general release of claims from the employee. In addition to the items identified under the heading above entitled “Payments Made Upon Any Termination of Employment,” such benefits to an executive officer may include severance payments of up to 12 months’ base salary and up to 12 times the monthly value of the Company’s contribution to health insurance benefits, among other benefits as the Company may determine to be appropriate under the specific circumstances.

For awards granted prior to July 29, 2020, if the executive’s age plus his or her years of service equals or exceeds 70 and the executive is involuntarily terminated without cause, accelerated vesting will be applied to a pro rata portion of the outstanding stock options, RSUs, and PSUs. Stock options will be exercisable for the lesser of five years or the remainder of the original term.

2021 Proxy Statement    75

For awards granted on or after July 29, 2020, if the executive is involuntarily terminated without cause, accelerated vesting will be applied to a pro rata portion of the outstanding stock options, RSUs, and PSUs. Stock options will be exercisable for the lesser of five years or the remainder of the original term.

Alternative Normal Retirement Treatment for Mr. Lee’s Equity Awards Granted Starting in Fiscal 2020. Beginning with equity awards granted to Mr. Lee for fiscal 2020, new forms of CEO award agreements govern the terms of those awards. The terms and conditions of the CEO award agreements relating to the alternative treatment of outstanding awards upon retirement are as follows:

•	“Normal Retirement” is defined in the CEO award agreements as retirement after attaining age 60, completing ten years of service and providing at least six months advance notice of termination.

•

The CEO Option Agreement provides that upon a Normal Retirement, unvested portions of the option award do not automatically vest, but continue to vest along the original vesting schedule so long as there is compliance with post-termination restrictive covenants.

•

Similarly, the CEO RSU Agreement provides that upon a Normal Retirement, unvested portions of the restricted stock unit award do not automatically vest, but continue to vest along the original vesting schedule so long as there is compliance with post-termination restrictive covenants.

Payments Made Upon a Change in Control. The Company has entered into CIC Agreements with Messrs. Burrowes, Cardenas, Kiernan, Lee, Martin and Vennam. The CIC Agreements provide for, contingent upon the NEO executing a release of claims against the Company and complying with the non-competition, non-solicitation, confidentially and other restrictive covenants, severance payments equal to one and one half times the sum of the NEO’s base salary and target annual bonus for Messrs. Burrowes, Cardenas, Kiernan, Martin, and Vennam and equal to two times the sum of Mr. Lee’s base salary and target annual bonus in the case of Mr. Lee. In addition, the CIC Agreements provide for payments of an amount equal to 18 times the monthly COBRA charge in effect on the date of termination for the Company-provided group health plan coverage in effect on the date of termination for each of Messrs. Burrowes, Cardenas, Kiernan, Martin, and Vennam and 24 times the monthly charge for Mr. Lee, less the monthly active employee charge for such coverage on the date of termination, if the NEO is terminated without cause or voluntarily terminates employment with good reason within two years of a change in control. The severance (including accelerated vesting of equity) associated with a change in control as estimated in the table below may be reduced to avoid the “golden parachute” 20 percent excise tax under federal law. The NEO may receive his full severance payment only if the net amount payable to NEO, after taking into account all taxes (including the 20 percent excise tax), would be least 10 percent higher than the net after-tax amount that would otherwise be payable by limiting severance to avoid the 20 percent excise tax. The CIC Agreement provides for an initial term ending on December 31 of the year the agreement is first in effect, and extended on December 31 of each year for a period of one year, unless prior notice is given by the Company that the agreement will not be extended.

Under the CIC Agreement, “Change in Control” means:

•

Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the Exchange Act)) (a Person) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30 percent or more of either (x) the then-outstanding shares of common stock of the Company (the Outstanding Company Common Stock) or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the Outstanding Company Voting Securities);

•	Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or

76    Darden Restaurants, Inc.

substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a Business Combination), in each case unless, following such Business Combination, (x) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50 percent of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (y) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30 percent or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (z) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

•	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Under the CIC Agreement, “Cause” means:

•

An act or acts of fraud or misappropriation on the NEO’s part which result in or are intended to result in the NEO’s personal enrichment at the expense of the Company and which constitute a criminal offense under State or Federal laws;

•

The NEO’s continued failure to substantially perform the NEO’s duties with the Company (other than any such failure resulting from the NEO’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the NEO;

•	The NEO’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or

•

The NEO’s conviction of, or entering into a plea of either guilty or nolo contendere to, any felony, including, but not limited to, a felony involving moral turpitude, embezzlement, theft or similar act that occurred during or in the course of the NEO’s employment with the Company.

Under the CIC Agreement, “Good Reason” means, without the express written consent of the NEO:

•

The assignment to the NEO of any duties inconsistent in any substantial respect with the NEO’s position, authority or responsibilities as in effect during the 90-day period immediately preceding the change in control or any other substantial adverse change in such position (including titles), authority or responsibilities;

•

A material reduction in the NEO’s base salary, target annual bonus opportunity, long-term incentive opportunity or aggregate employee benefits as in effect immediately prior to the change in control; or

•	Any failure by the Company to obtain the assumption and agreement to perform by a successor.

2021 Proxy Statement    77

The table below reflects the amount of compensation payable to each of the NEOs, excluding Mr. George, (i) under the CIC Agreement, as applicable to each individual NEO, in the event of such NEO’s involuntary not-for-cause termination of employment or resignation with good reason following a change in control and (ii) pursuant to the Company’s general practices, in the event of termination of such NEO’s employment upon voluntary termination, involuntary not-for-cause termination, involuntary for-cause termination and termination by death of the NEO. The amounts shown assume that such termination or change in control was effective as of May 30, 2021 and are estimates of the amounts that would be paid out to the NEO upon their termination. The actual amounts to be paid out can only be determined at the time of such NEO’s separation from the Company. Except for the fiscal 2021 Annual Incentive and FlexComp Plan awards, the tables do not reflect earned amounts identified under the heading “Payments Made Upon Any Termination of Employment.” Items such as the Darden Savings Plan or FlexComp Plan account balances are identified under the Non-Qualified Deferred Compensation Table.

Benefits and Payments Upon Termination	Voluntary Termination ($)		Involuntary Not For Cause Termination(1)($)	Involuntary For Cause Termination ($)	Involuntary Not For Cause Termination or Resignation For Good Reason (Change in Control)(2) ($)	Death ($)		Disability ($)
Eugene I. Lee, Jr.
FY21 Annual Incentive(3)	2,840,000		2,840,000	2,840,000	2,840,000	2,840,000		2,840,000
FY21 FlexComp (Retirement Contribution)(4)	247,680		247,680	247,680	247,680	247,680		247,680
Cash Severance Benefit(5)	—		1,000,000	—	6,000,000	—		1,078,000	(6)
Accelerated Vesting of Stock-based Awards(7)	33,212,829	(8)	37,196,056	4,162,721	39,620,456	39,620,456		37,891,834
Miscellaneous Benefits(9)	154,116		168,284	154,116	183,214	1,500,000	(10)	240,252
Rajesh Vennam
FY21 Annual Incentive(3)	362,138		362,138	362,138	362,138	362,138		362,138
FY21 FlexComp (Retirement Contribution)(4)	50,220		50,220	50,220	50,220	50,220		50,220
Cash Severance Benefit(5)	—		500,000	—	1,312,500	—		3,357,110	(6)
Accelerated Vesting of Stock-based Awards(7)	—		175,372	—	1,512,241	1,512,241		1,188,854
Miscellaneous Benefits(9)	95,838		110,006	95,838	117,531	1,500,000	(10)	109,243
Ricardo Cardenas
FY21 Annual Incentive(3)	1,058,173		1,058,173	1,058,173	1,058,173	1,058,173		1,058,173
FY21 FlexComp (Retirement Contribution)(4)	116,317		116,317	116,317	116,317	116,317		116,317
Cash Severance Benefit(5)	—		775,000	—	2,325,000	—		2,250,188	(6)
Accelerated Vesting of Stock-based Awards(7)	—		4,808,160	—	8,589,796	8,589,796		6,856,111
Miscellaneous Benefits(9)	126,463		140,631	126,463	148,296	1,500,000	(10)	172,070
Todd A. Burrowes
FY21 Annual Incentive(3)	772,480		772,480	772,480	772,480	772,480		772,480
FY21 FlexComp (Retirement Contribution)(4)	91,105		91,105	91,105	91,105	91,105		91,105
Cash Severance Benefit(5)	—		640,000	—	1,776,000	—		1,232,110	(6)
Accelerated Vesting of Stock-based Awards(7)	3,310,021	(8)	3,442,814	—	5,166,221	5,653,406		4,882,873
Miscellaneous Benefits(9)	18,560		23,241	18,560	25,767	1,500,000	(10)	61,849

78    Darden Restaurants, Inc.

Benefits and Payments Upon Termination	Voluntary Termination ($)		Involuntary Not For Cause Termination(1)($)	Involuntary For Cause Termination ($)	Involuntary Not For Cause Termination or Resignation For Good Reason (Change in Control)(2) ($)	Death ($)		Disability ($)
Daniel J. Kiernan
FY21 Annual Incentive(3)	784,550		784,550	784,550	784,550	784,550		784,550
FY21 FlexComp (Retirement Contribution)(4)	92,528		92,528	92,528	92,528	92,528		92,528
Cash Severance Benefit(5)	—		650,000	—	1,803,750	—		954,500	(6)
Accelerated Vesting of Stock-based Awards(7)	4,011,723	(8)	4,011,723	—	4,670,098	4,670,098		4,311,573
Miscellaneous Benefits (9)	127,453		134,423	127,453	139,730	1,500,000	(10)	173,252
M. John Martin
FY21 Annual Incentive(3)	771,647		771,647	771,647	771,647	771,647		771,647
FY21 FlexComp (Retirement Contribution)(4)	91,417		91,417	91,417	91,417	91,417		91,417
Cash Severance Benefit(5)	—		650,000	—	1,803,750	—		860,308	(6)
Accelerated Vesting of Stock-based Awards(7)	4,657,459	(8)	4,657,459	—	6,809,669	6,809,669		5,518,677
Miscellaneous Benefits(9)	25,953		40,121	25,953	47,787	1,500,000	(10)	74,347

(1)	Involuntary not for cause termination includes termination of the NEO’s employment by the Company for any reason other than his or her violation of Company policy.

(2)	Amounts shown are subject to reduction if payments of benefits would result in excise tax liabilities under IRC Section 4999, and would result in the NEO being better off on an after-tax basis.

(3)	Reflects the executive’s actual earned annual cash incentive, which is also included in the Summary Compensation Table.

(4)	Reflects the annual FlexComp Plan award for fiscal 2021 paid in August 2021, which is also included in the Summary Compensation Table.

(5)

For Mr. Lee, the Change in Control scenario reflects two times the sum of his base salary plus target bonus. For Messrs. Burrowes, Cardenas, Kiernan, Martin, and Vennam, the Change in Control scenario reflects one and one half times the sum of the NEOs base salary plus target bonus. For all NEOs, the Involuntary Not For Cause Termination scenario reflects 52 weeks of base salary, the value they may receive under our severance guidelines.

(6)

Severance benefits under the disability termination scenario reflect the estimated value of expected benefits payable by the Company through our short-term disability policy and by our third-party long-term insurance providers. Assumes continued payment by the Company of an NEO’s base salary for 90 days. After that initial period until reaching age 65, an NEO would be entitled to receive $180,000 of annual disability benefits through the Company’s insured long-term disability program.

(7)

This value is calculated based on the closing market price of $143.23 of our common stock on the NYSE on May 28, 2021, the last trading day before the end of the fiscal year on May 30, 2021. For stock options, this value equals the difference between the closing market price of $143.23 of our common stock on the NYSE on May 28, 2021, and the exercise price, multiplied by the number of option shares subject to accelerated vesting upon termination. Performance Stock Unit payouts are estimated assuming 100 percent performance results. The amounts include accumulated cash and stock dividends on the outstanding Restricted Stock Units and Performance Stock Units, respectively.

(8)	This amount represents the value of awards that would receive continued and/or accelerated vesting when an NEO qualifies for retirement as of May 30, 2021.

(9)

Miscellaneous benefits include the value of health and life insurance benefits, post-retiree medical benefits (if applicable), FlexComp Plan benefits, and miscellaneous perquisites such as discount on the purchase of their company car.

(10)

The maximum life insurance benefit for normal death is $1,500,000; for accidental death, the maximum is $3,000,000; and an additional $500,000 may be paid if death is attributable to death while traveling on business. These benefits would be paid from term life insurance policies.

2021 Proxy Statement    79

Mr. George separated from service during fiscal 2021. The table below reflects the amount of compensation payable in connection with his departure. See “Compensation Discussion and Analysis — Chief Operating Officer Separation Agreement” for details regarding his separation. FlexComp Plan account balances are identified under the Non-Qualified Deferred Compensation Table.

Benefits and Payments Upon Termination	David C. George
FY21 FlexComp (Retirement Contribution) ($)(1)	7,377
Cash Severance Benefit ($)(2)	2,474,702
Accelerated Vesting of Stock-based Awards ($)(3)	1,914,079
Miscellaneous Benefits ($)(4)	15,567

(1)

Reflects the annual FlexComp Plan award for fiscal 2021 paid in August 2021, which is also included in the Summary Compensation Table. This award was prorated for Mr. George based on the date of his separation from the Company.

(2)

For Mr. George, the amount reflects the value of 78 weeks of base salary, a medical benefits subsidy for the length of his severance, his expected fiscal 2021 bonus at target and his expected fiscal 2022 bonus at target for the portion of that fiscal year during which he is receiving the severance payments.

(3)

This amount represents the value of awards that received accelerated vesting due to the termination of Mr. George’s employment as defined in “Compensation Discussion and Analysis — Fiscal 2020 Chief Operating Officer Retirement Agreements.” The value is calculated based on the closing market price of $75.90 of our common stock on the NYSE on July 31, 2020, the last trading day before the date of separation for Mr. George. For stock options, this value equals the difference between the closing market price of $75.90 of our common stock on the NYSE on July 31, 2020, the last trading day before the date of separation for Mr. George, and the exercise price, multiplied by the number of option shares subject to accelerated vesting. The amount includes accumulated cash dividend equivalents on the vested Restricted Stock Units and Performance Stock Units.

(4)	Miscellaneous benefits include a discount on the purchase of a company car.

The Company is party to trust agreements to provide for payments under our non-qualified deferred compensation plans, including our Compensation Plan for Non-Employee Directors, the 2015 Plan and the FlexComp Plan. Full funding is required upon a change in control of Darden. In addition, stock options, restricted stock, restricted stock units and PSUs issued under our stock plans are subject to accelerated vesting in the event of a termination not for cause or for good reason following a change in control, as defined in those plans or related award agreements.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median compensated employee and the annual total compensation of Mr. Lee, our Chairman and Chief Executive Officer.

For the fiscal year ending May 30, 2021, our last completed fiscal year:

•	The annual total compensation of the median compensated of all employees of the Company (other than our CEO) was $17,855.

•	The annual total compensation of our CEO, as reported in the Summary Compensation Table of this Proxy Statement, was $10,128,186.

As a result, for fiscal 2021, the ratio of the annual total compensation of Mr. Lee, our CEO, to the annual total compensation of the median compensated of all employees was 567 to 1. Neither the Compensation Committee nor management of the Company uses the pay ratio measure in making compensation decisions.

Due to the variable nature of part time restaurant team member schedules, work hours and tenures from one year to the next, we believe it is most appropriate to identify a new median employee for each fiscal year.

80    Darden Restaurants, Inc.

To identify the median compensated employee and to determine the annual total compensation of the median employee, we used the following methodology, which is substantially the same methodology we used in fiscal 2020:

•

We prepared a listing of all of the Company’s employees as of February 22, 2021, three months prior to our fiscal year end, resulting in a list of approximately 141,000 employees after certain permitted exclusions. As permitted by the de minimis exception under applicable SEC rules, we excluded all of our non-United States based employees, as they represented less than 5 percent of our total workforce. We excluded approximately 700 employees located in Canada. The remaining employees were all based in the United States. We also excluded new hires who had not yet received their first paycheck. As a result of the COVID-19 pandemic’s impact on our operations, including the temporary closure of all of our dining rooms beginning in March 2020, we placed many restaurant and corporate team members on furlough for varying portions of the entirety of fiscal 2021. We included furloughed team members as employees for purposes of this calculation.

•

We organized the resulting list by a consistently applied compensation measure (the Compensation Measure). The Compensation Measure that we used was comprised of all items of compensation, both cash and non-cash paid to our employees during the fiscal year, as represented in our corporate payroll system, excluding items such as Flex Comp awards, performance stock unit awards, restricted stock awards and certain other similar or related items that are not widely distributed to all employees. We annualized the compensation of employees who were hired during fiscal 2021. We did not annualize the compensation of any furloughed employees for the period of their furlough. We included amounts paid under our emergency pay program for the furloughed team members as compensation. We then determined the median amount from this list and the related employee is our “median employee.” The median employee determined for fiscal 2021 is a part time team member at one of our restaurants.

•

After identifying the median employee, we calculated annual total compensation for this employee using the same methodology we use for calculating the total compensation of our named executive officers as set forth in the Summary Compensation Table.

2021 Proxy Statement    81

Audit Committee Report

The Audit Committee. Our Audit Committee consists of three directors, each of whom is an independent director under our Corporate Governance Guidelines and as required by the NYSE listing standards and SEC regulations for audit committee membership. The Audit Committee acts under a written charter adopted by the Board, which sets forth its responsibilities and duties, as well as requirements for the Audit Committee’s composition and meetings. The Audit Committee appoints our independent registered public accounting firm and, among other things, is primarily responsible for:

•	The integrity of our financial statements;

•	Our compliance with legal and regulatory requirements;

•	The qualifications and independence of our internal audit function and independent registered public accounting firm; and

•	The performance of our internal audit function and independent registered public accounting firm.

Management is responsible for our internal controls, for the financial reporting process, and for providing a report assessing the effectiveness of our internal control over financial reporting. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and an independent audit of our internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

Audit Committee Report. The Audit Committee has reviewed and discussed the audited consolidated financial statements with our management and discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence.

Based upon the reviews and discussions with management and KPMG LLP described above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended May 30, 2021 for filing with the SEC.

This report has been furnished by the members of the Audit Committee:

Cynthia T. Jamison, Chair

Margaret Shân Atkins

William S. Simon

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Independent Registered Public Accounting Firm Fees and Services

Fees

The following table sets forth the aggregate fees billed or estimated to be billed to us by KPMG LLP for fiscal 2021 and fiscal 2020:

	Fiscal 2021	Fiscal 2020
Audit Fees	$2,037,500	$2,428,500
Audit-Related Fees	120,500	180,500
Tax Fees	950,819	1,355,000
All Other Fees	4,000	3,560
Total Fees	$3,112,819	$3,967,560

Audit Fees consisted of fees paid to KPMG LLP for the audit of our annual consolidated financial statements included in the Annual Report on Form 10-K, review of our interim consolidated financial statements included in our Quarterly Reports on Form 10-Q, and services normally provided by our accountants in connection with statutory and regulatory filings or engagements. Fiscal 2021 audit fees were lower than the prior year primarily due to greater prior year audit fees associated with equity offering and registration comfort letters, COVID-19 environment impacts, and new accounting pronouncements.

Audit-Related Fees consisted of fees for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and are not reported under Audit Fees. The services provided consisted of audits of our employee benefit plans, the Darden Restaurants, Inc. Foundation and Darden Dimes, Inc. Fiscal 2021 audit-related fees were lower than prior year due to the prior period termination of our defined benefit pension plan.

Tax Fees consisted of fees for tax compliance services. Fiscal 2021 tax fees were lower than the prior year primarily due to the insourcing of former sales tax compliance services.

All Other Fees consisted of fees other than the services reported above. The services provided in fiscal 2021 and in fiscal 2020 consisted of a subscription to an accounting research website.

Pre-Approval Policy

Pursuant to our policy on Pre-Approval of Audit and Non-Audit Services, we discourage the retention of our independent registered public accounting firm for non-audit services. We will not retain our independent registered public accounting firm for non-audit work unless:

•	In the opinion of senior management, the independent registered public accounting firm possesses unique knowledge or technical expertise that is superior to that of other potential providers;

•	The approvals of the Chair of the Audit Committee and the CFO are obtained prior to the retention; and

•	The retention will not affect the status of the independent registered public accounting firm as “independent accountants” under the applicable rules of the SEC, PCAOB and NYSE.

In addition, all non-audit services of more than $250,000 in a fiscal quarter must be pre-approved by the full Audit Committee.

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The details regarding any engagement of the independent registered public accounting firm for non-audit services are provided promptly to the full Audit Committee. During fiscal 2021 and fiscal 2020, all of the services provided by KPMG LLP for the services described above related to Audit-Related Fees, Tax Fees, and All Other Fees were pre-approved using the above procedures and none were provided pursuant to any waiver of the pre-approval requirement.

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Questions and Answers about

the Meeting and Voting

Why did I receive a one-page Notice in the mail regarding the Availability of Proxy Materials instead of printed proxy materials?

In accordance with rules adopted by the SEC, instead of mailing a printed copy of our proxy materials to our shareholders, we have elected to furnish such materials to our shareholders by providing access to these documents over the Internet. Accordingly, on August 9, 2021, we sent a Notice of Availability of Proxy Materials to our shareholders of record and beneficial owners. You have the ability to access the proxy materials on a website referred to in such Notice or request to receive a printed set of the proxy materials free of charge.

Who is entitled to vote?

Record holders of our common shares at the close of business on July 28, 2021 are entitled to one vote for each common share they own. On July 28, 2021, 130,320,477 shares of common stock were outstanding and eligible to vote. There is no cumulative voting.

How do I vote?

Before the meeting, if you are a shareholder of record, you may vote your shares in one of the following three ways:

By Internet, by going to the website shown on your proxy card or Notice of Availability of Proxy Materials and following the instructions for Internet voting set forth on such proxy card or Notice;

If you reside in the United States or Canada, by telephone at the number shown on your proxy card and following the instructions on such proxy card; or

If you received or requested printed copies of the proxy materials by mail, by completing, signing, dating and returning the proxy card.

Shareholders of record and beneficial owners will be able to vote their shares electronically during the Annual Meeting. However, even if you plan to participate in the Annual Meeting online, we recommend that you vote by proxy so that your votes will be counted if you later decide not to participate in the Annual Meeting.

Telephone and Internet voting facilities for shareholders of record will close at 11:59 p.m. E.T. on September 21, 2021.

Please use only one of the three ways to vote. Please follow the directions on your proxy card or Notice of Availability of Proxy Materials carefully. The Florida Business Corporation Act provides that a shareholder may appoint a proxy by electronic transmission, so we believe that the Internet or telephone voting procedures available to shareholders are valid and consistent with the requirements of applicable law.

If you return your signed proxy card or use Internet or telephone voting before the Annual Meeting, we will vote your shares as you direct. You have two choices for each director nominee — FOR or WITHHOLD — and three choices for each other matter to be voted upon — FOR, AGAINST or ABSTAIN.

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If you are a shareholder of record and do not specify on your returned proxy card or through the Internet or telephone prompts how you want to vote your shares, we will vote them FOR the election of each of the eight director nominees set forth in this Proxy Statement, FOR advisory approval of our executive compensation, FOR the approval of the Corporation’s amended Employee Stock Purchase Plan, FOR ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Corporation’s 2022 fiscal year, and AGAINST the shareholder proposal submitted by State of New York Office of the State Comptroller regarding retention of shares by company executives.

What is a “broker non-vote,” and will my shares held in street name be voted if I do not provide my proxy?

If your shares are held in a brokerage account in your bank or broker’s name (street name), the proxy materials or Notice of Availability of Proxy Materials were forwarded to you by your bank or broker, who is considered the shareholder of record for purposes of voting at the Annual Meeting. If you received a proxy card, those shares held in street name were not included in the total number of shares listed as owned by you on the proxy card. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account. You should follow the voting instructions provided by your bank or broker. You may complete and mail a voting instruction card to your bank or broker or, if your bank or broker allows, submit voting instructions by telephone or the Internet.

A “broker non-vote” generally occurs when you fail to provide your broker with voting instructions and the broker does not have the discretionary authority to vote your shares on a particular proposal because the proposal is not a routine matter under the NYSE rules applicable to its member brokers. Broker non-votes are not counted as votes cast on a proposal, but the shares represented at the meeting by an executed proxy to which such non-votes relate are counted as present for the limited purpose of determining a quorum at the Annual Meeting. The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2022 is considered a routine matter under current applicable rules, assuming that no shareholder contest arises as to this matter. As such, your brokerage firm will have the discretionary authority to vote shares on this matter for which you do not provide voting instructions. The election of directors and all other proposals to be voted on at the Annual Meeting are not considered to be routine matters.

Electronic voting will be possible during the meeting for anyone who wants to vote during the meeting. If you hold your shares in street name, you must request a legal proxy from your bank or broker to vote during the meeting.

How do you recommend that I vote on these items?

The Board recommends that you vote FOR the election of each of the eight director nominees set forth in this Proxy Statement, FOR advisory approval of our executive compensation, FOR the approval of the Corporation’s amended Employee Stock Purchase Plan, FOR the ratification of KPMG LLP as our independent registered public accounting firm for fiscal 2022, and AGAINST the shareholder proposal submitted by State of New York Office of the State Comptroller regarding retention of shares by company executives.

What if I change my mind after I vote?

You may change your vote or revoke your proxy at any time before the polls close at the meeting by:

•	Signing another proxy card with a later date and returning it to us prior to the meeting;

•	Voting again by Internet or telephone prior to the meeting as described on the proxy card; or

•	Voting again electronically during the meeting.

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You also may revoke your proxy prior to the meeting without submitting a new vote by sending a written notice to our Corporate Secretary that you are withdrawing your vote.

What shares are included on my proxy card?

If you received a proxy card by mail, your proxy card includes shares held in your own name and shares held in any Darden plan, including the Employee Stock Purchase Plan. You may vote these shares by Internet, telephone or mail, all as described on the proxy card and Notice of Availability of Proxy Materials.

How do I vote if I participate in the Darden Savings Plan?

If you hold shares in the Darden Savings Plan, which includes shares held in the Darden Stock Fund in the 401(k) plan, the Employee Stock Ownership Plan and after-tax accounts, these shares have been added to your other holdings on your proxy card if you received a proxy card by mail. You may direct the trustee how to vote your Darden Savings Plan shares by submitting your proxy vote for those shares, along with the rest of your shares, by Internet, telephone or mail, as described on the proxy card or Notice of Availability of Proxy Materials. If you do not submit timely voting instructions to the trustee on how to vote your shares, your Darden Savings Plan shares will be voted by the trustee in the same proportion that it votes shares in other Darden Savings Plan accounts for which it did receive timely voting instructions.

What does it mean if I received more than one proxy card or Notice of Availability of Proxy Materials?

If you received more than one proxy card or Notice of Availability of Proxy Materials, it means you have multiple accounts with your brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker or our transfer agent to consolidate as many accounts as possible under the same name and address. You may contact our transfer agent, EQ Shareowner Services, toll free at (877) 602-7596.

Who may participate in the Annual Meeting?

The Annual Meeting is open to all holders of our common shares.

How to participate in the Annual Meeting online:

1. Visit www.virtualshareholdermeeting.com/DRI2021; and

2. Enter the 16-digit control number included on your Notice Regarding the Availability of Proxy Materials (“Notice”), on your proxy card (if you received a printed copy of the proxy materials), or on the instructions that accompanied your proxy materials. You may begin to log into the meeting platform beginning at 9:45 a.m. Eastern Time on September 22, 2021. The meeting will begin promptly at 10:00 a.m. Eastern Time.

How to participate in the Annual Meeting without a 16-digit control number:	Visit www.virtualshareholdermeeting.com/DRI2021 and register as a guest. You will not be able to vote your shares or ask questions.
For help with technical difficulties:	Call (800) 586-1548 (U.S.) or (303) 562-9288 (international) for assistance.
Additional questions:	Email Investor Relations at investor@darden.com or call (407) 245-5959.

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Will the Company respond to shareholder questions during the Annual Meeting?

We currently anticipate taking questions from shareholders during the Annual Meeting through the virtual meeting website, although we may impose certain procedural requirements such as limiting repetitive or follow-up questions or requiring questions to be submitted in writing.

How many shares must be present to hold the Annual Meeting?

A majority of our outstanding common shares as of the record date must be present by participating through the internet or by proxy at the meeting. This is called a quorum. Your shares are counted as present at the meeting if you are participating as a shareholder and vote electronically during the meeting or if you have properly returned a proxy by Internet, telephone or mail. Abstentions and “broker non-votes” also will be counted for purposes of establishing a quorum, as explained above under the question “How do I vote?”

How many votes are required to approve each proposal?

Proposal 1: In an uncontested election, the eight director nominees shall be elected by a majority of the votes cast. This means that the number of votes cast “FOR” a director’s election exceeds the number of votes cast “WITHHOLD” relating to that director’s election as described under the caption “PROPOSAL 1 — ELECTION OF EIGHT DIRECTORS FROM THE NAMED DIRECTOR NOMINEES.” Failing to vote for all or some of the director nominees will have no effect on the election of directors. Broker non-votes will also have no effect on this proposal. However, under our Bylaws, if a director nominee in an uncontested election does not receive at least a majority of the votes cast for the election of directors at any meeting at which a quorum is present, the director must promptly tender his or her resignation to the Board and remain a director until the Board appoints an individual to fill the office held by such director, as more particularly described under the heading “Corporate Governance and Board Administration — Director Election Governance Practices.”

Proposal 2: This advisory vote as described under the caption “PROPOSAL 2 — ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION” is non-binding but the Board and the Compensation Committee will give careful consideration to the results of voting on this proposal. The approval of the advisory resolution on executive compensation requires, under Florida law, the majority of the votes cast to be voted “FOR” the proposal. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” the proposal.

Proposal 3: The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 29, 2022 described under the caption “PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” requires, under Florida law, the majority of the votes cast to be voted “FOR” the proposal. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” the proposal.

Proposal 4: The approval of the Company’s amended Employee Stock Purchase Plan as described under the caption “PROPOSAL 4—APPROVAL OF AMENDED EMPLOYEE STOCK PURCHASE PLAN” requires, under Florida law, the majority of the votes cast to be voted “FOR” the proposal. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” the proposal.

Proposal 5: The ratification of the shareholder proposal described under the caption “PROPOSAL 5 – SHAREHOLDER PROPOSAL REQUESTING THAT THE COMPANY ADOPT CERTAIN POLICIES REGARDING RETENTION OF SHARES BY COMPANY EXECUTIVES” under Florida law, the majority of the votes cast to be voted “FOR” the proposal. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” the proposal.

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How will voting on “any other business” be conducted?

We have not received proper notice of, and are not aware of, any business to be transacted at the Annual Meeting other than the proposals described in this Proxy Statement. If any other business is properly presented at the Annual Meeting, the proxies received will be voted on such matter in accordance with the discretion of the proxy holders.

Where do I find the voting results of the meeting?

We will include the voting results in a Current Report on Form 8-K, which we will file within four business days after the date our 2021 Annual Meeting of Shareholders ends.

How do I submit a shareholder proposal, nominate directors or recommend director nominees, or submit other business for next year’s annual meeting?

If you wish to submit a proposal for inclusion in our Proxy Statement for our 2022 Annual Meeting, the proposal must comply with applicable requirements or conditions established by the SEC, including Rule 14a-8 under the Exchange Act, and must be received by our Corporate Secretary at our principal office no later than the close of business on Monday, April 11, 2022. Please address your proposal to: Matthew R. Broad, Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, Darden Restaurants, Inc., 1000 Darden Center Drive, Orlando, Florida 32837.

Under our Bylaws (which are subject to amendment at any time), if you wish to nominate a director at our 2022 Annual Meeting and such nomination will not be included in the proxy statement for that meeting, or you wish to bring other business before the shareholders at our 2022 Annual Meeting, you must:

•	Notify our Corporate Secretary in writing on or before Wednesday, May 25, 2022; and

•	Include in your notice the specific information required by our Bylaws and otherwise comply with the requirements of our Bylaws and applicable law.

Our Bylaws also provide a proxy access right to permit a shareholder, or a group of not more than 10 shareholders, owning continuously for at least 3 years shares of our Company representing an aggregate of at least 3 percent of the voting power entitled to vote in the election of directors, to nominate and include in our proxy materials director nominees constituting up to 25 percent of the number of the directors in office, provided that the shareholder(s) and the nominee(s) satisfy the requirements in our Bylaws. If you wish to exercise your proxy access right to nominate a director(s), you must:

•	Notify our Corporate Secretary in writing on or before Monday, April 25, 2022; and

•	Include in your notice the specific information required by our Bylaws and otherwise comply with the requirements of our Bylaws and applicable law.

If you would like a copy of our Bylaws, we will send you one without charge on request. A copy of our Bylaws also is available at www.darden.com.

If you wish to recommend a nominee for director, you should comply with the procedures provided in our Director Nomination Protocol available at www.darden.com as Appendix A to our Nominating and Governance Committee charter and discussed under the heading “Meetings of the Board of Directors and Its Committees — Board of Directors — Director Candidates Recommended by Shareholders” above.

2021 Proxy Statement    89

Other Business

As of the date of this Proxy Statement, your Board knows of no other matters to be brought before the 2021 Annual Meeting other than those discussed in this Proxy Statement. If any other matters requiring a vote of the shareholders are properly brought before the Annual Meeting, the persons appointed as proxyholders under the proxies solicited by the Board will vote such proxies in accordance with their best judgment, to the extent permitted under applicable law.

Solicitation of Proxies

We pay the costs of proxy solicitation, including the costs for mailing the Notice of Availability of Proxy Materials and preparing this Proxy Statement. We have engaged Okapi Partners (Okapi) to assist us in soliciting proxies from our shareholders for a fee of approximately $12,500 plus reimbursement of out-of-pocket expenses. In addition to Okapi, our directors, officers and regular employees may, without additional compensation, solicit proxies personally or by telephone or other electronic communications. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to our beneficial owners.

Householding of Materials for Annual Meeting of Shareholders

SEC rules allow us to deliver a single copy of proxy statements, annual reports, prospectuses and information statements or Notice of Availability of Proxy Materials to any address shared by two or more of our shareholders. This method of delivery is called “householding” and can significantly reduce our printing and mailing costs and reduce the volume of mail you receive. Accordingly, we are delivering only one Notice of Availability of Proxy Materials or (if paper copies are requested) one Proxy Statement and 2021 Annual Report on Form 10-K to multiple shareholders sharing an address, unless we received instructions to the contrary from one of more of the shareholders. If you would like to receive more than one copy of the Notice of Availability of Proxy Materials or Proxy Statement and our 2021 Annual Report on Form 10-K, we will promptly send you additional copies upon written or oral request directed to Broadridge Financial Services at toll free (800) 579-1639, or at www.proxyvote.com. The same phone number and website address may be used to notify us that you prefer to receive your own copy of proxy and other materials in the future or to request future delivery of a single copy of proxy or other materials. If your shares are held in street name, you may request information about householding from your bank or broker.

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Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10 percent of our common shares to file with the SEC and NYSE reports of ownership and changes in ownership of our common shares. Directors, executive officers and greater than 10 percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of these reports furnished to us since the beginning of fiscal 2021 and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our directors and executive officers were timely satisfied during fiscal 2021 except for four late filings with respect to Mr. Kiernan. During fiscal 2021, one equity award was granted to Mr. Kiernan’s spouse and three equity awards previously granted to Mr. Kiernan’s spouse vested. Due to administrative oversight, these four transactions were not timely reported on Form 4 as required. The transactions were reported on a Form 4 filed on July 22, 2021, promptly after the error was discovered. In addition, two equity awards previously granted to Mr. Kiernan’s spouse vested during the first quarter of fiscal 2022, and these two transactions were not timely reported on Form 4. These transactions were reported on a Form 4 filed on July 29, 2021, promptly after the error was discovered.

Availability of Annual Report to Shareholders

SEC rules require us to provide an Annual Report to shareholders who receive this Proxy Statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. For fiscal 2021, the Company is fulfilling this requirement by delivering the Company’s Annual Report on Form 10-K. You may obtain without charge the Company’s 2021 Annual Report on Form 10-K or any other corporate governance documents referred to in this Proxy Statement by writing to the Corporate Secretary of the Company at 1000 Darden Center Drive, Orlando, Florida 32837. These also are available on the SEC’s website at www.sec.gov or on the Company’s website at www.darden.com.

The Annual Report on Form 10-K is not to be regarded as soliciting material, and our management does not intend to ask, suggest or solicit any action from the shareholders with respect to the Annual Report on Form 10-K.

The information provided on the Company’s website is referenced in this Proxy Statement for information purposes only. The information on the Company’s website shall not be deemed to be a part of or incorporated by reference into this Proxy Statement or any other filings we make with the SEC.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on September 22, 2021: The Proxy Statement and our 2021 Annual Report on Form 10-K are available without charge to shareholders upon written or oral request directed to Okapi Partners by calling (212) 297-0720, toll-free by calling (877) 869-0171 or by email at info@okapipartners.com.

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Your Vote is Important!

Please vote by telephone or the Internet or promptly mark, sign, date and return your proxy card if you received a proxy card by mail.

BY ORDER OF THE

BOARD OF DIRECTORS

Matthew R. Broad

Senior Vice President, General Counsel,

Chief Compliance Officer and Corporate Secretary

August 9, 2021

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Appendix A

Darden Restaurants, Inc.

Employee Stock Purchase Plan

Amended and Restated Effective ~~January 1, 2012~~ October 1, 2021

1. Purpose of the Plan. The purpose of the Darden Restaurants, Inc. Employee Stock Purchase Plan (the “Plan”) is to provide an opportunity for eligible employees of Darden Restaurants, Inc. (the “Company”) and designated subsidiaries to obtain an ownership interest in the Company through purchases of shares of the Company’s common stock, no par value (being referred to herein as the “Shares”), as an incentive to promote the profitable growth of the Company. A portion of the Plan permits the purchase of Shares through an “employee stock purchase plan,” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and to the extent such Shares are purchased through that portion of the Plan, it is intended that such portion of the Plan be treated as a separate plan which shall comply with Section 423 of the Code in all respects. Separately, to the extent provided in Section 18 and Section ~~26~~  25 of this Plan document, certain provisions of this Plan document govern the purchase of Shares other than through the portion of the Plan governed by Section 423 of the Code and it is intended that such purchases shall not be subject to the requirements of Section 423 of the Code.

2. Subsidiary. For purposes of the Plan, the term “subsidiary” shall mean any corporation (whether or not in existence at the time the Plan is adopted) which is a subsidiary of the Company under the definition of “subsidiary corporation” contained in Section 424(f) of the Code, or any similar provision hereafter enacted. The term “designated subsidiary” is any subsidiary, as defined in the preceding sentence, which is designated as a participating subsidiary by the Compensation Committee of the Board of Directors of the Company (the “Committee”).

3. Shares Subject to the Plan. There shall be available ~~Five~~  Six Million Two Hundred Forty-One Thousand Eight Hundred Ninety-Nine (~~5,241,899~~  6,241,899) Shares for purchase under the Plan.

The number of Shares which may be issued under the Plan shall be equitably adjusted by the Board to reflect any stock dividend, stock split, recapitalization, share combination, or similar change in the capitalization of the Company. The Shares available for purchase under the Plan may be authorized but unissued shares, treasury shares or shares acquired in the open market or otherwise. All of the available Shares shall be available as part of this Plan which is subject to Section 423 of the Code.

4. Custodian. The Company shall be the Custodian for the Plan, unless the Committee shall in its discretion select a third party to be the Custodian. Such Custodian shall be known as the Custodian for the Employee Stock Purchase Plan (the “Custodian”).

5. Eligibility Requirements and Joining the Plan.

a. With respect to the portion of this Plan subject to Section 423 of the Code, any employee of the Company or a designated subsidiary shall be “eligible” to participate in the Plan, other than (i) employees whose “customary employment” is twenty (20) hours or less per week, (ii) employees whose customary employment is for not more than five (5) months in any calendar year, (iii) employees who have been employed for less than one (1) year from hire date, ~~(iv) persons who are both highly compensated employees (within the meaning of Section 414(q) of the Code) and subject to Section 16(b) of the Securities Exchange Act of 1934,~~ and ~~(v)~~ (iv) employees who, immediately after the grant of the right to purchase Shares hereunder, would own (within the

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meaning of Section 423(b)(3) of the Code) shares (including Shares which such employee may purchase under the Plan or shares under any outstanding option) possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any subsidiary. ~~“Customary employment” of twenty (20) hours or less per week shall be determined, after one (1) year of employment, bi-annually, based on the average of such hours during the preceding six (6) month period, and such determination shall affect eligibility only for Offering Periods commencing after such determination.~~

b. Any eligible employee may enroll in the Plan by contacting the third party service provider designated by the Company (“Service Provider”). Except in the case of subsequent ineligibility or withdrawal from the Plan, he or she may commence payroll deductions at the beginning of the first Offering Period (hereinafter defined) following enrollment, provided that the enrollment is completed prior to the beginning of such Offering Period and in accordance with rules established by the Committee. Employees participating in the Plan are referred to as “Participants.”

6. Stock Purchases Through Payroll Deductions.

a. An employee wishing to purchase Shares pursuant to the Plan must do so by payroll deduction in accordance with rules established by the Committee. A Participant may specify the amount to be deducted from his or her compensation an amount that may not exceed $5,000 per calendar quarter and which may not be less than $10 per pay period. In the event that a Participant’s weekly net pay is insufficient to meet the contribution requirements of this Section 6.a, the Participant shall be given the opportunity during each Offering Period to pay to the Custodian any or all of the contributions that would have been made during such Offering Period had net pay been sufficient to do so. Such payment, if any, must be made in the time period prescribed by the Committee.

b. Pursuant to rules established by the Committee, a Participant may, by Contacting the Service Provider, (i) increase or decrease the amount to be deducted from his or her compensation effective as of the first full pay period of the next Offering Period; or (ii) cease all deductions from his or her compensation as soon as practicable thereafter by withdrawing from the Plan as described in Section 12.

c. Notwithstanding the foregoing, with respect to Shares acquired pursuant to the portion of the Plan subject to Section 423 of the Code, no Participant shall have the right to purchase Shares under the Plan if such right would permit such employee to purchase Shares under the Plan and shares under all other “employee stock purchase plans,” as defined in Section 423(b) of the Code, of the Company and its subsidiaries at an aggregate rate exceeding $25,000 of the fair market value of such shares (determined as of the date such right to purchase is granted) for each calendar year in which such right to purchase is outstanding at any time, as in accordance with the provisions of Section 423(b)(8) of the Code and any regulations promulgated thereunder. In addition, no Participant may purchase greater than 1,000 Shares during a calendar quarter.

7. Maintenance of Employees’ Contributions. The Company will retain, on behalf of each Participant, the amounts withheld from each Participant’s compensation pursuant to Section 6.a. The Company will apply such amounts to the Participant’s purchase of Shares in accordance with the provisions of the Plan. No interest will be paid to the Participants on such amounts.

8. Duties of Custodian; Stock Purchase Accounts. The Company will hold as Custodian all funds received by it under the Plan and all of the Shares acquired under the Plan, until delivery thereof to the Participants hereunder. The Custodian or its designee shall establish and maintain an account in the name of each Participant for the purpose of tracking (i) the amounts withheld from such

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Participant’s compensation pursuant to Section 6.a., (ii) the number of whole and fractional Shares held by such Participant, and (iii) the amount of any dividends or other distributions paid on Shares held in such Participant’s account. The Custodian may rely on all orders, requests, and instructions with respect to the Plan given in writing and signed by the Chairman of the Committee and the Custodian shall not be liable to any person for any action taken in accordance therewith.

9. Purchase of Shares.

a. Unless otherwise determined and announced by the Committee at least ten (10) business days prior to the beginning of an Offering Period, each calendar quarter shall be an “Offering Period” under the Plan. The Committee may, in its discretion, change the Offering Period from time to time; provided, that any change in the Offering Period must be announced at least ten (10) business days prior to the beginning of the new Offering Period; and provided further, that in no event shall an Offering Period be greater than one (1) year.

b. On the last day of each Offering Period during which trading in securities generally occurs on the New York Stock Exchange (the “Purchase Date”), the Custodian shall apply the funds accumulated in each Participant’s account pursuant to Section 6.a. to the purchase of Shares. Unless otherwise determined and announced by the Committee at least ten (10) business days prior to the beginning of an Offering Period, the purchase price of Shares as of the Purchase Date shall be eighty-five percent (85%) of the mean between the highest and lowest selling prices of a share as quoted on the New York Stock Exchange on either (i) the last day of the Offering Period during which trading in securities generally occurs on the New York Stock Exchange or (ii) the first day of the Offering Period during which trading in securities generally occurs on the New York Stock Exchange, whichever is lower (the “Discounted Purchase Price”). The Committee may, in its discretion, change the Discounted Purchase Price from time to time; provided, that any change in the Discounted Purchase Price must be announced at least ten (10) business days prior to the beginning of an Offering Period in order to be effective for that Offering Period; and provided further, that in no event shall the Discounted Purchase Price be less than eighty-five percent (85%) of the mean between the highest and lowest selling prices of a share as quoted on the New York Stock Exchange on either (i) the last day of the Offering Period during which trading in securities generally occurs on the New York Stock Exchange or (ii) the first day of the Offering Period during which trading in securities generally occurs on the New York Stock Exchange, whichever is lower. The Custodian shall purchase as many whole Shares (and, if permitted by the rules of the Committee on a uniform and prospective basis, fractional Shares) at the Discounted Purchase Price as may be purchased with the funds accumulated in each Participant’s account pursuant to Section 6.a. as of the Purchase Date. Notwithstanding the foregoing, the Custodian shall have the right to defer the purchase of Shares during periods of extreme market instability whenever the Custodian determines that such a deferred purchase will protect the interests of Participants. All purchases of Shares shall be made in the name of the Custodian or its nominee. If the purchases for all Participants for any Offering Period would otherwise cause the aggregate number of Shares sold under the Plan to exceed the number of Shares specified in Section 3 of the Plan, each Participant shall be allocated a pro rata portion of the Shares to be sold for such Offering Period.

10. Transfer of Shares to Participants.

a. A Participant at any time may request that the Shares accumulated on his or her behalf under the Plan be transferred from the name of the Custodian into the name of the Participant~~, and subject~~. The Company can issue shares on a certificated or non-certificated basis. Subject to the proviso contained in the following paragraph b., ~~a certificate evidencing~~ a record of the transfer of such Shares ~~(the “Certificated Shares”)~~ shall be issued ~~in the name of and delivered~~ to the Participant. ~~Dividends~~  Following such transfer, no dividends paid on ~~Certificated~~  transferred

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Shares owned by Participants ~~shall not~~ will be reinvested under the Plan in accordance with Section 18~~, but instead will be paid to the Participant as soon as practicable~~.

b. Shares acquired under the Plan may not be sold, transferred from the name of the Custodian into the name of the Participant or otherwise disposed of for at least one (1) year after the date on which the Shares were acquired by the Custodian for the account of the Participant, except in the case of termination of employment, retirement, death, or disability. ~~Any Certificated Shares delivered to a Participant prior to the expiration of such one-year period shall contain a legend to reflect such restriction.~~

11. Shares Retained by Custodian. All rights accruing to an owner of record of Shares held by the Custodian shall belong to and be vested in the Participant for whose account such Shares are being held, including the right to all dividends declared in respect of such Shares, and the right to receive all notices of shareholders’ meetings and to vote thereat to the same extent as if such Shares were held for the Participant in street name by a member firm of the New York Stock Exchange.

12. Withdrawal from the Plan.

a. Involuntary Withdrawal. Any Participant who for any reason ceases to be eligible to participate in the Plan, but continues to be employed by the Company or any designated subsidiary (“Non-eligible Employee”) shall be withdrawn from the Plan and shall no longer be eligible to purchase Shares pursuant to the Plan. All payroll deductions shall cease to be effective as of the first date of ineligibility~~,~~. The rules of the Committee shall specify, on a uniform and ~~the amount of~~ prospective basis, whether any payroll deductions ~~and cash dividends~~ in ~~his or her~~ the Non-eligible Employee’s account shall be (i) applied to purchase Shares in accordance with the applicable provisions of the Plan~~, unless such Non-eligible Employee has contacted the Total Rewards Service Center at least ten (10) business days prior to the next Purchase Date and, subject to such terms and conditions as the Committee in its discretion may impose, elected to receive the entire cash balance in his or her account~~ or (ii) distributed to the Non-eligible Employee in cash within thirty (30) days after the end of the Offering Period. No interest will accrue for the benefit of, or be payable to, the Non-Eligible Employee with respect to any such amounts. Previously purchased Shares may be retained by the Custodian, unless otherwise instructed by the Non-eligible Employee. ~~Any dividends~~ Dividends paid on Shares after the date of ineligibility shall continue to be ~~paid to~~ reinvested under the ~~Non-eligible Employee~~ Plan in accordance with Section 18.

b. Voluntary Withdrawal. Any Participant may voluntarily withdraw from the Plan by submitting a request for withdrawal to the Service Provider in accordance with rules established by the Committee. All payroll deductions shall cease to be effective as soon as administratively practicable thereafter, and the amount of any payroll deductions ~~and cash dividends~~ in his or her account shall be applied to purchase Shares in accordance with the applicable provisions of the Plan, unless the ~~Participant has contacted the Total Rewards Service Center at least ten (10) business days prior to the next Purchase Date and, subject to such terms and conditions as the Committee in its discretion may impose, elected~~ Participant’s withdrawal request includes an election to receive the entire cash balance in his or her account in cash ~~within thirty (30) days after the end of the Offering Period~~  in accordance with rules established by the Committee. No interest will accrue for the benefit of, or be payable to, the withdrawing Participant with respect to any such amounts. Previously purchased Shares may be retained by the Custodian, unless otherwise instructed by the Participant. ~~Any dividends~~ Dividends paid on such Shares ~~after the date of ineligibility~~ shall continue to be ~~paid to the Non-eligible Participant~~ reinvested under the Plan in accordance with Section 18.

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A Participant who voluntarily withdraws from the Plan will not be eligible to reenter the Plan until the beginning of the next Offering Period following the date of such withdrawal and only if he or she complies with the provisions of Section 5.b. of the Plan.

13. Termination of Employment, Retirement, Disability, and Death. If employment of any Participant with the Company or any designated subsidiary shall terminate prior to the end of any Offering Period because of his or her termination, retirement, death, or disability, then all further payroll deductions shall cease as of the date of such termination. Further, the Committee may, in accordance with its regular processes and ~~the~~  procedures developed within its discretion, automatically distribute to such Participant (or the Participant’s beneficiary or estate as provided for herein) ~~will receive~~ the entire cash balance in his or her account in cash, together with all Shares held by the Custodian which have been allocated to his or her account and cash equal to any fractional Share in such account~~, within thirty (30) days following the date of such termination~~. No interest will accrue for the benefit of, or be payable to, the Participant (or the Participant’s beneficiary or estate) with respect to any such amounts.

14. Beneficiary. A Participant may designate a ~~person or persons, firm, corporation, or other entity as the Participant’s beneficiary by contacting the Total Rewards Service Center (or such other party or by such other procedure as the Company may designate) prior to death. The Participant’s most recent designation shall apply at the time of death. If a Participant is married at the time of his or her death, the designation of someone other than the Participant’s spouse shall be valid only if such spouse has formally consented in writing to the designation of a different beneficiary, the consent acknowledges the effect of such designation, and the consent is witnessed by two persons of legal age or notarized by a notary public.~~ beneficiary in accordance with rules established by the Committee. The Participant’s most recent designation shall apply at the time of death. If, at the time of the Participant’s death, there is no beneficiary designated or surviving, the beneficiary shall be the Participant’s estate. Determination of the beneficiary in each case shall be made by the Custodian.

15. Transferability of Interest in the Plan. The right to purchase Shares which is granted hereunder shall not be assignable or transferable by the Participant and may be exercised only by the Participant. Participants may not in any manner assign or create a lien on any funds or Shares held under the Plan. Except as otherwise required by law, the Custodian will in no event recognize or honor an attempted assignment of, or creation of a security interest in, or attachment by creditors of, any funds or Shares held under the Plan.

16. Administration of the Plan. The Plan shall be administered by the Committee. The Committee’s determinations as to any questions which may arise with respect to the interpretation of the Plan provisions shall be final and binding, and the Committee may prescribe such rules as the Committee deems necessary to effectuate the provisions of the Plan. The Committee shall receive no additional compensation for serving as administrator of the Plan. The Committee may delegate its authority to administer the Plan to a Custodian and/or to such directors, officers, employees or agents of the Company as it may deem appropriate from time to time.

17. Expenses. The Company shall pay all costs of administering the Plan, except that the Participant shall pay the costs associated with the sale of any Shares that the Participant chooses to sell and the costs associated with the issuance of ~~Certificated~~ Shares upon withdrawal from the Plan or upon the request of the Participant.

18. Dividends.

a. All cash dividends and other cash distributions paid on Shares held in a Participant’s account shall be used to purchase Shares in the open market on the dividend payment date or as

2021 Proxy Statement    A-5

promptly thereafter as practicable and such Shares shall be treated as being acquired other than through the portion of the Plan subject to Section 423 of the Code and shall not be taken into account in applying the limitations under Sections 3 or 6. The price per share of Shares purchased pursuant to this Section 18 shall be the weighted average price per share at which the Shares are actually purchased in the open market for the relevant dividend payment date on behalf of all Participants. The Custodian shall purchase as many whole Shares and fractional Shares as may be purchased with the amount of cash dividends and other cash distributions paid on Shares held on each Participant’s account. Notwithstanding the foregoing, the Custodian shall have the right to defer the purchase of Shares during periods of extreme market instability whenever the Custodian determines that such deferred purchase will protect the interests of Participants. All purchases of Shares shall be made in the name of the Custodian or its nominee.

b. All non-cash dividends and other non-cash distributions paid on Shares held in a Participant’s account shall be held by the Custodian for the benefit of such Participant, subject to such rules as may be established by the Committee.

~~19. Statement of Account. Not less frequently than quarterly, the Custodian shall distribute or cause to be distributed to each Participant a statement of account. The statement shall set forth (i) the total number of Shares purchased under the Plan on behalf of the Participant, (ii) the dates such Shares were allocated to the account of the Participant, (iii) the purchase price of the Shares purchased under the Plan on behalf of the Participant, and (iv) any cash balances in the account.~~

~~20~~ 19. Government Regulations. The obligation of the Company with respect to rights under the Plan shall be subject to all applicable laws, rules, and regulations and such approvals by any governmental agency as may be required, including, without limitation, the effectiveness of any registration statement required under the Securities Act of 1933, as amended, and the rules and regulations of the New York Stock Exchange or any other securities exchange on which the stock may be listed. If any of the terms or provisions of the Plan conflict with the requirements of Section 423 of the Code, other than any such terms or provisions which expressly state that Share purchases are being made other than through the portions of the Plan intended to be subject to Section 423 of the Code, then such terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Section 423 of the Code. With respect to purchases of Shares under this Plan which are intended to be subject to Section 423 of the Code, if the Plan does not contain any provision required to be included herein under Section 423 of the Code, such provision shall be deemed to be incorporated herein with the same force and effect as if such provision had been set out at length herein.

~~21~~ 20. Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Florida without regard to any state’s conflicts of law principles.

~~22~~21. No Right to Employment and Other Employment Rights. Nothing in the Plan shall be construed as giving any Participant the right to be retained as an employee of the Company or any subsidiary, nor will it affect in any way the right of the Company or any subsidiary to terminate any Participant’s employment at any time, with or without cause. In addition, the Company or a subsidiary may at any time dismiss a Participant from employment free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan. Neither the value of the Shares nor the discount derived from the Purchase Price shall be added to a Participant’s income for the purpose of calculating any employee benefits. Participation in the Plan is at the discretion of eligible employees. No representation or warranty is given by the Company or the Committee as to the present or future benefit of participation in the Plan.

~~23~~22. Shareholder Approval. The Plan was adopted and approved by the Board of Directors of the Company on June 23, 1998, was approved by the shareholders of the Company on September 24, 1998, and became effective on January 1, 1999. Amendments to the Plan were adopted and approved by the

A-6    Darden Restaurants, Inc.

Board of Directors on June 15, 2004, effective on January 1, 2005, and approved by the shareholders of the Company on September 29, 2004. Additional amendments to the Plan were adopted and approved by the Board of Directors on March 23, 2011, effective on January 1, 2012, and approved by the Company’s shareholders on September 22, 2011. Additional amendments to the Plan were adopted and approved by the Board of Directors on June 22, 2021, effective October 1, 2021, and approved by the Company’s shareholders on [                    ], 2021.

~~24~~23. Termination or Amendment of the Plan. The Committee may terminate or amend the Plan at any time; provided, that without shareholder approval (i) the class of individuals eligible to purchase Shares under the Plan shall not be changed, (ii) the maximum number of Shares available for purchase under Section 3 of the Plan shall not be increased except as permitted under Section 3 hereof, and (iii) the Discounted Purchase Price shall not be less than eighty-five percent (85%) of the mean between the highest and lowest selling prices of a share as quoted on the New York Stock Exchange on either (a) the last day of the Offering Period during which trading in securities generally occurs on the New York Stock Exchange or (b) the first day of the Offering Period during which trading in securities generally occurs on the New York Stock Exchange, whichever is lower. The Plan shall automatically terminate when all Shares provided for in Section 3 of the Plan have been sold. No termination or amendment of the Plan shall impair the rights of any Participant under the Plan to receive any Shares which have been allocated to his or her account, together with the amount of any payroll deductions ~~and cash dividends~~ in his or her account which have not been applied to the purchase of Shares.

~~25~~24. Merger or Consolidation. If the Company is merged into or consolidated with one or more corporations during the term of the Plan, appropriate adjustments will be made to give effect thereto on an equitable basis in terms of issuance of shares of the corporation surviving the merger or of the consolidated corporation, as the case may be.

~~26~~25. International Participants.

a. To the extent permitted under Section 423 of the Code, without the amendment of the Plan, the Committee may provide for the participation in the Plan by employees who are subject to the laws of foreign countries or jurisdictions on such terms and conditions different from those specified in the Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws of other countries or jurisdictions in which the Company or a designated subsidiary operates or has employees. Each subplan shall constitute a separate offering under this Plan in accordance with Treas. Reg. 1.423-2(a).

b. The Committee shall also have the power and authority to allow any of the Company’s subsidiaries other than designated subsidiaries to adopt and join in the portion of this Plan that is not intended to comply with Section 423 of the Code and to allow employees of such subsidiaries who work or reside outside of the United States an opportunity to acquire Shares in accordance with such special terms and conditions as the Committee may establish from time to time. Without limiting the authority of the Committee, the special terms and conditions which may be established with respect to any foreign country, and which need not be the same for all foreign countries, include but are not limited to the right to participate, procedures for elections to participate, the payment of any interest with respect to amounts received from or credited to accounts held for the benefit of participants, the purchase price of any Shares to be acquired, the length of any Offering Period, the maximum amount of contributions, credits or Shares which may be acquired by any participating employees, and a participating employee’s rights in the event of his or her death, disability, withdrawal from participation in the purchase of Shares

2021 Proxy Statement    A-7

hereunder, or termination of employment. Any purchases made pursuant to the provisions of this Section ~~26~~  25 shall not be subject to the requirements of Section 423 of the Code.

Original Plan adopted by Board on June 23, 1998 and approved by Shareholders on September 24, 1998

Amended and Restated Plan approved by Board on June 15, 2004 and approved by Shareholders on September 29, 2004

Amended Plan approved by the Compensation Committee on December 15, 2010 and March 22, 2011

Amended and Restated Plan approved by Board on March 23, 2011 effective January 1, 2012 and approved by the Company’s shareholders on September 22, 2011

Shares Subject to the Plan adjusted by Board pursuant to Section 3 on October 20, 2015

Amended and Restated Plan approved by Board on June 22, 2021 effective October 1, 2021 and approved by Company’s shareholders on [                    ], 2021.

A-8    Darden Restaurants, Inc.

Appendix B — Glossary of Terms

•

2002 Plan. The Darden Restaurants, Inc. 2002 Stock Incentive Plan, as amended, which provides for the grant of stock options, SARs, restricted stock, restricted stock units, performance awards and other stock and stock-based awards to employees, officers, consultants, advisors and non-employee directors.

•	2015 Plan. The Darden Restaurants, Inc. 2015 Omnibus Incentive Plan adopted by the Board in July 2015 and approved by shareholders at the 2015 Annual Meeting.

•	Annual Meeting. The 2021 Annual Meeting of Shareholders to be held on September 22, 2021.

•	CEO. Our Chief Executive Officer.

•	CFO. Our Chief Financial Officer.

•	COO. Our Chief Operating Officer.

•	Compensation Committee or Committee (when used in the Compensation Discussion and Analysis or Executive Compensation sections). The Compensation Committee of your Board of Directors.

•	Company. Darden Restaurants, Inc.

•	Exchange Act. The Securities Exchange Act of 1934, as amended.

•	Executive Officers. The most senior executives of the Company designated as our “executive officers” in our most recent Form 10-K and other securities filings.

•	NEO. Named Executive Officer. Our officers who are named in the Summary Compensation Table, as required by SEC rules.

•	NYSE. The New York Stock Exchange.

•	PCAOB. Public Company Accounting Oversight Board.

•	PSUs. Performance Stock Units granted under our 2002 Plan or 2015 Plan.

•	RARE. RARE Hospitality International, Inc.

•	S&P 500. A value weighted index of the prices of the common stock of 500 large companies, whose stock trades on either the NYSE or the NASDAQ.

•	SARs. Stock appreciation rights.

•	SEC. Securities and Exchange Commission.

2021 Proxy Statement    B-1

Appendix C — Non-GAAP Reconciliation

Non-GAAP Information

The information in this Proxy Statement includes financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”), such as adjusted diluted net earnings per share from continuing operations and EBITDA—earnings before interest, taxes, depreciation and amortization. The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. The Company believes that the presentation of certain non-GAAP measures provides useful supplemental information that is essential to a proper understanding of the operating results of the Company’s businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP measures are included in this appendix or in the Compensation Discussion and Analysis section with respect to non-GAAP measures used as performance metrics under our executive compensation programs.

Fiscal 2021 Reported to Adjusted Earnings Reconciliation

$ in millions, except per share amounts	Diluted Net Earnings Per Share
Reported Earnings from Continuing Operations	$4.80
Adjustments:
Corporate restructuring[1]	0.27
Income tax benefit[2]	(0.76)
Adjusted Earnings from Continuing Operations	$4.31

1

Includes cash expenses of approximately $38 million, primarily related to severance and benefits, which will be paid over an eighteen month period, and non-cash expenses of approximately $10 million related to acceleration of equity-settled awards and expense associated with the postretirement benefit plan.

2

Primarily relates to our estimated federal net operating loss (NOL) for fiscal year 2021, which we expect to carryback to the preceding five years. A non-recurring income tax benefit is generated due to the difference in the federal tax rates between fiscal year 2021 and the years to which the NOL will be carried back.

2021 Proxy Statement    C-1

1000 DARDEN CENTER DRIVE

ORLANDO, FL 32837

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. EDT on September 21, 2021 for shares held directly and by 11:59 p.m. EDT on September 19, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/DRI2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. EDT on September 21, 2021 for shares held directly and by 11:59 p.m. EDT on September 19, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Darden Restaurants, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D58276-P59936                                 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DARDEN RESTAURANTS, INC.			For All	Withhold All	For All Except
The Board of Directors recommends you vote “FOR ALL” on proposal 1.

1.	To elect a full Board of eight directors from the named director nominees to serve until the next annual meeting of shareholders and until their successors are elected and qualified. The eight director nominees are as follows:		☐	☐	☐

Nominees:

	01) Margaret Shân Atkins	05) Nana Mensah
	02) James P. Fogarty	06) William S. Simon
	03) Cynthia T. Jamison	07) Charles M. Sonsteby
	04) Eugene I. Lee, Jr.	08) Timothy J. Wilmott

The Board of Directors recommends you vote “FOR” For proposals 2, 3 and 4.			For	Against	Abstain

2.	To obtain advisory approval of the Company’s executive compensation.		☐	☐	☐

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 29, 2022.		☐	☐	☐

4.	To approve the amended Darden Restaurants, Inc. Employee Stock Purchase Plan.		☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote “AGAINST” proposal 5.		For	Against	Abstain

5.	To vote on a shareholder proposal requesting that the Company adopt certain policies regarding retention of shares by company executives.	☐	☐	☐

NOTE: To transact such other business, if any, as may properly come before the meeting and any adjournment.

This proxy is solicited on behalf of the Board of Directors of Darden Restaurants, Inc. If this signed card contains no specific voting instructions, the shares will be voted with the Board’s recommendations.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on September 22, 2021:

The accompanying Proxy Statement and our 2021 Annual Report on Form 10-K are available at www.darden.com. In addition, you may access these materials at www.proxyvote.com. Instructions for requesting a paper copy of these materials are set forth in the Notice of Availability of Proxy Materials sent to certain shareholders on August 9, 2021.

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D58277-P59936

DARDEN RESTAURANTS, INC.

Annual Meeting of Shareholders

September 22, 2021, 10:00 AM (EDT)

This proxy is solicited by the Board of Directors

This proxy is solicited by the Board of Directors for use at the Annual Meeting on September 22, 2021.

The undersigned hereby appoints Matthew R. Broad, Anthony G. Morrow, and Jessica P. Lange, and each of them, as proxies, with full power of substitution, to vote all common shares which the undersigned has power to vote at the 2021 Annual Meeting of Shareholders of Darden Restaurants, Inc. via the Internet and at any adjournment thereof, in accordance with the instructions set forth herein and with the same effect as though the undersigned were present in person and voting such shares. The proxies are authorized, in their discretion, to vote upon such other business as may properly come before the meeting.

If no choice is specified, the proxy will be voted “FOR” proposals 1, 2, 3 and 4.

If no choice is specified, the proxy will be voted “AGAINST” proposal 5.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE